     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             WARNER-LAMBERT COMPANY

             (Exact Name of Registrant as Specified in Its Charter)

                  DELAWARE                                   2834                                  22-1598912
        (State or Other Jurisdiction                  (Primary Standard                 (I.R.S. Employer Identification
     of Incorporation or Organization)          Industrial Classification Code                      Number)
                                                           Number)

                            ------------------------

                             WARNER-LAMBERT COMPANY
                                 201 TABOR ROAD
                      MORRIS PLAINS, NEW JERSEY 07950-2693
                                 (973) 540-2000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                            GREGORY L. JOHNSON, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                             WARNER-LAMBERT COMPANY
                                 201 TABOR ROAD
                      MORRIS PLAINS, NEW JERSEY 07950-2693
                                 (973) 540-2895
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                   COPIES TO:

     JAMES M. COTTER, ESQ.          GARY E. FRIEDMAN, ESQ.            MARK KESSEL, ESQ.
    GARY I. HOROWITZ, ESQ.         AGOURON PHARMACEUTICALS,          SHEARMAN & STERLING
  SIMPSON THACHER & BARTLETT                 INC.                   599 LEXINGTON AVENUE
     425 LEXINGTON AVENUE          10350 NORTH TORREY PINES       NEW YORK, NEW YORK 10022
   NEW YORK, NEW YORK 10017                  ROAD
                                 SAN DIEGO, CALIFORNIA 92037

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as possible after this Registration Statement is declared effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED
                                                      AMOUNT                MAXIMUM         PROPOSED MAXIMUM       AMOUNT OF
          TITLE OF EACH CLASS OF                      TO BE            OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION
        SECURITIES TO BE REGISTERED               REGISTERED(1)               UNIT               PRICE               FEE(2)
Common Stock, $1.00 par value                   29,874,346 shares             N/A            $2,103,340,673       $130,559.92

(1) This Registration Statement relates to Common Stock, par value $1.00 per share ("Warner-Lambert Common Stock"), of Warner-Lambert Company ("Warner-Lambert") issuable to holders of Common Stock, no par value ("Agouron Common Stock"), of Agouron Pharmaceuticals, Inc. ("Agouron") in the proposed merger (the "Merger") of a wholly owned subsidiary of Warner-Lambert with and into Agouron. The amount of Warner-Lambert Common Stock to be registered has been determined by multiplying the maximum exchange ratio (0.9300 shares of Warner-Lambert Common Stock for each share of Agouron Common Stock held prior to the Merger) by 32,122,953, the maximum aggregate number of shares of Agouron Common Stock convertible in the Merger.

(2) The registration fee was calculated pursuant to Rule 457(f) as 0.000278 of $70.40625 (the average of the high and low prices of Warner-Lambert Common Stock on the New York Stock Exchange Composite Transaction Tape on April 14,
    1999), multiplied by 29,874,346 shares. This fee of $584,728.71 is offset as provided by Exchange Act Rule 0-11(a)(2) in the amount of $454,168.79 for the same transaction as filed on Schedule 14A by Agouron dated February 10, 1999. Therefore, the amount of Registration Fee is $130,559.92.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         AGOURON PHARMACEUTICALS, INC.
                         10350 NORTH TORREY PINES ROAD
                            LA JOLLA, CA 92037-1020

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

                        TO THE SHAREHOLDERS OF AGOURON:

    The Board of Directors of Agouron Pharmaceuticals, Inc. has unanimously agreed on a merger in which Warner-Lambert Company will acquire Agouron. We believe the merger will allow Agouron to continue to develop its innovative therapies for the treatment of cancer, viral diseases and diseases of the eye while giving Agouron greater access to the financial and technical resources of Warner-Lambert.

    Upon completion of the merger, each share of your Agouron stock will be converted into the right to receive a fraction of a share of Warner-Lambert stock equal to an exchange ratio. The exchange ratio is calculated by dividing $60.00 by the average closing price of Warner-Lambert stock during the ten-day trading period ending two trading days before the special meeting. In no event will you receive less than 0.8108 nor more than 0.9300 of a share of Warner-Lambert stock for each share of Agouron stock.

    The following table sets forth examples of the number of shares of Warner-Lambert stock each share of Agouron stock would be entitled to receive if the average closing price during the ten-day trading period is $60.00, $64.52, $69.00, $74.00 and $79.00:

   AVERAGE        NO. OF SHARES OF
CLOSING PRICE   WARNER-LAMBERT STOCK
-------------  -----------------------
  $   60.00               .9300
  $   64.52               .9300
  $   69.00               .8696
  $   74.00               .8108
  $   79.00               .8108

    The Warner-Lambert common stock is principally traded on the New York Stock Exchange under the symbol "WLA" and is also traded on the Chicago, Pacific, London and Zurich stock exchanges. Warner-Lambert expects to issue between 29,494,302 and 33,830,416 shares of its stock to Agouron shareholders in the merger.

    The merger will be tax-free to you for federal income tax purposes except for taxes due on cash, if any, that you receive for fractional shares.

    The merger requires the approval of a majority of Agouron shareholders, and we have scheduled a special meeting of the Agouron shareholders on Monday, May 17, 1999 to vote on the merger.

    Regardless of the number of shares you own or whether you plan to attend the meeting, it is important that your shares be represented and voted. Voting instructions are inside.

    This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully.

/s/ Peter Johnson
------------------------

Peter Johnson
President and Chief Executive Officer
Agouron Pharmaceuticals, Inc.

    FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 12.

Neither the Securities and Exchange Commission nor any state securities regulator has approved the Warner-Lambert stock to be issued in the merger or determined whether this Proxy Statement/ Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The accompanying Proxy Statement/Prospectus is dated April 19, 1999, and is first being mailed to shareholders on or about April 19, 1999.

                         AGOURON PHARMACEUTICALS, INC.
                         10350 NORTH TORREY PINES ROAD
                        LA JOLLA, CALIFORNIA 92037-1020

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 17, 1999

To the Shareholders of
Agouron Pharmaceuticals, Inc.:

    NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Agouron Pharmaceuticals, Inc. will be held on Monday, May 17, 1999, at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York, commencing at 9:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the merger agreement, dated as of January 26, 1999, among Warner-Lambert Company, a Delaware corporation, WLC Acquisition Corporation, a California corporation and a wholly owned subsidiary of Warner-Lambert, and Agouron, pursuant to which, among other things (a) WLC Acquisition Corporation will be merged with and into Agouron, and Agouron will become a wholly owned subsidiary of Warner-Lambert and (b) each outstanding share of common stock of Agouron will be converted into the right to receive from Warner-Lambert a fraction of a share of Warner-Lambert stock. In no event will you receive less than 0.8108 nor more than 0.9300 of a share of Warner-Lambert stock for each share of Agouron stock.

    2. To transact such other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

    A copy of the merger agreement is attached as Annex A to the accompanying Proxy Statement/ Prospectus.

    Shareholders of record at the close of business on March 29, 1999, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. A complete list of shareholders entitled to vote at the special meeting will be available for inspection by any shareholder for any purpose germane to the special meeting for 10 days prior to the special meeting during ordinary business hours at Agouron's headquarters located at 10350 North Torrey Pines Road, La Jolla, California 92037-1020.

    All shareholders are cordially invited to attend the meeting in person. HOWEVER, SHAREHOLDERS ARE URGED TO VOTE THEIR PROXY PROMPTLY, WHETHER OR NOT THEY EXPECT TO ATTEND THE SPECIAL MEETING. Shareholders can vote their shares:

       (1) by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope; or

       (2) via a toll-free telephone call in the U.S. and Canada.

                                          By Order of the Board of Directors,

                                          /s/ Gary E. Friedman

                                          Gary E. Friedman

                                          SECRETARY

La Jolla, California
April 19, 1999

    IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE OR THAT YOU REGISTER YOUR VOTE BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

     SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARD.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE            (iii)
  MERGER.............................

SUMMARY..............................          1

SELECTED HISTORICAL FINANCIAL DATA...          6
  Warner-Lambert Selected Financial            6
    Data.............................
  Agouron Selected Financial Data....          7

WARNER-LAMBERT PRO FORMA COMBINED              8
  SELECTED FINANCIAL DATA............
  Warner-Lambert Pro Forma Combined            8
    Selected Financial Data..........

COMPARATIVE PER SHARE DATA...........          9

MARKET PRICE AND DIVIDEND DATA.......         10

RISK FACTORS.........................         12

CAUTIONARY STATEMENT CONCERNING               13
  FORWARD-LOOKING STATEMENTS.........

THE SPECIAL MEETING..................         14
  General; Date, Time and Place......         14
  Purposes of the Special Meeting....         14
  Recommendation of the Agouron               14
    Board............................
  Shareholders Entitled to Vote; Vote         14
    Required.........................
  Proxies............................         15
  Dissenters' Rights.................         16

THE COMPANIES........................         16
  Warner-Lambert.....................         16
  Agouron............................         16

THE MERGER...........................         17
  General............................         17
  Background of the Merger...........         17
  Reasons for the Merger;                     19
    Recommendation of the Agouron
    Board............................
  Opinion of PaineWebber.............         20
  Material Federal Income Tax                 27
    Consequences.....................
  Accounting Treatment...............         29
  Regulatory Approvals...............         29
  Federal Securities Laws                     29
    Consequences.....................
  Stock Exchange Quotation...........         30
  Dissenters' Rights.................         30
  Certain Legal Proceedings..........         31

EXECUTIVES; EXECUTIVE COMPENSATION;           32
  STOCK OWNERSHIP OF DIRECTORS,
  EXECUTIVE OFFICERS AND FIVE PERCENT
  SHAREHOLDERS.......................

INTERESTS OF CERTAIN PERSONS IN THE           32
  MERGER.............................

THE MERGER AGREEMENT.................         34
  Closing and Effective Time of the           34
    Merger...........................
  Exchange and Cancellation of                35
    Agouron Stock Options............
  Conditions to the Merger...........         35
  Representations and Warranties of           37
    Warner-Lambert and Agouron.......
  Conduct of the Business of Warner-          38
    Lambert and Agouron Prior to the
    Merger...........................
  No Solicitation of Acquisition              39
    Transactions.....................
  Conduct of the Business of the              40
    Combined Companies Following the
    Merger...........................
  Affiliate Agreements...............         40
  Termination, Amendment or Waiver...         41
  Termination Fee....................         42
  Expenses...........................         43
  Indemnification and Insurance......         43

STOCK OPTION AGREEMENT...............         44
  Terms of the Option................         44
  Repurchase at the Option of Warner-         45
    Lambert..........................
  Registration Rights................         45
  Substitute Option..................         46
  Limitation of Profit...............         46
  Effect of Stock Option Agreement...         46

WARNER-LAMBERT UNAUDITED PRO FORMA            47
  CONDENSED COMBINED FINANCIAL
  STATEMENTS.........................

DESCRIPTION OF WARNER-LAMBERT CAPITAL         52
  STOCK..............................
  Authorized Capital Stock...........         52
  Common Stock.......................         52

  Preferred Stock....................         52
  Transfer Agent and Registrar.......         53
  Stock Exchange Listing.............         53
  Rights Agreement...................         53

COMPARISON OF SHAREHOLDER RIGHTS.....         53
  Election, Number, Classification            54
    and Removal of Directors.........
  Advance Notice of Shareholder               54
    Proposals........................
  Right to Call Special Meetings.....         54
  Shareholder Action by Written               55
    Consent..........................
  Transactions with Interested                55
    Shareholder; DGCL 203 and CGCL
    Section 1203.....................
  Amendment of Charter/Articles and           56
    Bylaws...........................
  Appraisal Rights...................         56

LEGAL MATTERS........................         57

EXPERTS..............................         57

WHERE YOU CAN FIND MORE                       57
  INFORMATION........................

Annex A - Merger Agreement
Annex B - Stock Option Agreement
Annex C - Opinion of PaineWebber
Annex D - Chapter 13 of the
          California General
          Corporation Law

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY IS AGOURON PROPOSING TO MERGE?

A: Our company is proposing to merge because we believe the resulting combination will provide Agouron shareholders with substantial benefits, and will increase Agouron's ability to pursue the development of innovative therapies for the treatment of cancer, viral diseases and diseases of the eye.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: If the merger is approved, each share of Agouron stock will be converted into the right to receive from Warner-Lambert a fraction of a share of Warner-Lambert stock equal to the exchange ratio. The exchange ratio is calculated by dividing $60.00 by the average closing price of Warner-Lambert stock on the New York Stock Exchange Composite Transaction Tape during the ten-day trading period ending two trading days before the special meeting. The exchange ratio will be rounded to the nearest 1/10,000 and in no event will you receive less than 0.8108 nor more than 0.9300 of a share of Warner-Lambert stock for each share of Agouron stock. If the average closing price of Warner-Lambert stock is at least $64.52 and not more than $74.00 during such trading period, you will receive $60.00 worth of Warner-Lambert stock for each share of Agouron stock. If the average closing price of Warner-Lambert stock is less than $64.52 during such trading period, you will receive 0.9300 of a share of Warner-Lambert stock, which may be worth less than $60.00 a share, for each share of Agouron stock. Conversely, if the average closing price of Warner-Lambert stock is greater than $74.00 during such trading period, you will receive 0.8108 of a share of Warner-Lambert stock, which may be worth more than $60.00 a share, for each share of Agouron stock.

    You will not receive fractional shares. Instead, you will receive cash, without interest, for any fractional share of Warner-Lambert stock you might otherwise have been entitled to receive based on the market value on the date the merger occurs.

    For example, if you currently own 100 shares of Agouron stock, the following table shows the applicable exchange ratio and what you will receive in the merger based on the indicated average closing price of Warner-Lambert stock during the above-described ten-day trading period:

AVERAGE CLOSING
PRICE               EXCHANGE RATIO      YOU RECEIVE
------------------  ---------------  ------------------
$69.00                    0.8696     86 shares of
                                     Warner-Lambert
                                     stock and a check
                                     for the market
                                     value of the 0.96
                                     fractional share

Less than $64.52          0.9300     93 shares of
                                     Warner-Lambert
                                     stock

Greater than              0.8108     81 shares of
$74.00                               Warner-Lambert
                                     stock and a check
                                     for the market
                                     value of the 0.08
                                     fractional share

   Shareholders who wish to find out the exact number of Warner-Lambert shares to be issued on a per share basis may call 1-800-501-2474 after May 12, 1999.

Q: WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. Alternatively, you may vote via a toll-free telephone call in the U.S. and Canada. If you do not vote or you abstain, it will have the effect of a vote against the merger.

    The special meeting will take place on Monday, May 17, 1999. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy card.

    THE AGOURON BOARD UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF THE PROPOSED MERGER.

Q: IF MY SHARES ARE HELD IN THE NAME OF MY BROKER, WILL MY BROKER VOTE MY SHARES
  FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares following the directions provided by you. Without instructions, your shares will not be voted.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Agouron will send you written instructions for exchanging your share certificates.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD OR CONSENT
  FORM?

A: You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of the following three ways:

    - First, you can send a written notice stating that you would like to revoke your proxy.

    - Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Agouron at the address on page 58.

    - Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Warner-Lambert and Agouron are working toward completing the merger as quickly as possible. Agouron must obtain shareholder approval and hopes to complete the merger as soon as possible after the special meeting.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: The exchange of your shares for Warner-Lambert stock will be tax-free to you for federal income tax purposes. However, you will have to pay taxes on cash received for fractional shares. To review the tax consequences to shareholders in greater detail, see "The Merger--Material Federal Income Tax Consequences" on page 27.

Q: WHAT WILL MY TAX BASIS BE IN THE WARNER-LAMBERT STOCK RECEIVED IN THE MERGER?

A: Your tax basis in your total shares of Warner-Lambert stock will equal your current tax basis in your Agouron stock, reduced by the amount of basis allocable to fractional shares for which you receive a cash payment.

Q: WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: Agouron currently does not pay dividends on its stock. Although dividends on Warner-Lambert's stock are subject to approval and declaration by Warner-Lambert's board, Warner-Lambert has paid dividends every quarter since 1926. See "Market Price and Dividend Data" on page 10.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

    If you would like additional copies of this Proxy Statement/Prospectus, or if you have questions about the merger, you should contact:

                           Agouron Investor Relations
                         10350 North Torrey Pines Road
                            La Jolla, CA 92037-1020
                          Phone Number: (619) 622-3000

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE
57. THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT, AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

    THE COMPANIES (PAGE 16)

WARNER-LAMBERT COMPANY

201 Tabor Road
Morris Plains, NJ 07950-2693
(973) 540-2000

    Warner-Lambert develops, manufactures and markets a widely diversified line of health care and consumer products. Its principal industry segments are pharmaceutical products, consisting principally of pharmaceuticals, biologicals and empty hard-gelatin capsules; consumer health care products, consisting principally of over-the-counter health care, shaving and pet care products; and confectionery products, consisting principally of chewing gums and breath mints. Warner-Lambert markets its pharmaceutical products throughout most of the world under the Parke-Davis name.

AGOURON PHARMACEUTICALS, INC.

10350 North Torrey Pines Road
La Jolla, CA 92037-1020
(619) 622-3000

    Agouron is a pharmaceutical company committed to the discovery, development, manufacturing and marketing of innovative therapeutic products engineered to inactivate proteins which play key roles in cancer, AIDS and other serious diseases. Agouron, through its own sales and marketing organization, is currently marketing in the United States and Canada its first drug, VIRACEPT-Registered Trademark- for treatment of HIV infection. Agouron is also conducting pivotal phase III clinical trials for AG3340 for treatment of lung and prostate cancer. Phase III clinical trials are large-scale studies intended to demonstrate the effectiveness and safety of the drug and provide an adequate basis for marketing approval. In addition, Agouron is in the process of initiating a pivotal phase III clinical trial of Remune-TM-, an immune-based therapeutic agent for treatment of HIV infection and AIDS being co-developed by Agouron and The Immune Response Corporation. Further, Agouron has a number of programs in progress for discovery or development of other new drugs in the fields of cancer, viral diseases and diseases of the eye.

WLC ACQUISITION CORPORATION

201 Tabor Road
Morris Plains, NJ 07950-2693
(973) 540-2000

    WLC Acquisition Corporation, a wholly owned subsidiary of Warner-Lambert, is a California corporation formed for use in the merger. This is the only business of WLC Acquisition Corporation.

REASONS FOR THE MERGER (PAGES 19 THROUGH 20)

    The Agouron board believes that the merger is in the best interests of Agouron and its shareholders. In reaching its decision to approve the merger, the Agouron board considered a number of factors, including the following:

    - the increased ability of Agouron to pursue the development of innovative therapies for the treatment of cancer, viral diseases, and diseases of the eye;

    - the opportunity for Agouron to participate in the discovery of drugs in therapeutic categories beyond those in which Agouron has established expertise;

    - the increased ability for Agouron to undertake clinical trials of varying scales and in varying locations that best support the product development goals of Agouron;

    - direct access to the global clinical, manufacturing and marketing infrastructure of Warner-Lambert which will support the development and commercial goals of Agouron;

    - access to greater financial and technical resources;

    - the opportunity for Agouron's shareholders to become shareholders of Warner-Lambert, which the Agouron board views as a larger, stronger, better capitalized and more commercially diversified company than Agouron, and to receive Warner-Lambert stock which has historically paid a dividend;

    - the financial condition, competitive position and prospects of Agouron and Warner-Lambert both on an historical and future basis and as separate and combined entities;

    - the experience, depth, and competence of Warner-Lambert's operating team;

    - the structure of the merger, which is designed to be tax free and accounted for as a pooling of interests. For a more comprehensive description of the accounting treatment and the federal income tax consequences of the merger, see pages 27 through 29; and

    - the written opinion of PaineWebber Incorporated that the merger consideration was fair to the shareholders of Agouron from a financial point of view.

RECOMMENDATION OF THE AGOURON BOARD (PAGES 19 THROUGH 20)

    The Agouron board has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that you vote in favor of the approval and adoption of the merger agreement.

PURPOSES OF THE SPECIAL MEETING (PAGE 14)

    The purposes of the special meeting are to consider and vote upon:

    - a proposal to approve and adopt the merger agreement; and

    - such other business as may properly be brought before the special meeting.

DATE, TIME AND PLACE OF THE SPECIAL MEETING (PAGE 14)

    The special meeting will be held on Monday, May 17, 1999, at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York, commencing at 9:00 a.m., local time.

SHAREHOLDERS ENTITLED TO VOTE AT THE SPECIAL MEETING; VOTE REQUIRED (PAGE 14)

    The close of business on March 29, 1999 is the record date for the special meeting. Only Agouron shareholders on the record date are entitled to notice of and to vote at the special meeting. On the record date, there were 32,070,024 shares of Agouron stock outstanding. Each share of Agouron stock will be entitled to one vote on each matter to be acted upon at the special meeting.

    A majority vote of the shares of Agouron stock outstanding on the record date is required to adopt the merger agreement.

    Subject to certain conditions, you may demand dissenters' rights under California law as discussed under "The Merger--Dissenters' Rights." In order to make such a demand, you must vote against the merger agreement at the special meeting.

INTERESTS OF CERTAIN PERSONS/STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
  OF AGOURON (PAGES 32 THROUGH 33)

    In determining how to vote at the special meeting, you should be aware that certain officers and directors of Agouron may have interests in the merger that are different from the interests of other shareholders. These include the following:

    Fourteen officers and senior executives of Agouron entered into employment agreements, which become effective on the closing date, for a term of three years. Pursuant to the employment agreements, each executive is provided with certain protections, compensation and benefits in the event that the executive resigns for one of the following reasons:

    - reassignment that results in a significant adverse reduction in status or duties;

    - failure of Agouron to pay salary and benefits as provided under the employment agreement;

    - relocation of Agouron's principal place of business that results in an increase in the executive's commute by over 50 miles; and

    - any other material breach of the employment agreement.

    As of March 29, 1999, all executive officers and directors of Agouron, as a group, owned 2.3% of the shares of Agouron stock entitled to vote at the special meeting.

OPINION OF FINANCIAL ADVISOR (PAGES 20 THROUGH 27)

    In deciding to approve the merger, the Agouron board considered the opinion of its financial advisor, PaineWebber, that the merger consideration was fair to Agouron shareholders from a financial point of view.

    The full text of the written opinion of PaineWebber, which sets forth assumptions made, matters considered, procedures followed and the scope of the review undertaken, is attached hereto as Annex C. The written opinion of PaineWebber is not a recommendation as to how you should vote in regard to the approval and adoption of the merger agreement. WE ENCOURAGE YOU TO READ THE OPINION OF PAINEWEBBER IN ITS ENTIRETY.

                                   THE MERGER

THE MERGER (PAGE 17)

    In the merger, a subsidiary of Warner-Lambert will be merged with and into Agouron. Agouron will be the surviving corporation and will become a wholly owned subsidiary of Warner-Lambert. As a result of the merger, each holder of Agouron stock will be entitled to receive from Warner-Lambert, in exchange for each share of Agouron stock, a fraction of a share of Warner-Lambert stock equal to the exchange ratio.

CONDITIONS TO THE MERGER (PAGES 35 THROUGH 37)

    Warner-Lambert's and Agouron's obligations to complete the merger are subject to the satisfaction or waiver of several conditions, including the following:

    - Agouron shareholders must approve and adopt the merger agreement;

    - no court order or law can be in effect that prohibits the merger or makes the merger illegal;

    - the shares of Warner-Lambert to be issued in the merger must be authorized for listing on the New York Stock Exchange;

    - PricewaterhouseCoopers LLP, independent accountants for Agouron and Warner-Lambert, must deliver opinions that both companies are eligible to account for the merger as a pooling of interests;

    - each of Warner-Lambert and Agouron must certify to the other that its representations and warranties contained in the merger agreement are true and correct. Each must also certify to the other that it has performed all of its material obligations under the merger agreement except for breaches of representations and warranties that would not have a material adverse effect on the breaching party;

    - each of Warner-Lambert and Agouron must receive an opinion from their respective tax counsel that the merger will qualify as a tax-free reorganization;

    - no change or event that would have a material adverse effect on Warner-Lambert's business, financial condition or ability to consummate the merger has occurred, except for any action which may arise out of the FDA Advisory Committee meeting related to REZULIN-Registered Trademark- held on March 26, 1999;

    - no change or event that would have a material adverse effect on Agouron's business, financial condition or ability to consummate the merger or on the development of its investigational compounds or the marketing of VIRACEPT-Registered Trademark- has occurred;

    - Agouron's shareholders' rights plan must not be triggered; and

    - holders of less than 5% of the outstanding shares of Agouron stock shall have demanded dissenters' rights.

    If Warner-Lambert or Agouron waives the condition of receipt of an opinion from tax counsel and there is a change in the tax consequences of the transaction, Agouron will amend this Proxy Statement/Prospectus and recirculate it to all shareholders.

CONSEQUENCES OF A "NO" VOTE ON THE MERGER

    If Agouron shareholders vote against the merger and an announced alternative transaction exists, then Agouron will be required to pay Warner-Lambert a termination fee equal to $60 million, plus up to $10 million for expenses. Additionally, the stock option to purchase 19.9% of Agouron stock granted to Warner-Lambert would be exercisable. See "The Merger Agreement--Termination Fee" and "The Stock Option Agreement--Terms of the Option."

    If Agouron shareholders vote against the merger in the absence of an announced alternative transaction, no termination fee or expenses would be payable to Warner-Lambert and the stock option would not be exercisable.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEE AND EXPENSES (PAGES 41
  THROUGH 43)

    Warner-Lambert and Agouron can agree to terminate the merger agreement without completing the merger, and either company can terminate the merger agreement if any of the following occurs:

    - the merger is not completed by October 31, 1999;

    - a court order permanently prohibits the merger;

    - Agouron's shareholders fail to approve the merger; or

    - the other party breaches any representation or warranty or any covenant in the merger agreement and such breach would reasonably be expected to have a material adverse effect on the other party, and such breach is not cured within 30 days after receiving written notice of such breach.

    Agouron may terminate the merger agreement if, as a result of an acquisition proposal from a potential acquiror:

    - the Agouron board determines in good faith based upon written advice of outside counsel that it is obligated by the fiduciary duties of the Agouron board under California law to terminate the merger agreement; and

    - Agouron pays the termination fee described below.

Warner-Lambert may terminate the merger agreement if either of the following occurs:

    - the Agouron board fails to recommend or withdraws its approval or recommendation of the merger, takes a position adverse to Warner-Lambert or its subsidiary participating in the merger, or approves or recommends an acquisition proposal from a third party; or

    - a third party becomes the beneficial owner of at least 20% of the outstanding shares of Agouron stock or acquires 20% or more of the assets of Agouron.

    If the merger agreement is terminated under certain circumstances, including the failure of Agouron shareholders to approve the merger in the face of an announced alternative transaction, Agouron will be required to pay Warner-Lambert a termination fee equal to $60 million, plus up to $10 million for expenses. See "The Merger Agreement--Termination Fee" and "The Merger Agreement--Expenses" for a complete discussion of the circumstances in which Agouron would be required to pay the termination fee and expenses.

    Otherwise, all costs and expenses will be paid by the party incurring them, other than the expenses for this Proxy Statement/Prospectus which will be shared equally by Warner-Lambert and Agouron.

THE STOCK OPTION AGREEMENT (PAGE 44)

    As an inducement and condition to entering into the merger agreement, Warner-Lambert and Agouron have entered into a stock option agreement granting Warner-Lambert an option to purchase 19.9% of Agouron's stock. The stock option is only exercisable if certain events occur resulting in the termination of the merger agreement in which Warner-Lambert would be entitled to the termination fee from Agouron. Such events include the failure of Agouron shareholders to approve the merger in the face of an announced alternative transaction.

    Once the stock option is exercisable, Warner-Lambert has the right under certain circumstances to require Agouron to repurchase all or any portion of the stock option and any securities purchased under the stock option. Warner-Lambert's total profit allowed under the stock option agreement is $60 million, including any termination fee paid under the merger agreement. Agouron believes that the exercisability of the stock option could prohibit any other acquiror of Agouron during the next two years from accounting for any such acquisition as a pooling of interests. In addition, Warner-Lambert would have a significant stake in Agouron if it exercised the stock option and held the stock. See "Stock Option Agreement-- Effect of Stock Option Agreement" on page 44 for a discussion of the effect of the stock option agreement.

REGULATORY APPROVALS (PAGE 29)

    The Hart-Scott-Rodino Antitrust Improvements Act prohibits Warner-Lambert and Agouron from completing the merger until Warner-Lambert and Agouron have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. Effective February 12, 1999, Warner-Lambert and Agouron each filed the required notification and report forms. The required waiting period expired on March 14, 1999. Accordingly, the consummation of the merger will not be delayed by such requirements.

DISSENTERS' RIGHTS (PAGE 30)

    Under California law, Agouron shareholders who demand dissenters' rights may be entitled to payment by Agouron of the value of their dissenting shares of Agouron stock instead of the merger consideration of exchanged Warner-Lambert stock. If holders of less than 5% of the outstanding shares of Agouron stock demand dissenters' rights, California law does not recognize any dissenters' rights and Agouron will not have to make any such payments. Additionally, as a condition to Warner-Lambert's obligation to consummate the merger, holders of less than 5% of the outstanding shares of Agouron stock must have demanded dissenters' rights. Warner-Lambert may waive this condition.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGES 27 THROUGH 28)

    It is a condition to the merger that Warner-Lambert and Agouron each have received an opinion of tax counsel to the effect that the exchange of shares in the merger will constitute a tax-free reorganization.

ACCOUNTING TREATMENT (PAGE 29)

    Warner-Lambert and Agouron expect the merger to qualify as a pooling of interests for accounting and financial reporting purposes, which means that Warner-Lambert and Agouron will be treated as if they had always been combined for accounting and financial reporting purposes.

RISK FACTORS (PAGE 12)

    There are risk factors that should be considered by you in evaluating how to vote at the special meeting. Such risk factors include the following:

    - You may receive less than $60 worth of Warner-Lambert stock for each share of Agouron stock; and

    - Unfavorable FDA REZULIN-Registered Trademark- review may have a negative impact on sales of REZULIN-Registered Trademark- and the profits and stock price of Warner-Lambert.

                       SELECTED HISTORICAL FINANCIAL DATA

    We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements of Warner-Lambert and Agouron and the related notes contained in their annual, quarterly and other reports and other information that Warner-Lambert and Agouron have filed with the SEC. See "Where You Can Find More Information" on page 57.

    Warner-Lambert has a fiscal year ending December 31, and Agouron has a fiscal year ending June 30. Accordingly, the selected historical financial data for the periods presented corresponds to each company's applicable fiscal year end. Agouron data for the year ended June 30, 1997 includes the writeoff of $57,500,000 of in-process technology associated with the acquisition of Alanex Corporation, partially offset by the realization of $43,800,000 of deferred tax assets associated with Agouron's expectation of future taxable income. Agouron data for the year ended June 30, 1998 includes in-licensing expenses of $26,000,000 ($15,600,000 after tax) for commercial rights to three development stage anti-HIV products.

                     WARNER-LAMBERT SELECTED FINANCIAL DATA

                                                                   YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)            1994          1995          1996          1997           1998
                                            ------------  ------------  ------------  ------------  -------------
Net sales.................................  $  6,416,840  $  7,039,827  $  7,231,398  $  8,179,828  $  10,213,736
Cost of goods sold........................     2,155,109     2,427,542     2,346,919     2,407,597      2,629,323
Research and development expense..........       456,027       501,208       554,840       672,221        877,198
Income before accounting changes..........       693,950       739,474       786,473       869,547      1,254,015
Net income................................       693,950       739,474       786,473       869,547      1,254,015

Earnings per share-basic:
  Income before accounting changes........          0.86          0.91          0.97          1.07           1.53
  Net income..............................          0.86          0.91          0.97          1.07           1.53

Earnings per share-diluted:
  Income before accounting changes........          0.86          0.90          0.95          1.04           1.48
  Net income..............................          0.86          0.90          0.95          1.04           1.48

Dividends per common share................          0.41          0.43          0.46          0.51           0.64

                                                                         DECEMBER 31,
                                             --------------------------------------------------------------------
                                                     1994          1995          1996          1997          1998
                                             ------------  ------------  ------------  ------------  ------------
Working capital............................  $    161,941  $    352,767  $    647,932  $    708,119  $    872,342
Total assets...............................     5,532,804     6,100,861     7,197,330     8,030,549     9,230,612
Long-term liabilities......................     1,362,948     1,429,549     2,479,407     2,606,083     2,388,483
Shareholders'equity........................     1,816,428     2,246,120     2,581,009     2,835,548     3,612,180

                        AGOURON SELECTED FINANCIAL DATA

                                                                                                        SIX MONTHS ENDED
                                                             YEAR ENDED JUNE 30,                          DECEMBER 31,
                                          ---------------------------------------------------------  ----------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)       1994        1995        1996        1997        1998        1997        1998
                                          ---------  ----------  ----------  ----------  ----------  ----------  ----------
Total revenues..........................  $  16,301  $   26,722  $   55,955  $  132,063  $  466,505  $  196,519  $  315,646
Product sales...........................         --          --          --      56,969     409,298     171,302     292,063
Cost of product sales...................         --          --          --      24,599     172,644      72,015     131,286
Research and development expense........     23,957      36,317      71,010     108,137     150,657      57,254      76,709
Net income (loss).......................     (9,462)    (12,939)    (19,523)    (42,806)     13,154       8,552      14,510

Earnings (loss) per share:
  Basic.................................      (0.66)      (0.89)      (0.99)      (1.59)       0.43        0.28        0.46
  Diluted...............................      (0.66)      (0.89)      (0.99)      (1.59)       0.40        0.26        0.43

Dividends per common share..............         --          --          --          --          --          --          --

                                                                           JUNE 30,
                                                   --------------------------------------------------------  DECEMBER 31,
                                                        1994       1995        1996        1997        1998         1998
                                                   ---------  ---------  ----------  ----------  ----------  ------------
Working capital..................................  $  21,039  $   8,837  $   70,381  $  115,786  $  127,728   $  154,080
Total assets.....................................     37,178     27,097     102,577     266,914     363,337      371,296
Long-term liabilities............................      2,285      1,884       1,734       7,217       6,915        7,239
Shareholders' equity.............................     24,852     12,591      75,583     191,282     236,169      268,278

           WARNER-LAMBERT PRO FORMA COMBINED SELECTED FINANCIAL DATA

    We expect that the merger will be accounted for as a "pooling of interests," which means that for accounting and financial reporting purposes, we will treat the companies as if they had always been combined. For a more detailed description of pooling of interests accounting see "The Merger-- Accounting Treatment" on page 29.

    We have presented below the unaudited pro forma combined condensed financial information that reflects the pooling of interests method of accounting and is intended to give you a better picture of what the businesses might have looked like had Agouron always been combined with Warner-Lambert, i.e., giving effect to the merger between Warner-Lambert and Agouron as if it had occurred on January 1, 1996. The companies may have performed differently if they had been combined. You should not rely on the pro forma information as being indicative of the historical results that would have occurred or the future results that will result after the merger. Pro forma combined dividends per common share are equal to Warner-Lambert's historical dividends per common share since Agouron has never declared or paid cash dividends on its stock. See "Warner-Lambert Unaudited Pro Forma Condensed Combined Financial Statements" on page 47.

    Warner-Lambert has a fiscal year ending December 31, and Agouron has a fiscal year ending June 30. Accordingly, the selected pro forma combined financial data for the periods presented include Agouron's financial data conformed to Warner-Lambert's fiscal year end.

                       WARNER-LAMBERT PRO FORMA COMBINED
                            SELECTED FINANCIAL DATA

                                                                                 YEAR ENDED DECEMBER 31,
                                                                        -----------------------------------------
                                                                                1996          1997           1998
                                                                        ------------  ------------  -------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.............................................................  $  7,299,421  $  8,475,787  $  10,799,368
Cost of goods sold....................................................     2,346,919     2,504,211      2,861,238
Research and development expense......................................       652,070       784,676      1,047,310
Net income............................................................       746,602       862,296      1,273,127

Earnings per share:
  Basic...............................................................          0.89          1.03           1.50
  Diluted.............................................................          0.88          0.99           1.45

Dividends per common share............................................          0.46          0.51           0.64

                                                                                        DECEMBER 31,
                                                                          ----------------------------------------
                                                                                  1996          1997          1998
                                                                          ------------  ------------  ------------
Working capital.........................................................  $    767,472  $    840,621  $    986,422
Total assets............................................................     7,344,554     8,362,051     9,601,908
Long-term liabilities...................................................     2,481,031     2,612,059     2,395,722
Shareholders' equity....................................................     2,668,330     3,011,044     3,840,458

                           COMPARATIVE PER SHARE DATA

    We are providing the following comparative per share information to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with the historical financial statements and pro forma condensed combined financial statements of Warner-Lambert and Agouron and the related notes contained in reports that Warner-Lambert and Agouron have previously filed with the SEC and those that are included elsewhere in this Proxy Statement/Prospectus. The Warner-Lambert pro forma combined per share data presented below reflects the pooling of interests method of accounting of the per share results of the businesses of Warner-Lambert and Agouron as if they had always been combined. The results may have been different if the companies had been combined. Warner-Lambert has a fiscal year ending December 31, and Agouron has a fiscal year ending June 30. Accordingly, the unaudited pro forma condensed combined financial statements for the periods presented include Agouron's financial data conformed to Warner-Lambert's fiscal year end. The Agouron pro forma equivalent per share data equals an assumed exchange ratio of 0.88049 multiplied by the Warner-Lambert pro forma combined per share data (the exchange ratio was determined by dividing $60.00 by Warner-Lambert's average closing stock price of $68.14 for the ten-day trading period ended April 12, 1999). The actual exchange ratio will be determined two trading days preceding the special meeting. The pro forma per share data are not necessarily indicative of the results that would have occurred, your financial interests in such results, or the future results that will occur after the merger. See "Warner-Lambert Pro Forma Combined Selected Financial Data."

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                         1996       1997       1998
                                                                                    ---------  ---------  ---------
Basic earnings (loss) per common share:
  Warner-Lambert historical.......................................................  $    0.97  $    1.07  $    1.53
  Agouron historical..............................................................      (1.69)     (0.25)      0.62
  Warner-Lambert pro forma combined...............................................       0.89       1.03       1.50
  Agouron pro forma equivalent....................................................       0.79       0.90       1.32

Diluted earnings (loss) per common share:
  Warner-Lambert historical.......................................................       0.95       1.04       1.48
  Agouron historical..............................................................      (1.69)     (0.25)      0.57
  Warner-Lambert pro forma combined...............................................       0.88(1)      0.99(1)      1.45
  Agouron pro forma equivalent....................................................       0.77       0.88       1.28

Cash dividends per common share:
  Warner-Lambert historical.......................................................       0.46       0.51       0.64
  Agouron historical..............................................................         --         --         --
  Warner-Lambert pro forma combined...............................................       0.46       0.51       0.64
  Agouron pro forma equivalent....................................................       0.41       0.45       0.56

                                                                                       DECEMBER 31,     DECEMBER 31,
                                                                                               1997             1998
                                                                                       ---------------  ---------------
Book value per common share:
  Warner-Lambert historical..........................................................     $    3.47        $    4.40
  Agouron historical.................................................................          7.03             8.45
  Warner-Lambert pro forma combined(2)...............................................          3.57             4.52
  Agouron pro forma equivalent.......................................................          3.14             3.98

------------------------------
(1) For the years ended December 31, 1996 and 1997, stock equivalents (pre-exchange ratio) of approximately 2,262,000 and 3,327,000 shares were not used to calculate Agouron's diluted loss per share because of their anti-dilutive effect. These stock equivalents, adjusted for the exchange ratio, were used to calculate pro forma combined diluted earnings per share for the periods presented.

(2) It is estimated that merger-related costs of approximately $40,000,000 will be incurred, consisting primarily of transaction costs for investment banker fees, attorneys, accountants, financial printing, and other related charges. The pro forma combined balance sheet as of December 31, 1997 and 1998, gives effect to transaction costs of the merger as if they had been incurred as of these dates, but the pro forma combined statements of income (loss) and per share data do not give effect to such expenses as they are non-recurring in nature.

                         MARKET PRICE AND DIVIDEND DATA

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

    AGOURON. The Agouron stock is listed for trading on the Nasdaq National Market under the symbol "AGPH." The following tables set forth, for the calendar quarters indicated, the high and low market prices of shares of Agouron stock as reported on the Nasdaq National Market. Agouron has never declared or paid cash dividends on its stock.

                                                                                                 AGOURON STOCK
                                                                                              --------------------
                                                                                                   HIGH        LOW
                                                                                              ---------  ---------
1996
Quarter ended March 31, 1996................................................................  $  23.813  $  16.375
Quarter ended June 30, 1996.................................................................     23.500     16.000
Quarter ended September 30, 1996............................................................     23.125     14.500
Quarter ended December 31, 1996.............................................................     35.750     21.125

1997
Quarter ended March 31, 1997................................................................  $  50.500  $  33.500
Quarter ended June 30, 1997.................................................................     45.500     29.187
Quarter ended September 30, 1997............................................................     56.500     39.250
Quarter ended December 31, 1997.............................................................     56.500     26.750

1998
Quarter ended March 31, 1998................................................................  $  40.000  $  29.250
Quarter ended June 30, 1998.................................................................     40.250     28.750
Quarter ended September 30, 1998............................................................     36.125     19.250
Quarter ended December 31, 1998.............................................................     59.750     30.125

    WARNER-LAMBERT. The Warner-Lambert stock is listed for trading on the New York Stock Exchange under the symbol "WLA." The following tables set forth, for the calendar quarters indicated, the high and low market prices of shares of Warner-Lambert stock as reported on the New York Stock Exchange Composite Transaction Tape and the dividends paid on such shares.

                                                                                         WARNER-LAMBERT STOCK
                                                                                   ---------------------------------
                                                                                        HIGH        LOW   DIVIDENDS
                                                                                   ---------  ---------  -----------
1996
Quarter ended March 31, 1996.....................................................  $  18.000  $  14.875   $   0.115
Quarter ended June 30, 1996......................................................     19.250     17.375       0.115
Quarter ended September 30, 1996.................................................     22.042     16.458       0.115
Quarter ended December 31, 1996..................................................     26.667     20.625       0.115

1997
Quarter ended March 31, 1997.....................................................  $  31.078  $  23.172   $   0.127
Quarter ended June 30, 1997......................................................     41.828     27.875       0.127
Quarter ended September 30, 1997.................................................     49.078     41.438       0.127
Quarter ended December 31, 1997..................................................     50.875     36.172       0.127

1998
Quarter ended March 31, 1998.....................................................  $  56.875  $  39.375   $   0.160
Quarter ended June 30, 1998......................................................     71.563     55.000       0.160
Quarter ended September 30, 1998.................................................     85.938     64.750       0.160
Quarter ended December 31, 1998..................................................     82.000     60.125       0.160

    EQUIVALENT PER SHARE DATA. The information presented in the table below represents closing market prices reported on the New York Stock Exchange Composite Transaction Tape for shares of Warner-Lambert stock and closing market prices on the Nasdaq National Market for Agouron stock, on January 25, 1999, the last full trading day immediately preceding the public announcement of the proposed merger, and on April 12, 1999, the last practicable day for which closing prices were available at the time of the mailing of this Proxy Statement/Prospectus, as well as the "equivalent stock price" of shares of Agouron stock on such dates. Agouron shareholders should obtain current market quotations for the shares of Warner-Lambert stock and Agouron stock prior to making any decision with respect to the merger. The "equivalent stock price" of shares of Agouron stock represents the per share closing price for Warner-Lambert stock reported on the New York Stock Exchange Composite Transaction Tape for Warner-Lambert stock at such specified date, multiplied by an exchange ratio of 0.88049 (the exchange ratio was determined by dividing $60.00 by Warner-Lambert's average closing stock price of $68.14 for the ten-day trading period ended April 12, 1999).

                        WARNER-LAMBERT           AGOURON          AGOURON EQUIVALENT
                            STOCK                 STOCK              STOCK PRICE
                     (DOLLARS PER SHARE)   (DOLLARS PER SHARE)   (DOLLARS PER SHARE)
                     --------------------  --------------------  --------------------
                       HIGH        LOW       HIGH        LOW       HIGH        LOW
                     ---------  ---------  ---------  ---------  ---------  ---------
January 25, 1999     $  68.500  $  66.375  $  53.625  $  52.750  $  60.314  $  58.443
April 12, 1999       $  72.625  $  70.750  $  59.500  $  58.000  $  63.946  $  62.295

    Following the consummation of the merger, shares of Agouron stock will cease to be traded on the Nasdaq National Market.

                                  RISK FACTORS

    You should consider the following risk factors in determining how to vote at the special meeting.

RISKS RELATING TO THE MERGER

    AGOURON SHAREHOLDERS MAY RECEIVE LESS THAN $60 WORTH OF WARNER-LAMBERT STOCK FOR EACH SHARE OF AGOURON STOCK. Upon consummation of the merger, each share of Agouron stock will be converted into the right to receive a fraction of a share of Warner-Lambert stock equal to the exchange ratio. If the average closing price of Warner-Lambert stock is less than $64.52 during the ten-day trading period ending two days prior to the meeting, you will receive 0.9300 of a share of Warner-Lambert stock, which may be worth less than $60.00 a share, for each share of Agouron stock. Agouron cannot terminate the merger agreement in the event such initial value is below $60.00. The actual number of shares of Warner-Lambert stock to be issued to holders of Agouron stock will not be determined until two trading days prior to the special meeting. The market value of Warner-Lambert stock and/or Agouron stock on the closing date of the merger may vary significantly from the price as of the date of execution of the merger agreement, the date hereof or the date on which shareholders vote on the merger, due to, among other factors, market perception of the synergies expected to be achieved by the merger, changes in the business, operations or prospects of Warner-Lambert or Agouron, market assessments of the likelihood that the merger will be consummated and the timing thereof, and general market and economic conditions. Because the exchange ratio will not be adjusted after the second trading day preceding the special meeting, the relative value of the Warner-Lambert stock issued in the merger may be lower than the relative market value of such shares at the time the merger is approved by Agouron shareholders.

    UNFAVORABLE FDA REVIEW MAY HAVE A NEGATIVE IMPACT ON THE STOCK PRICE OF WARNER-LAMBERT. The FDA may take action with repect to Warner-Lambert's drug REZULIN-Registered Trademark- which could have a negative impact on sales of REZULIN-Registered Trademark- and the profits and stock price of Warner-Lambert. Since 1997, Warner-Lambert has been marketing REZULIN-Registered Trademark-, an oral therapy for type 2 diabetes. Worldwide sales for REZULIN-Registered Trademark- in 1997 were $420 million and in 1998 were $748 million. Warner-Lambert and the FDA have been discussing reports of a small number of patients suffering liver damage, including liver-related deaths, associated with REZULIN-Registered Trademark-. Warner-Lambert has modified the labeling of the product to provide for the monitoring of liver enzymes in an effort to reduce the occurrence of these rare events. The FDA held a public meeting of its advisory committee on March 26, 1999, to discuss the REZULIN-Registered Trademark- post-marketing safety data as well as Warner-Lambert's supplemental new drug application for using
REZULIN-Registered Trademark- in combination with other drugs used in the treatment of diabetes. At the meeting, the committee members voted 11-1 that the benefits of REZULIN-Registered Trademark- outweigh its risks when used in combination with insulin. The members also voted 12-0 that the benefits of REZULIN-Registered Trademark- outweigh its risks when used in combination with sulfonylureas. In addition, at least half of the members voted that with current labeling the benefits of REZULIN-Registered Trademark- as monotherapy do not outweigh its risks. Warner-Lambert believes that sales of REZULIN-Registered Trademark- for monotherapy approximate 15% of total REZULIN-Registered Trademark- sales. The committee did not vote on whether any restrictions or limitations should be imposed on future
REZULIN-Registered Trademark- sales, but some members commented that changes to the current labeling could be made that would serve to improve the benefit to risk ratio and some members expressed their view that REZULIN-Registered Trademark- sales should be limited to patients whose diabetes cannot be controlled by other drugs. The FDA is not bound by the findings of the committee. While Warner-Lambert remains convinced of the favorable risk/benefit profile of the drug, it cannot predict what action, if any, the FDA may take. If further labeling changes, additional monitoring, warnings to patients or limitations in the patient population should be ordered, it could have an adverse effect on the sales of REZULIN-Registered Trademark- and the profits and stock price of Warner-Lambert. In addition, competitive drugs will be reviewed at upcoming FDA advisory committee meetings in April. If approved, such drugs could have an adverse effect on the sales of REZULIN-Registered Trademark- and the profits and stock price of Warner-

Lambert. The FDA also has the power to order removal of REZULIN-Registered Trademark- from the market and any such action would adversely affect the sales and profits of Warner-Lambert and may adversely affect the value of Warner-Lambert stock being issued in the merger.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    In this document, we make forward-looking statements that include assumptions as to how Agouron and Warner-Lambert may perform in the future. You will find many of these statements in the following sections:

    - "Risk Factors" above;

    - "The Companies" on page 16; and

    - "The Merger--Reasons for the Merger; Recommendation of the Agouron Board" beginning on page 17.

    These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated" and "potential." These forward-looking statements are based on Agouron's and Warner-Lambert's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Agouron and Warner-Lambert note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Such factors include, but are not limited to:

    - Changes in the favorable market reaction to Agouron's and Warner-Lambert's significant pharmaceutical products, the cholesterol-lowering agent LIPITOR-Registered Trademark-, the type 2 diabetes drug
      REZULIN-Registered Trademark- and the HIV infection treatment drug VIRACEPT-Registered Trademark-.

    - Competitive factors, including managed care and other groups or institutions seeking price discounts; technological advances attained by competitors; and patents granted to or contested by competitors, which would result in their ability to compete against the companies more effectively.

    - Difficulties or delays in pharmaceutical product development, including, but not limited to, the inability to identify viable new chemical compounds, to successfully complete toxicology testing and/or clinical trials, to obtain regulatory approval for the compounds or to gain market acceptance of approved products.

    - Unexpected safety or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or other actions which could result in declining sales.

    - The expiration of patents or governmental grants of exclusivity with respect to the companies' products.

    - Government laws and regulations affecting domestic and international operations, which could include matters affecting drug approval and pricing; or actions of regulatory agencies with respect to products and/or manufacturing facilities which could result in fines, product interruptions or withdrawals, plant closures or consent decrees.

    - Changes in economic conditions such as inflation, interest rates and foreign currency exchange rates in the global marketplace, including Canada, Japan, Mexico and Western Europe, where Warner-Lambert has significant businesses.

    - Significant litigation adverse to Agouron and Warner-Lambert, including, particularly, product liability litigation, antitrust litigation and patent and trademark litigation.

                              THE SPECIAL MEETING

GENERAL; DATE, TIME AND PLACE

    This Proxy Statement/Prospectus is being furnished by the board of Agouron to Agouron's shareholders in connection with the solicitation of proxies by the Agouron board for use at the special meeting of Agouron shareholders to be held on Monday, May 17, 1999, at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof.

    This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of Agouron on or about Monday, April 19, 1999.

PURPOSES OF THE SPECIAL MEETING

    At the special meeting, holders of Agouron stock will be asked to consider and vote upon the following:

    - a proposal to approve and adopt the merger agreement, dated as of January 26, 1999, among Warner-Lambert, its subsidiary participating in the merger and Agouron; and

    - such other matters as may properly be brought before the special meeting or any adjournment or postponement thereof.

RECOMMENDATION OF THE AGOURON BOARD

    THE AGOURON BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT HOLDERS OF AGOURON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

SHAREHOLDERS ENTITLED TO VOTE; VOTE REQUIRED

    The Agouron board has fixed the close of business on March 29, 1999, as the record date for the determination of the holders of Agouron stock entitled to notice of and to vote at the special meeting. Accordingly, only holders of record of Agouron stock on the record date will be entitled to notice of, and to vote at, the special meeting. As of the record date, there were 32,070,024 total shares outstanding and entitled to vote, which shares were held by approximately 28,500 holders of record. Each holder of record of shares of Agouron stock on the record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy, at the special meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Agouron stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting.

    The approval and the adoption of the merger agreement will require the affirmative vote of the holders of a majority of the shares of Agouron stock outstanding on the record date.

    Shares of Agouron stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the special meeting. Shares which abstain from voting, and shares held in the name of a broker or other nominee who has not been given the authority to vote on a particular matter, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Because the merger agreement must be approved by the holders of a majority of the shares of Agouron stock outstanding on the record date, abstentions and shares held in the name of a broker or other nominee who has not been given the authority to vote will have the same effect as a vote against the merger agreement.

PROXIES

    This Proxy Statement/Prospectus is being furnished to Agouron shareholders in connection with the solicitation of proxies by, and on behalf of, the Agouron board for use at the special meeting and is accompanied by a form of proxy.

    All shares of Agouron stock which are entitled to vote and are represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting in accordance with the instructions indicated on such proxies. Except in cases where a broker or other nominee has indicated on a proxy that it does not have the power to vote, if no instructions are indicated, such proxies will be voted for approval and adoption of the merger agreement.

    If any other matters are properly presented at the special meeting for consideration, including, among other things, consideration of a motion to adjourn such special meeting to another time and/or place for such purposes as soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

    - filing with the Secretary of Agouron, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy;

    - duly executing a later-dated proxy relating to the same shares and delivering it to Agouron before the taking of the vote at the special meeting; or

    - attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute a revocation of the proxy.

    Any written notice of revocation or subsequent proxy should be sent to Agouron Pharmaceuticals, Inc., 10350 North Torrey Pines Road, La Jolla, California 92037-1020, Attention: Secretary, or hand delivered to the Secretary of Agouron at or before the taking of the vote at the special meeting.

    All expenses of Agouron's solicitation of proxies will be borne by Agouron, and the cost of preparing and mailing this Proxy Statement/Prospectus to Agouron shareholders will be paid one-half by Warner-Lambert and one-half by Agouron. In addition to solicitation by use of the mails, proxies may be solicited from Agouron shareholders by directors, officers and employees of Agouron in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Agouron has retained D.F. King & Co., Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting at a cost of approximately $7,500, plus reimbursement of reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Agouron will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

    AGOURON SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

DISSENTERS' RIGHTS

    If the principal terms of the merger are approved by Agouron shareholders, holders of Agouron stock who elect to dissent from the approval of the principal terms of the merger may, under certain circumstances, be entitled to have their shares purchased in accordance with Chapter 13 of the California General Corporation Law, or the CGCL.

    IN ORDER FOR AN AGOURON SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS, A NOTICE OF SUCH SHAREHOLDER'S INTENTION TO EXERCISE HIS OR HER DISSENTERS' RIGHTS AS PROVIDED IN THE CGCL MUST BE SENT BY SUCH SHAREHOLDER AND RECEIVED BY AGOURON ON OR BEFORE THE DATE OF THE SPECIAL MEETING, AND ANY SUCH SHAREHOLDER MUST VOTE AGAINST THE APPROVAL OF THE MERGER AND COMPLY WITH SUCH OTHER PROCEDURES AS REQUIRED BY THE CGCL, AS MORE FULLY DESCRIBED IN "THE MERGER--DISSENTERS' RIGHTS." FAILURE TO SEND SUCH NOTICE, TO VOTE AGAINST THE MERGER OR TO FOLLOW SUCH OTHER PROCEDURES WILL RESULT IN WAIVER OF SUCH SHAREHOLDER DISSENTERS' RIGHTS. See page 30 for a discussion of dissenters' rights and Annex D for a description of the procedures that must be followed to perfect such rights.

                                 THE COMPANIES

WARNER-LAMBERT

    BUSINESS. Warner-Lambert develops, manufactures and markets a widely diversified line of health care and consumer products. Its principal industry segments are pharmaceutical products, consisting principally of pharmaceuticals, biologicals and empty hard-gelatin capsules; consumer health care products, consisting principally of over-the-counter health care, shaving and pet care products; and confectionery products, consisting principally of chewing gums and breath mints. Warner-Lambert markets its pharmaceutical products throughout most of the world under the Parke-Davis name. Warner-Lambert's principal executive offices are located at 201 Tabor Road, Morris Plains, New Jersey 07950-2693 and its telephone number is (973) 540-2000.

    Additional information concerning Warner-Lambert is included in Warner-Lambert's reports filed under the Exchange Act that are incorporated by reference in this Proxy Statement/Prospectus. See "Where You Can Find More Information" on page 57.

AGOURON

    BUSINESS. Agouron is a pharmaceutical company committed to the discovery, development, manufacturing and marketing of innovative therapeutic products engineered to inactivate proteins which play key roles in cancer, AIDS and other serious diseases. Agouron, through its own sales and marketing organization, is currently marketing in the United States and Canada its first drug, VIRACEPT-Registered Trademark- for treatment of HIV infection. Agouron is also conducting pivotal phase III clinical trials for AG3340 for treatment of lung and prostate cancer. Phase III clinical trials are large-scale studies intended to demonstrate the effectiveness and safety of the drug and provide an adequate basis for marketing approval. In addition, Agouron is in the process of initiating a pivotal phase III clinical trial of Remune-TM-, an immune-based therapeutic agent for treatment of HIV infection and AIDS being co-developed by Agouron and The Immune Response Corporation. Further, Agouron has a number of programs in progress for discovery or development of other new drugs in the fields of cancer, viral disease and other serious diseases. Agouron's principal executive offices are located at 10350 North Torrey Pines Road, La Jolla, CA 92037-1020, and its telephone number is (619) 622-3000.

    Additional information concerning Agouron is included in Agouron's reports filed under the Exchange Act that are incorporated by reference in this Proxy Statement/Prospectus. See "Where You Can Find More Information" on page 57.

                                   THE MERGER

GENERAL

    The following summarizes the material terms of the merger agreement, a copy of which is included in this Proxy Statement/Prospectus as Annex A and incorporated herein by reference. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions upon which the merger is to be effected.

    If the merger agreement is approved and adopted by the holders of a majority of the outstanding shares of Agouron stock entitled to vote at the special meeting, a subsidiary of Warner-Lambert will be merged with and into Agouron, which will be the surviving corporation, and Agouron will become a wholly-owned subsidiary of Warner-Lambert.

BACKGROUND OF THE MERGER

    During a one-year period prior to Agouron's initial discussions with Warner-Lambert, officers, directors or representatives of Agouron participated in exploratory discussions with at least five major pharmaceutical companies and at least four significant biotechnology companies concerning strategic business combinations with Agouron. The parties involved in these exploratory discussions were deemed by Agouron to include those companies most likely, for strategic reasons, to be interested in a business combination with Agouron. Some of these discussions proved to be of short duration; others were extensive. Certain of these discussions included informal, preliminary discussions of the economic parameters of a possible merger transaction with Agouron.

    In July 1998, Agouron retained PaineWebber Incorporated to assist Agouron in evaluating possible strategic transactions for Agouron.

    On December 11, 1998, Dr. Wendell Wierenga, Senior Vice President of the Parke-Davis Research division of Warner-Lambert, telephoned Peter Johnson, Agouron's President and Chief Executive Officer, to discuss the possibility of a strategic transaction between Agouron and Warner-Lambert. On December 13, 1998, Mr. Johnson and Lodewijk de Vink, Warner-Lambert's President and Chief Operating Officer, discussed the possibility of a merger transaction by telephone. On December 15, 1998 Agouron and Warner-Lambert executed a confidentiality agreement concerning confidential and proprietary information of Agouron.

    On December 17, 1998, several Agouron officers made presentations to representatives of Warner-Lambert concerning the scientific, commercial and financial activities of Agouron. Mr. Johnson and representatives of PaineWebber and Westview Securities Inc., Agouron's financial advisors, also met with Dr. Anthony Wild, President of Warner-Lambert's Pharmaceutical Sector and representatives of Goldman Sachs, Warner-Lambert's financial advisor. Warner-Lambert and its advisors stated that a condition of its further interest in a merger with Agouron was that the transaction be structured as a stock-for-stock merger and otherwise qualify as a pooling of interests for purposes of financial accounting.

    On December 18, 1998, Mr. de Vink telephoned Mr. Johnson to indicate that the informational meeting of the previous day had sustained Warner-Lambert's favorable impression of Agouron and justified more extensive informational review. Mr. de Vink reiterated Warner-Lambert's requirement that any merger of Agouron and Warner-Lambert qualify as a pooling of interests. Mr. de Vink and Mr. Johnson also discussed a possible range of values for a stock-for-stock merger transaction. On December 23, 1998, Agouron and Warner-Lambert executed a confidentiality agreement concerning confidential and proprietary information of Warner-Lambert.

    For the next two weeks, an extensive exchange of documents and other information occurred in support of a mutual informational review process. On January 4, 1999, Warner-Lambert provided

Agouron and its advisors with a draft merger agreement. On January 6, 1999, representatives of Agouron and Warner-Lambert and their respective legal advisors met in New York City to discuss the terms of the draft merger agreement. Representatives of Agouron and Warner-Lambert met at the headquarters of Warner-Lambert on January 6 and 7, 1999, primarily for further informational review by Warner-Lambert on Agouron.

    On January 14, 1999, Agouron's board held a special meeting to inform the board members of the discussions between Agouron and Warner-Lambert and the status of contacts from other companies with whom Agouron had exploratory discussions concerning a strategic transaction. At this meeting, Agouron's executive management discussed the strategic implications of the proposed transaction, the status of the informational review by the two companies and certain other matters. Outside counsel for Agouron then discussed certain terms of the draft merger agreement, the fiduciary duties of the Agouron board in connection with the proposed merger, and certain other legal matters. Representatives of PaineWebber discussed certain financial aspects of the proposed transaction.

    On January 19, 1999, representatives of Agouron met with representatives of Warner-Lambert and conducted an extensive informational review of Warner-Lambert and discussed concepts relating to the possible combination of operations of the two companies.

    On January 22, 1999, at a special meeting of Agouron's board, Agouron's executive management, financial advisors and outside counsel updated the Agouron board on matters related to a possible merger with Warner-Lambert. Executive management of Agouron first discussed a range of values that had been discussed by representatives of the two companies for the proposed transaction, the businesses of Warner-Lambert, the strategic implications of the proposed merger in relation to the businesses of Agouron and certain other matters. Outside counsel for Agouron then discussed the terms and conditions of the draft merger agreement proposed by Warner-Lambert, the status of the informational review and negotiations with Warner-Lambert, the fiduciary duties of the Agouron board in connection with the proposed merger and certain other legal matters. PaineWebber made a presentation to the Agouron board concerning valuation methodologies that would be used to evaluate the financial terms of the proposed merger. Following discussion, the Agouron board authorized management to continue to pursue the proposed merger.

    During the afternoon and evening of January 22, 1999, Mr. Johnson, Mr. de Vink and representatives of PaineWebber and Goldman Sachs engaged in a series of discussions and negotiations by telephone concerning a range of values for the proposed merger transaction and Warner-Lambert's requirement that Agouron agree to give Warner-Lambert, as an inducement to entering into a merger agreement, an option to purchase shares of Agouron stock equal to 19.9% of Agouron's outstanding shares of common stock. These negotiations resulted in a final proposal by Warner-Lambert of a merger transaction in which Agouron shareholders would receive approximately $60.00 worth of Warner-Lambert stock for each share of Agouron stock, subject to a maximum exchange ratio of 0.9300 and a minimum exchange ratio of 0.8108. During the period from January 22 through January 26, 1999, counsel for the two companies continued to negotiate the terms of the proposed merger agreement.

    On the morning of January 26, 1999, at a regularly scheduled meeting of the Warner-Lambert board, Warner-Lambert's senior management made a series of presentations to the board on the proposed merger, the merger agreement, the merger consideration and the stock option agreement. Senior management indicated that Goldman Sachs had prepared an opinion that, based upon the assumptions made, matters considered and scope of the review as set forth in such opinion, the merger consideration was fair from a financial point of view to Warner-Lambert. After discussion, the Warner-Lambert board unanimously determined that the merger is in the best interests of the shareholders of Warner-Lambert and approved the merger agreement and the stock option agreement.

    On the morning of January 26, 1999, at a special meeting of the Agouron board, Agouron's executive management updated the board on the proposed merger, the merger agreement, the merger consideration and the stock option agreement. At that meeting, PaineWebber made a presentation to the Agouron board concerning the financial terms of the proposed merger and delivered its oral opinion to the Agouron board, subsequently confirmed in writing, to the effect that, and based upon the assumptions made, matters considered, procedures followed and the scope of the review as set forth in such opinion, the merger consideration was fair from a financial point of view to Agouron's shareholders. Outside legal counsel to Agouron made a presentation to the board on the terms of the merger agreement, the stock option agreement and the employment agreements. After discussion, the Agouron board unanimously determined that the merger was in the best interests of the shareholders of Agouron, approved the merger agreement, the stock option agreement and the employment agreements and unanimously resolved to recommend that the Agouron shareholders vote to adopt the merger agreement and resolved to amend the Agouron shareholders' rights plan to exempt Warner-Lambert, the merger and the stock option agreement.

    The merger agreement and stock option agreement were signed by both Agouron and Warner-Lambert on January 26, 1999 and the transaction was announced by a joint press release.

REASONS FOR THE MERGER; RECOMMENDATION OF THE AGOURON BOARD

    The Agouron board has carefully considered the terms and conditions of the proposed merger and has unanimously determined that the merger is in the best interests of, and is on terms that are fair to Agouron's shareholders, and has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger.

    In reaching its unanimous determination to approve the merger agreement and the transactions contemplated thereby, the Agouron board considered a number of factors that may result from the merger. Following is a list of all material factors that were considered by the Agouron board that may result from the merger:

    - the increased ability of Agouron to pursue the development of innovative therapies for the treatment of cancer, viral diseases, and diseases of the eye;

    - the opportunity to engage in discovery of drugs in therapeutic categories beyond those in which Agouron has established expertise;

    - the increased ability to undertake clinical trials of varying scales and in varying locations that best support the product development goals of Agouron;

    - direct access to the global clinical, manufacturing and marketing infrastructure of Warner-Lambert in support of the development and commercial goals of Agouron;

    - access to greater financial and technical resources in support of the goals of Agouron;

    - the opportunity for Agouron shareholders to participate in a larger, stronger, better capitalized, and more commercially diversified company in a transaction which is designed to be tax free and accounted for as a pooling of interests, and to receive Warner-Lambert stock which has historically paid a dividend;

    - information relating to Agouron's prospects, which led the Agouron board to determine that it is reasonably likely that Agouron will be required to raise additional capital to attempt to produce shareholder value in excess of the merger consideration, and the scheduled implementation of Agouron's divisional stock proposal, previously approved by Agouron shareholders, the implementation of which might prohibit any acquisition transaction involving Agouron from using the pooling of interests method of accounting during the next two years;

    - that the Warner-Lambert offer represented premiums of approximately 65.2%, 37.9%, 24.5% and 10.6% over the 180, 90, 60 and 30 day average prices of Agouron stock, respectively;

    - the market capitalization, revenues, and assets of Warner-Lambert as compared to Agouron;

    - the experience, depth, and competence of Warner-Lambert's operating team;

    - the relative liquidity of an investment in Warner-Lambert stock as compared to an investment in Agouron stock;

    - that Agouron may, subject to the merger agreement, terminate the merger agreement in order to pursue an alternative proposal if the Agouron board determines upon written advice of outside counsel that it is obligated under California law to do so by its fiduciary duties to Agouron shareholders;

    - that the amount of the termination fee under the merger agreement was reasonable in the judgment of the Agouron board in light of the value of the merger consideration to Agouron's shareholders; and

    - the analyses by PaineWebber and its opinion on January 26, 1999, to the effect that, as of such date and based upon the assumptions made, matters considered, procedures followed and scope of the review, the merger consideration was fair to holders of Agouron stock from a financial point of view. See "--Opinion of PaineWebber."

    In reaching its determination that the merger was advisable and in the best interests of Agouron and its shareholders, the Agouron board also considered and balanced against the potential benefits of the merger a number of factors, including without limitation, the factors set forth above under the caption "Risk Factors," the likelihood of the merger being approved by the appropriate regulatory authorities, the risks that the merger may not be consummated, the effect of the public announcement of the merger on the market price of Agouron stock, and the employment, severance and other arrangements among Agouron, Warner-Lambert and certain employees of Agouron. After detailed consideration of these factors, the Agouron board concluded that the expected long-term benefits of the merger outweighed the potential risks associated with the execution of the merger agreement.

    The foregoing discussion and factors considered by the Agouron board addresses the material factors considered by the Agouron board in its consideration of the merger. The Agouron board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Agouron's shareholders. Different Agouron board members may have assigned different weights to different factors. In reaching its determination, the Agouron board took the various factors into account collectively. The Agouron board did not perform factor-by-factor analysis, but rather its determination was made in consideration of all of the factors as a whole.

OPINION OF PAINEWEBBER

    PaineWebber, as part of its engagement by Agouron, was retained to render an opinion as to whether the merger consideration was fair, from a financial point of view, to the holders of Agouron stock.

    The following is a summary of the report presented on January 26, 1999, by PaineWebber to the Agouron board in connection with the rendering of its oral opinion.

    The full text of the PaineWebber opinion, dated January 26, 1999, which sets forth the assumptions made, procedures followed, matters considered and scope of the review undertaken, is attached as Annex C to this document. You should read the PaineWebber opinion carefully and in its entirety. This section is only a summary of the written opinion and as a summary is qualified and not a substitute for the written opinion.

    In connection with the consideration by the Agouron board of the merger agreement, PaineWebber delivered its written opinion, dated January 26, 1999, to the effect that, as of that date, and based upon its review and assumptions and subject to the limitations summarized below, the merger consideration is fair, from a financial point of view, to the holders of Agouron stock. The PaineWebber opinion was directed to, and prepared at the request and for the information of, the Agouron board and does not constitute a recommendation to any holder of Agouron stock as to how any such shareholder should vote with respect to the merger.

    In arriving at its opinion, PaineWebber, among other things:

    - reviewed, among other public information, Agouron's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended June 30, 1998, and Agouron's Form 10-Q and the related unaudited financial information for the three months ended September 30, 1998;

    - reviewed, among other public information, Warner-Lambert's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1997, and Warner-Lambert's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1998;

    - reviewed certain information, including Agouron's internally prepared financial forecasts and certain publicly available research estimates of Warner-Lambert's future performance, relating to the business, earnings, cash flow, assets and prospects of Agouron and Warner-Lambert, furnished to PaineWebber by or on behalf of Agouron and Warner-Lambert and PaineWebber used these financial forecasts in its analyses;

    - conducted discussions with members of senior management of Agouron and Warner-Lambert concerning their respective businesses and prospects;

    - conducted discussions with members of senior management of Agouron and Warner-Lambert concerning information relating to certain strategic, financial and operational benefits anticipated by such management to result from the merger;

    - compared the historical market prices and trading activity for Agouron stock and Warner-Lambert stock with those of certain other publicly traded companies which PaineWebber deemed to be relevant;

    - compared the financial position and operating results of Agouron and Warner-Lambert with those of certain other publicly traded companies which PaineWebber deemed to be relevant;

    - compared the financial terms of the merger with the financial terms of certain other business combinations which PaineWebber deemed to be relevant;

    - considered the potential pro forma effects of the merger on Warner-Lambert;

    - reviewed the merger agreement; and

    - reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary, including PaineWebber's assessment of regulatory, general economic, market and monetary conditions.

    In preparing the PaineWebber opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to PaineWebber by or on behalf of Agouron and Warner-Lambert, and PaineWebber did not assume any responsibility to independently verify such information. With respect to the financial forecasts examined by PaineWebber, PaineWebber assumed, with Agouron's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Agouron and Warner-Lambert as to the future performance of Agouron and Warner-Lambert.

PaineWebber also relied upon assurances of the management of Agouron and Warner-Lambert that they were unaware of any facts that would make the information or financial forecasts provided to PaineWebber incomplete or misleading. PaineWebber did not undertake an independent evaluation or appraisal of the assets or liabilities of Agouron or Warner-Lambert, nor was PaineWebber furnished with any such evaluations or appraisals. PaineWebber also assumed the following with Agouron's consent:

    - all material assets and liabilities of Agouron and Warner-Lambert were as set forth in the consolidated financial statements of Agouron and Warner-Lambert;

    - the merger would be accounted for under the pooling of interests accounting treatment; and

    - the merger would qualify as a tax-free reorganization.

    The PaineWebber opinion is based upon regulatory, economic, monetary and market conditions existing on the date of the PaineWebber opinion. Furthermore, PaineWebber expressed no opinion as to the price or trading ranges at which Agouron stock or Warner-Lambert stock will trade after the date of the PaineWebber opinion. The PaineWebber opinion does not address the relative merits of the merger and any other transactions or business strategies that may have been discussed by the Agouron board as alternatives to the merger, or the decision of the Agouron board to proceed with the merger.

    The following paragraphs summarize the financial analyses performed by PaineWebber in arriving at the PaineWebber opinion.

    HISTORICAL STOCK PERFORMANCE. PaineWebber reviewed trading prices for the shares of Agouron stock. This stock performance review indicated that for the twelve months ended January 25, 1999, the low and high prices of Agouron stock were $19.25 and $59.63. PaineWebber also reviewed the following Agouron closing stock price averages over the following periods prior to January 25, 1999:

TRADING PERIOD                                                        AVERAGE PRICE
--------------------------------------------------------------------  -------------
Latest 10 days......................................................    $   55.70
Latest 20 days......................................................    $   56.10
Latest 30 days......................................................    $   54.26
Latest 60 days......................................................    $   48.18
Latest 90 days......................................................    $   43.51
Latest 180 days.....................................................    $   36.32

    PaineWebber also reviewed trading prices for the shares of Warner-Lambert stock. This stock performance review indicated that for the twelve months ended January 25, 1999, the low and high prices of Warner-Lambert stock were $44.13 and $85.94. PaineWebber also reviewed the following Warner-Lambert closing stock price averages over the following periods prior to January 25, 1999:

TRADING PERIOD                                                        AVERAGE PRICE
--------------------------------------------------------------------  -------------
Latest 10 days......................................................    $   68.59
Latest 20 days......................................................    $   71.37
Latest 30 days......................................................    $   72.16
Latest 60 days......................................................    $   74.34
Latest 90 days......................................................    $   73.88
Latest 180 days.....................................................    $   71.99

    SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of Agouron and Warner-Lambert to the corresponding data of certain publicly traded companies that

PaineWebber deemed to be relevant for Agouron and Warner-Lambert. The Agouron comparable companies consisted of:

Bio-Technology General Corp.                     The Liposome Company, Inc.
Biochem Pharma Inc.                              Medimmune, Inc.
                                                 NeXstar Pharmaceuticals,
Centocor, Inc.                                   Inc.
                                                 North American Vaccine,
Gilead Sciences, Inc.                            Inc.
Idec Pharmaceuticals Corporation                 Pathogenesis Corporation
Immunex Corporation

    PaineWebber reviewed, among other information, the Agouron comparable companies' multiples of total enterprise value, which consists of market value plus total debt less cash and cash equivalents as of September 30, 1998, to:

    - latest twelve months revenue,

    - latest twelve months earnings before interest, taxes, depreciation and amortization, or EBITDA and

    - latest twelve months earnings before interest and taxes, or EBIT.

    Multiples of total enterprise value represent the value of a particular company's operating statistics compared to its total enterprise value. These operating statistics include revenue, EBITDA and EBIT as described above.

    PaineWebber also reviewed, among other information, the comparable companies' multiples of market value to:

    - latest twelve months net income,

    - calendar year 1999 earnings per share, or EPS, and

    - calendar year 2000 EPS. All calendar year 1999 and 2000 EPS results were based on publicly available estimates from First Call Research.

    Multiples of market value represent the value of a particular company's operating statistics compared to its total market value. These operating statistics include net income and calendar year 1999 and 2000 EPS. The Agouron comparable companies analysis resulted in the following range of values as of January 25, 1999:

ANALYSIS                                                                      MULTIPLE RANGE
---------------------------------------------------------------------------  -----------------
Latest twelve months revenue...............................................   2.52x to 53.97x
Latest twelve months EBITDA................................................   11.6x to 57.6x
Latest twelve months EBIT..................................................   13.1x to 92.3x
Latest twelve months net income............................................   20.5x to 41.7x
Calendar year 1999 EPS.....................................................   14.3x to 53.4x
Calendar year 2000 EPS.....................................................    7.9x to 38.4x

    Based on an implied price of $60.00 for each outstanding share of Agouron stock, Agouron's implied multiples, calculated on the same basis as the Agouron comparable companies, were as follows:

                                                                           AGOURON IMPLIED
ANALYSIS                                                                      MULTIPLE
---------------------------------------------------------------------  -----------------------
Latest twelve months net revenue.....................................           4.17x
Latest twelve months EBITDA..........................................           72.6x
Latest twelve months EBIT............................................          112.2x
Latest twelve months net income......................................          135.5x
Calendar year 1999 EPS...............................................          222.2x
Calendar year 2000 EPS...............................................           52.2x

    Calendar year 1999 and 2000 EPS for Agouron were based on estimates provided by Agouron management.

    The Warner-Lambert comparable companies consisted of:

Abbott Laboratories                    Johnson & Johnson
American Home Products Corporation     Merck & Co., Inc.
Amgen, Inc.                            Pfizer, Inc.
Bristol-Myers Squibb Company           Pharmacia & Upjohn, Inc.
Eli Lilly and Company                  Rhone Poulenc SA
Genzyme Corporation (General           Schering-Plough
  Division)
Glaxo Wellcome plc                     SmithKline Beecham plc

    PaineWebber reviewed, among other information, the Warner-Lambert comparable companies' multiples of total enterprise value, as of January 25, 1999, to:

ANALYSIS                                                                      MULTIPLE RANGE
---------------------------------------------------------------------------  -----------------
Latest twelve months revenue...............................................   1.75x to 11.72x
Latest twelve months EBITDA................................................    9.5x to 39.8x
Latest twelve months EBIT..................................................   16.9x to 46.9x
Latest twelve months net income............................................   23.0x to 68.2x
Calendar year 1999 EPS.....................................................   18.6x to 46.7x
Calendar year 2000 EPS.....................................................   17.0x to 39.0x

    All calendar year 1999 and 2000 EPS results were based on publicly available estimates from First Call Research. The Warner-Lambert comparable companies analysis resulted in the above range of values.

    Based upon the closing price of Warner-Lambert stock on January 25, 1999, of $67.50, Warner-Lambert's implied multiples, calculated on the same basis as the Warner-Lambert comparable companies, were as follows:

ANALYSIS                                                       WARNER-LAMBERT IMPLIED MULTIPLE
-------------------------------------------------------------  -------------------------------
Latest twelve months net revenue.............................               5.97x
Latest twelve months EBITDA..................................               27.3x
Latest twelve months EBIT....................................               31.7x
Latest twelve months net income..............................               51.8x
Calendar year 1999 EPS.......................................               35.0x
Calendar year 2000 EPS.......................................               28.7x

    SELECTED COMPARABLE MERGERS AND ACQUISITIONS ANALYSIS. PaineWebber reviewed publicly available financial information for selected mergers and acquisitions involving companies that are affiliated with the pharmaceuticals sector. The selected mergers and acquisitions PaineWebber analyzed included the following:

ACQUIROR                                                      TARGET
------------------------------------  -------------------------------------------------------
Zeneca Group                          Astra AB
Sanofi SA                             Synthelabo SA
Watson Pharmaceuticals, Inc.          TheraTech, Inc.
Alza Corporation                      Sequus Pharmaceuticals, Inc.
Cardinal Health, Inc.                 R.P. Scherer Corporation
Elan Corporation, plc                 Neurex Corporation
Alpharma Inc.                         Arthur Cox (Hoechst AG)
Elan Corporation, plc                 Carnrick Laboratories, Inc. (GWC Health, Inc.)
Abbott Laboratories                   MediSense, Inc.
Elan Corporation, plc                 Athena Neurosciences, Inc.
Sandoz AG                             Ciba-Geigy
Pharmacia Aktiebolag                  The Upjohn Company
Rhone Poulenc Rorer                   Fisons plc
Watson Pharmaceuticals, Inc.          Circa Pharmaceutical Incorporated
Hoechst AG                            Marion Merrell Dow

    PaineWebber reviewed the consideration paid based on stock prices on the day prior to the announcement of the transaction in the comparable transactions and calculated multiples of total enterprise value. The comparable transactions analysis resulted in the following range of values:

ANALYSIS                                                                      MULTIPLE RANGE
---------------------------------------------------------------------------  -----------------
Latest twelve months revenue...............................................   1.54x to 10.34x
Latest twelve months EBITDA................................................    8.9x to 29.1x
Latest twelve months EBIT..................................................   10.7x to 46.9x
Latest twelve months net income............................................   12.2x to 53.5x
Book value.................................................................    2.0x to 20.6x

    Based on an implied price of $60.00 for each outstanding share of Agouron stock, Agouron's implied multiples, calculated on the same basis as the comparable transactions, were as follows:

                                                                           AGOURON IMPLIED
ANALYSIS                                                                      MULTIPLE
---------------------------------------------------------------------  -----------------------
Latest twelve months net revenue.....................................           4.17x
Latest twelve months EBITDA..........................................           72.6x
Latest twelve months EBIT............................................          112.2x
Latest twelve months net income......................................          135.5x
Book Value...........................................................           9.1x

    DISCOUNTED CASH FLOW ANALYSIS. PaineWebber analyzed Agouron based on an unleveraged discounted cash flow analysis of the projected financial performance of Agouron. Such projected financial performance was based upon a forecast period for Agouron provided by Agouron management. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the forecast period and then added a terminal value based upon a range of EBIT multiples and discount rates which PaineWebber deemed appropriate.

    With respect to Warner-Lambert, PaineWebber analyzed Warner-Lambert based on an unleveraged discounted cash flow analysis of publicly available estimates of Warner-Lambert. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flow generated over the forecast period and then added a terminal value based upon a range of revenue, EBIT multiples and discount rates which PaineWebber deemed appropriate.

    PREMIUMS PAID ANALYSIS. PaineWebber reviewed purchase price per share premiums paid in publicly disclosed stock merger transactions in non-financial industries announced and completed since January 1, 1997. This analysis indicated the following premiums to the target's closing stock price:

PERIOD PRIOR TO ANNOUNCEMENT                                                   HIGH        LOW
---------------------------------------------------------------------------  ---------  ---------
One day....................................................................       65.1%     (16.1)%
One week...................................................................       92.6%      (6.4)%
One month..................................................................       96.8%      (7.3)%

    PaineWebber also reviewed the purchase price per share premiums paid in the comparable transactions described in "Selected Comparable Mergers and Acquisitions Analysis" above. This analysis indicated the following premiums to the target's closing stock price as set forth in the following table:

PERIOD PRIOR TO ANNOUNCEMENT                                                   HIGH        LOW
---------------------------------------------------------------------------  ---------  ---------
One day....................................................................       61.1%     (10.3)%
One week...................................................................       81.1%      (3.7)%
One month..................................................................      185.9%      (8.3)%

    The implied premiums paid to Agouron based on an implied price of $60.00 per share one day, one week and one month prior to January 25, 1999 were as set forth in the following table:

PERIOD PRIOR TO ANNOUNCEMENT                                            AGOURON IMPLIED PREMIUM
--------------------------------------------------------------------  ---------------------------
One day.............................................................                12.9%
One week............................................................                 3.9%
One month...........................................................                11.1%

    CONTRIBUTION ANALYSIS. PaineWebber analyzed Agouron's and Warner-Lambert's relative contribution to the combined entity, for the period ended September 30, 1998, with respect to:

                                                                            AGOURON CONTRIBUTION
ANALYSIS                                                                     TO PRO FORMA ENTITY
------------------------------------------------------------------------  -------------------------
Latest twelve months revenue............................................                5.1%
Latest twelve months EBITDA.............................................                1.4%
Latest twelve months EBIT...............................................                1.0%
Latest twelve months net income.........................................                1.5%
Calendar year 1999 net income...........................................                0.7%
Calendar year 2000 net income...........................................                2.3%
Total assets............................................................                3.8%
Shareholders' equity....................................................                6.7%

    Based on an implied price of $60.00, holders of Agouron stock will own approximately 3.7% of the outstanding stock of Warner-Lambert after giving effect to the merger.

    The results of this contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

    PRO FORMA MERGER ANALYSIS. PaineWebber performed an analysis of the potential pro forma effect of the merger on Warner-Lambert's projected EPS. In performing this analysis, PaineWebber assumed the following with Agouron's consent:

    - that the merger would be accounted for under the pooling of interests method of accounting; and

    - that synergies may be achieved as a result of the merger.

    PaineWebber combined the projected operating results of Agouron provided by Agouron management with the publicly available estimates of Warner-Lambert to arrive at the combined company projected net income. PaineWebber divided this by the pro forma fully diluted shares outstanding to arrive at a combined company fully diluted EPS. PaineWebber then compared the combined company EPS to Warner-Lambert's EPS based on the publicly available estimates of Warner-Lambert to determine the pro forma impact on Warner-Lambert's EPS.

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the PaineWebber opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Agouron and Warner-Lambert. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and neither Agouron nor PaineWebber assume responsibility for the accuracy of such analyses and estimates.

    Agouron selected PaineWebber to be its financial advisor in connection with the merger because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

    Pursuant to an engagement letter between Agouron and PaineWebber, PaineWebber earned a fee of $2,000,000 for rendering the opinion. In addition, PaineWebber will receive a fee, payable upon completion of the merger, of $12,000,000 less the opinion fee, and will be reimbursed for certain of its related expenses. PaineWebber will not be entitled to any additional fees or compensation in the event the merger is not approved or otherwise consummated. Agouron also agreed, under separate agreement, to compensate PaineWebber, its related parties and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its related parties for certain losses or liabilities arising from the merger, including certain losses or liabilities arising under federal securities laws.

    In the past, PaineWebber and its related parties have provided investment banking services to Agouron and have received customary fees for rendering these services.

    In the ordinary course of PaineWebber's business, PaineWebber may actively trade the securities of Agouron and Warner-Lambert for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to owners of Agouron stock who hold the stock as a capital asset. The term capital asset is defined in Section 1221 of the Internal Revenue Code of 1986. This summary is based on the Internal Revenue Code, Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all the consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to shareholders subject to special treatment under U.S. federal income tax law, which would include, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities and owners who hold Agouron stock as part of a hedge, straddle or conversion transaction. In addition, no information is provided herein with respect to the tax consequences of the merger under applicable foreign, state or local laws. HOLDERS OF AGOURON STOCK ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME AND OTHER TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF STATE, LOCAL AND FOREIGN TAX LAWS.

    The obligations of the parties to consummate the merger are conditioned upon the receipt by Warner-Lambert of an opinion from McDermott, Will & Emery, and the receipt by Agouron of an opinion from Shearman & Sterling, in each case subject to the qualifications discussed below, regarding the characterization of the merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. As a reorganization, the merger will have the following principal U.S. federal income tax consequences:

    - no gain or loss will be recognized by Warner-Lambert, its subsidiary participating in the merger or Agouron as a result of the merger;

    - no gain or loss will be recognized by the holders of Agouron stock who exchange their Agouron stock for Warner-Lambert stock pursuant to the merger, except with respect to any cash received in lieu of a fractional share of Warner-Lambert stock;

    - the aggregate tax basis of the Warner-Lambert stock received in the merger by each holder of Agouron stock will be the same as the aggregate tax basis of the Agouron stock surrendered in exchange therefor, reduced by any amount of tax basis allocable to a fractional share interest in Warner-Lambert stock for which cash is received; and

    - the holding period of Warner-Lambert stock received in the merger will include the holding period for the Agouron stock surrendered in exchange therefor.

    Shearman & Sterling and McDermott, Will & Emery have rendered their tax opinions on the basis of facts, representations and assumptions set forth or referred to in the opinions which are intended to be consistent with the state of facts existing at the time the merger is consummated. In rendering its tax opinion, each such counsel has required and relied upon representations and covenants including those contained in certificates of officers of Warner-Lambert, its subsidiary participating in the merger, Agouron and others, reasonably satisfactory in form and substance to such counsel.

    Cash received by a holder of Agouron stock in lieu of a fractional share of Warner-Lambert stock will be treated as received in disposition of such fractional share. An Agouron shareholder will generally recognize capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of his Agouron stock allocable to the fractional share interest. In the case of individuals, the maximum federal income tax rate applicable to capital gains is generally as follows:

    - the same as ordinary income rates for capital assets held for one year or less; and

    - 20% for capital assets held for more than one year.

ACCOUNTING TREATMENT

    The merger is intended to qualify as a pooling of interests. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the merger may be restated as though the companies had been combined from inception as required under United States Generally Accepted Accounting Principles.

    It is a condition to the merger that:

    - Warner-Lambert shall have received a letter from PricewaterhouseCoopers LLP, Florham Park, New Jersey, independent accountants for Warner-Lambert, dated as of the date on which the transactions contemplated by the merger agreement are consummated, regarding their concurrence with Warner-Lambert management's conclusion that no condition exists that would preclude Warner-Lambert's accounting for the merger as a pooling of interests if the merger is closed and consummated in accordance with the merger agreement; and

    - Agouron shall have received a letter from PricewaterhouseCoopers LLP, San Diego, California, independent accountants for Agouron, regarding such firm's concurrence with the conclusions of Agouron's management that no conditions exist related to Agouron that would preclude Agouron from being a party to a business combination for which the pooling of interests method of accounting would be available.

REGULATORY APPROVALS

    HART-SCOTT-RODINO. The Federal Trade Commission, or the FTC, and the Antitrust Division of the Department of Justice, or the DOJ, frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Warner-Lambert or Agouron or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

    Effective February 12, 1999, Warner-Lambert and Agouron filed their respective Pre-Merger Notification and Report Forms with the FTC and the DOJ under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act. The HSR Act, and the rules and regulations thereunder, provide that certain merger transactions, including the merger, may not be consummated until required information and materials have been furnished to the DOJ and the FTC and certain waiting periods have expired or been terminated. The required waiting period expired on March 14, 1999.

FEDERAL SECURITIES LAWS CONSEQUENCES

    All shares of Warner-Lambert stock received by Agouron shareholders in the merger who are not affiliates of Agouron prior to the merger will be freely transferable. However, shares of Warner-Lambert stock received by persons who are deemed to be affiliates of Agouron prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act of 1933, or Rule 144 promulgated under the Securities Act in the case of such persons who become affiliates of Warner-Lambert, or as otherwise permitted under the Securities Act. Persons deemed to be affiliates of Agouron are those individuals or entities that control, are controlled by, or are under common control with, Agouron. Affiliates generally include executive officers and directors of Agouron as well as certain principal shareholders of Agouron. This Proxy Statement/ Prospectus does not cover any resales of Warner-Lambert stock received by affiliates of Agouron in the merger.

STOCK EXCHANGE QUOTATION

    It is a condition to the merger that the shares of Warner-Lambert stock to be issued pursuant to the merger agreement be approved for listing on the New York Stock Exchange, subject to official notice of issuance. An application will be filed for listing the shares of Warner-Lambert stock to be issued in the merger on the New York Stock Exchange. Following the merger, Agouron stock will no longer be registered under the Securities Act or traded on the Nasdaq National Market.

DISSENTERS' RIGHTS

    If the merger is approved and consummated, dissenters' rights may be available to holders of Agouron stock who exercise such rights in accordance with Chapter 13 of the California General Corporation Law, or the CGCL. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CGCL MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights and as a summary is qualified and not a substitute for the provisions of Chapter 13 of the CGCL, a copy of which is attached hereto as Annex D. Shareholders should read Annex D in its entirety for more complete information concerning dissenters' rights. Each holder of shares of Agouron stock which were outstanding as of the record date who follows the procedures set forth in Chapter 13 of the CGCL and who votes against the proposal to approve the merger agreement will be entitled to demand the purchase of such holder's shares of Agouron stock for a cash purchase price equal to the fair market value of such holder's shares. The fair market value of shares of Agouron stock will be determined as of January 25, 1999, the day before the public announcement of the merger agreement, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or share dividend which becomes effective after that date.

    HOWEVER, SHARES OF AGOURON STOCK WILL QUALIFY FOR DISSENTERS' RIGHTS ONLY IF DEMANDS FOR PAYMENT ARE FILED WITH RESPECT TO 5% OR MORE OF THE OUTSTANDING SHARES OF AGOURON STOCK.

    As a condition to Warner-Lambert's obligation to consummate the merger, the number of shares of Agouron stock whose holders have made a demand for purchase under Chapter 13 of the CGCL must constitute less than 5% of the outstanding shares of Agouron stock. Warner-Lambert may waive this condition.

    In order to be entitled to exercise dissenters' rights, a shareholder of Agouron must vote "against" the merger agreement and the merger. Thus, any shareholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that such holder's shares are to be voted "against" the proposal to approve the merger agreement and the merger. If the shareholder returns a proxy without voting instructions or with instructions to vote "for" or to "abstain" on the proposal to approve the merger agreement and the merger, such holder's shares will not be voted against the merger agreement and the merger and the shareholder will lose his or her dissenters' rights.

    A shareholder of Agouron electing to exercise dissenters' rights must also make written demand upon Agouron for the purchase of dissenting shares and payment to such shareholder in cash of their fair market value. However, no such demand by a shareholder of Agouron will be effective for any purpose unless it is received by Agouron or Agouron's transfer agent on or prior to the date of the special meeting. The demand should specify the number of shares held of record by such shareholder which the shareholder demands to be purchased and a statement of what the shareholder claims to be the fair market value of those shares as of January 25, 1999. Such statement of the fair market value of the shares of Agouron stock constitutes an offer by the shareholder to sell the shares at that price. Agouron's transfer agent is ChaseMellon Shareholder Services, and its address is 400 South Hope St., 4(th) Floor, Los Angeles, CA 90071.

    If the merger agreement is approved by Agouron's shareholders and the number of dissenting shares is greater than 5% of the outstanding shares of Agouron stock, the merger will not be consummated unless Warner-Lambert waives its closing condition. If Warner-Lambert has waived its closing condition, Agouron will have ten days after such approval to mail a notice of such approval to each shareholder of Agouron who voted against the merger agreement, together with a copy of Sections 1300 to 1304 of Chapter 13 of the CGCL, a statement of the price determined by Agouron to represent the fair market value of the dissenting shares as of January 25, 1999 and a brief description of the procedure to be followed if the shareholder desires to exercise dissenters' rights.

    Within 30 days after the date on which notice of the approval of the merger agreement is mailed, the dissenting shareholder must surrender to Agouron, at its principal office or at the office of Agouron's transfer agent, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Agouron stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

    If Agouron and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of such agreement, which is set by law in California at 10% per year. Subject to the restrictions imposed under the CGCL on the ability of Agouron to purchase its outstanding shares, payment by Agouron of the fair market value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

    If Agouron denies that the shares surrendered are dissenting shares, or if Agouron and the dissenting shareholder fail to agree upon a fair market value of such shares of Agouron stock, then the dissenting shareholder must, within six months after the notice of approval of the merger agreement and the merger is mailed, file a complaint in the Superior Court of San Diego County, California requesting the court to make such determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights will be lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value. Any such determination of the fair market value of any dissenting shares of Agouron may be more than, less than or equal to the fair market value of the shares of Agouron stock as of the date of the special meeting or as of the effective time of the merger.

    No dissenting shareholder who has elected to proceed under Chapter 13 of the CGCL may withdraw his or her dissent or demand for payment unless Agouron consents to such withdrawal.

CERTAIN LEGAL PROCEEDINGS

    On January 27, 1999, an action entitled RUBIN V. AGOURON PHARMACEUTICALS, INC., ET AL. was filed in San Diego Superior Court against Agouron, members of the Agouron board and Warner-Lambert. The complaint, which purports to be a class action filed on behalf of Agouron's shareholders, alleges that the Agouron board breached fiduciary duties in connection with the decision to enter into the merger agreement. The complaint purports to seek various forms of relief, including a preliminary and permanent injunction against consummation of the merger with Warner-Lambert and/or money damages. The parties have agreed, with approval of the court, that defendants' time to respond to the complaint will be indefinitely extended, and that such response will not be due until 10 days after plaintiffs request such a response. Warner-Lambert and Agouron believe that the allegations asserted against them, respectively, are without merit because, among other things, they do not have a basis in fact or in law.

  EXECUTIVES; EXECUTIVE COMPENSATION; STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE
                     OFFICERS AND FIVE PERCENT SHAREHOLDERS

    Information concerning current directors and officers of Warner-Lambert, executive compensation and ownership of Warner-Lambert stock by management and principal shareholders is contained in Warner-Lambert's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and is incorporated herein by reference.

    Information concerning current directors and officers of Agouron, executive compensation and ownership of Agouron stock by management and principal shareholders is contained in Agouron's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, and is incorporated herein by reference.

    See "Where You Can Find More Information" on page 57.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Agouron board regarding the adoption of the merger agreement, Agouron shareholders should note that certain of the individuals who have served as directors or executive officers of Agouron have interests the merger that are different from the interests of other shareholders generally.

    STOCK OPTIONS. As of the record date, approximately 1,958,623 shares of Agouron stock were subject to options granted to executive officers and directors under Agouron's equity-based compensation plans. Agouron's stock option plans do not provide for the accelerated vesting of Agouron options upon a change in control, or a merger or other business combination of Agouron with another entity where Agouron is not the surviving entity, if the stock options are assumed by the successor or replaced with comparable stock options of the successor. However, if an employee of Agouron is involuntarily terminated within one year of the closing of the merger, the existing Agouron stock option plans call for the employee's unvested stock options to become vested and exercisable.

    Pursuant to the merger agreement, Agouron will take all action necessary so that each Agouron stock option shall cease to represent a right to acquire shares of Agouron stock and will be converted into an option to acquire an appropriate number of shares of Warner-Lambert stock, with corresponding adjustments to the exercise price of such options. Each such option will be assumed by Warner-Lambert. See "The Merger Agreement--Exchange and Cancellation of Agouron Options."

    EMPLOYMENT AGREEMENTS. On January 26, 1999, employment agreements were entered into with certain officers and senior executives of Agouron, including Mr. Johnson, Mr. Snyder, Dr. Quart, Mr. Friedman and Dr. Brown, which become effective on the closing of the merger, for a term of three years. These employment agreements provide past service credit for vesting and eligibility purposes under Warner-Lambert's benefit plans. Under the terms of the employment agreements, executives meeting age and years of service requirements will also be provided with past-service credit for benefit accrual purposes under Warner-Lambert's pension plan if they remain employed for the duration of the agreement term. The employment agreements also subject the executives to non-compete and non-solicitation obligations.

    If an executive who is a party to an employment agreement resigns from employment with "good reason" within one year from the closing of the merger, such executive will be entitled to a lump sum payment equal to his annual base salary and most recent bonus multiplied by the remainder of the employment agreement term plus the acceleration of unvested options. If such good reason occurs more than one year after the closing of the merger, the executive shall continue as an employee of Agouron for the remainder of the employment agreement term with such duties to be determined by mutual agreement between the executive and Agouron. In such capacity, the executive will continue to receive salary, compensation and benefits coverage, and his stock options will continue to vest as though the good reason had not occurred. The employment agreements provide that the following events will constitute "good reason":

    - reassignment that results in a significant adverse reduction in status or duties;

    - failure by Agouron to pay salary and benefits as provided under the employment agreement;

    - relocation of Agouron's principal place of business that results in an increase in the executive's commute by over 50 miles; and

    - any other material breach of the employment agreement.

    If an executive who is a party to an employment agreement is terminated for "cause," death or disability, the executive shall be entitled to his accrued but unpaid base salary, vacation, other compensation or benefits and the past-service bonus. Upon the termination of an executive's employment, Agouron and the executive may mutually agree to enter into a consultancy agreement. In the event any payment under the employment agreement or otherwise would result in an "excess parachute payment" within the meaning of Internal Revenue Code
Section 280G, the executive would be entitled to a gross-up payment for any excise tax thereon unless the executive resigns without good reason within one year after the effective time. The employment agreements provide that the following will constitute "cause":

    - an act by an executive of common law fraud against Agouron;

    - an executive's conviction for or entry of a plea of no contest with respect to a felony; and

    - willful, deliberate, material violation by an executive of his responsibilities or of Agouron's policies.

    Except in the event of a felony, an executive shall be provided a reason for termination and afforded an opportunity to remedy the wrong-doing.

    The employment agreements also provide certain protections in the event of a change in control of Warner-Lambert, which is deemed to generally have occurred upon the acquisition of the voting power of 20% or more of Warner-Lambert's outstanding securities, a merger, consolidation, sale or disposition of substantially all of Warner-Lambert's assets or a change in more than half of Warner-Lambert's board. The change in control provisions provide for severance benefits, which are payable only if employment is actually or effectively terminated for other than just cause within three years after a change in control of Warner-Lambert, of thirty-six months' salary and bonus, and also provide for limited rights in connection with Warner-Lambert stock options. The limited rights provide for a cash payment to the holder upon a change in control equal to the amount by which the fair market value of a share of Warner-Lambert stock exceeds the fair market value on the date the stock option was granted, multiplied by the number of shares with respect to which the limited rights apply. The fair market value is determined by the higher of the sale price on the New York Stock Exchange prior to the change in control or the highest price used in the transaction. In certain instances, conversion rights for stock options are provided as an alternative to limited rights. The change in control provisions also provide special payments to the executives to reimburse them for any federal excise tax or similar state or local tax that may be imposed on payments received following such a change in control.

                              THE MERGER AGREEMENT

    The merger agreement contemplates the merger of a subsidiary of Warner-Lambert into Agouron, with Agouron continuing as the surviving corporation. This section of the Proxy Statement/Prospectus describes material provisions of the merger agreement. Because the description of the merger agreement contained in this Proxy Statement/Prospectus is a summary, it does not contain all the information that may be important to you. You should carefully read the entire copy of the merger agreement attached as Annex A to this Proxy Statement/Prospectus before you decide how to vote.

CLOSING AND EFFECTIVE TIME OF THE MERGER

    CLOSING. Unless the parties agree otherwise, the closing of the merger will take place on the second business day after the date on which all closing conditions have been satisfied or waived or such other time as agreed to in writing by Warner-Lambert and Agouron. The closing is expected to take place shortly after the approval of the merger by the Agouron shareholders.

    EFFECTIVE TIME. The merger will be effective upon the filing of a certificate of merger with the Secretary of State of the State of California. Such filing of the certificate of merger shall be made simultaneously with, or as soon as practicable after, the closing of the transactions contemplated by the merger agreement. See "--Conditions to the Merger."

    SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY SHAREHOLDERS OF AGOURON PRIOR TO APPROVAL OF THE MERGER AND THE RECEIPT OF A TRANSMITTAL FORM.

    No fractional shares of Warner-Lambert stock will be issued to any Agouron shareholder upon surrender of certificates previously representing Agouron stock. In lieu of such fractional shares, each holder of shares of Agouron stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share will receive cash without interest in an amount equal to the product of:

    - such fractional part of a share multiplied by

    - the closing price for a share of Warner-Lambert stock on the New York Stock Exchange on the trading day on which the effective time occurs.

    No dividend or distribution with respect to Warner-Lambert stock will be payable with respect to any fractional share and such fractional share interests will not entitle their owners to any rights of a shareholder of Warner-Lambert.

    As soon as reasonably practicable after the effective time, transmittal forms and exchange instructions will be mailed to each holder of record of Agouron stock to be used to surrender and exchange certificates formerly evidencing shares of Agouron stock for certificates evidencing the shares of Warner-Lambert stock to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing Agouron stock will be able to surrender such certificates to the exchange agent, and each such holder will receive in exchange therefor certificates evidencing the number of whole shares of Warner-Lambert stock to which such holder is entitled, any cash which may be payable in lieu of a fractional share of Warner-Lambert stock and any dividends or other distributions with respect to Warner-Lambert stock with a record date after the effective time declared or made after the effective time. AGOURON SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

    After the effective time, each certificate formerly representing Agouron stock, until so surrendered and exchanged, shall be deemed, for all purposes, to evidence only the right to receive the number of whole shares of Warner-Lambert stock which the holder of such certificate is entitled to receive in the merger, any cash payment in lieu of a fractional share of Warner-Lambert stock and any dividend or other distribution with respect to Warner-Lambert stock as described above. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Warner-Lambert until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of Warner-Lambert stock, will be paid without interest.

EXCHANGE AND CANCELLATION OF AGOURON STOCK OPTIONS

    At the effective time, automatically and without any action on the part of the holder thereof, each outstanding Agouron stock option shall be assumed by Warner-Lambert and shall be converted into an option to acquire that number of shares of Warner-Lambert stock obtained by multiplying the number of shares of Agouron stock by the exchange ratio rounded, if necessary, to the nearest whole share of Warner-Lambert stock issuable upon the exercise of such option at an exercise price per share equal to the per share exercise price of such option divided by the exchange ratio, and otherwise upon the same terms and conditions as the outstanding Agouron stock options; provided, however, that in the case of any Agouron stock option to which Section 421 of the Internal Revenue Code applies by reason of the qualifications under Section 422 of the Internal Revenue Code, the exercise price, the number of shares purchasable pursuant to such Agouron stock option shall be determined in order to comply with Section 424(a) of the Internal Revenue Code. No Agouron stock options will be cancelled following the consummation of the merger.

    Warner-Lambert will take all corporate actions necessary to reserve for issuance a sufficient number of shares of Warner-Lambert stock for delivery upon exercise of the Agouron stock options assumed by Warner-Lambert. As promptly as practicable after the effective time, Warner-Lambert will file a Registration Statement on Form S-3 or Form S-8 with respect to the shares of Warner-Lambert stock subject to the Agouron stock options and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such Agouron stock options remain outstanding. Except as provided in the merger agreement or as otherwise agreed by Agouron and Warner-Lambert, each of Agouron's stock option plans providing for the issuance or grant of Agouron stock options will be assumed as of the effective time by Warner-Lambert with such amendments thereto as may be required to reflect the merger.

CONDITIONS TO THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CONSUMMATE THE MERGER. The respective obligations of Agouron, Warner-Lambert and its subsidiary participating in the merger to effect the merger are subject to the fulfillment, at or prior to the effective time, of the following conditions, unless waived by the parties:

    - SHAREHOLDER APPROVAL. The merger agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of the shareholders of Agouron under applicable law and applicable listing requirements;

    - STOCK EXCHANGE LISTING. The shares of Warner-Lambert stock issuable in the merger and those to be reserved for issuance upon exercise of stock options shall have been authorized for listing on the New York Stock Exchange;

    - HSR ACT. The waiting period applicable to consummation of the merger under the HSR Act shall have expired or been terminated;

    - EFFECTIVE REGISTRATION STATEMENT. The Registration Statement on Form S-4 filed by Warner-Lambert shall have become effective, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities;

    - NO PROCEEDINGS. No governmental order, writ, injunction or decree shall be in effect, and no governmental proceeding or action shall have been instituted before any governmental body that would make the merger illegal or otherwise would prohibit the consummation of the merger; and

    - ACCOUNTANT'S LETTER. Agouron's independent public accountants shall have issued a letter to Agouron stating that Agouron is an entity eligible to engage in a pooling of interests transaction, and Warner-Lambert's independent public accountants shall have issued a letter to Warner-Lambert stating that accounting for the merger as a pooling of interests is appropriate.

    ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF AGOURON. The obligation of Agouron to effect the merger is further subject to the fulfillment, at or prior to the effective time, of the following additional conditions, unless waived by
Agouron:

    - PERFORMANCE OF OBLIGATIONS/REPRESENTATIONS AND WARRANTIES. Warner-Lambert and its subsidiary participating in the merger shall have performed and complied with all their agreements and covenants in the merger agreement, and the representations and warranties of Warner-Lambert and its subsidiary participating in the merger contained in the merger agreement shall be true and correct when made and on and as of the closing date as if made at and as of such date, except for any inaccuracies or failures to perform that would not reasonably be expected to have a material adverse effect on Warner-Lambert;

    - TAX OPINION. Agouron shall have received a written opinion of Shearman & Sterling that: (i) the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) Agouron, Warner-Lambert and its subsidiary participating in the merger will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. See "The Merger--Material Federal Income Tax Consequences"; and

    - NO MATERIAL ADVERSE EFFECT. At any time on or after the date of the merger agreement, except for any action which may arise out of the Advisory Committee meeting related to REZULIN-Registered Trademark- held on March 26, 1999, no change, circumstance or event shall have occurred that has had or would reasonably be expected to have a material adverse effect on Warner Lambert's business, financial condition or ability to consummate the merger.

    ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF WARNER-LAMBERT AND ITS SUBSIDIARY PARTICIPATING IN THE MERGER. The obligation of Warner-Lambert and its subsidiary participating in the merger to effect the merger is further subject to the fulfillment, at or prior to the effective time, of the following additional conditions, unless waived by Warner-Lambert and its subsidiary participating in the merger:

    - PERFORMANCE OF OBLIGATIONS/REPRESENTATIONS AND WARRANTIES. Agouron shall have performed and complied with all its agreements and covenants in the merger agreement, and the representations and warranties of Agouron contained in the merger agreement shall be true and correct when made and on and as of the closing date as if made at and as of such date, except for any inaccuracies or failures to perform that would not reasonably be expected to have a material adverse effect on Agouron;

    - TAX OPINION. Warner-Lambert shall have received a written opinion of McDermott, Will & Emery that: (i) the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) Agouron, Warner-Lambert and its subsidiary participating in the merger will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. See "The Merger--Material Federal Income Tax Consequences";

    - NO MATERIAL ADVERSE EFFECT. At any time on or after the date of the merger agreement, no change, circumstance or event shall have occurred that has had or would reasonably be expected to have a material adverse effect on Agouron's business, financial condition, ability to consummate the merger or on the development of its investigational compounds, which include AG3340, Remune-TM-, AG1549, AG7088 and AG1776, or the marketing of VIRACEPT-Registered Trademark-;

    - RIGHTS AGREEMENT. No triggering event of Agouron's shareholders' rights plan shall have occurred; and

    - DISSENTING AGOURON SHARES. Holders of less than 5% of all shares of Agouron stock outstanding as of the date of the special meeting shall have demanded dissenters' rights under Chapter 13 of the CGCL.

REPRESENTATIONS AND WARRANTIES OF WARNER-LAMBERT AND AGOURON

    The merger agreement contains various customary representations and warranties of Agouron and Warner-Lambert relating to, among other things:

    - proper organization and good standing of Agouron, Warner-Lambert and their respective subsidiaries;

    - the capitalization of Agouron and Warner-Lambert;

    - the corporate authorization and enforceability of the merger agreement;

    - the filing of SEC reports and the preparation of financial statements;

    - the absence of any undisclosed liabilities;

    - the absence of certain material adverse changes or events;

    - litigation;

    - this Proxy Statement/Prospectus;

    - compliance with laws;

    - the classification of the merger as a reorganization under the Internal Revenue Code;

    - the classification of the merger as a pooling of interests transaction;

    - environmental matters;

    - brokers and finders; and

    - the opinion of a financial advisor.

    The merger agreement contains additional customary representations and warranties of Agouron relating to:

    - taxes;

    - employee benefit matters;

    - labor controversies;

    - intellectual property matters;

    - the required shareholder vote for the approval of the merger;

    - the opinion of a financial advisor;

    - affiliate transactions;

    - material contract defaults;

    - insurance;

    - Year 2000 compliance;

    - development of the investigational compounds and the marketing of VIRACEPT-Registered Trademark-; and

    - compliance with the Generic Drug Enforcement Act.

CONDUCT OF THE BUSINESS OF WARNER-LAMBERT AND AGOURON PRIOR TO THE MERGER

    Pursuant to the merger agreement, Agouron has agreed that, prior to the effective time or earlier termination of the merger agreement, it shall, and shall cause each of its subsidiaries to:

    - conduct their respective businesses in the ordinary course of business and consistent with past practice;

    - use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the service of their respective present officers, significant employees and consultants of Agouron, preserve the goodwill and business relationships with customers and others having business relationships with them;

    - not amend or propose to amend their respective organizational documents;

    - not issue, deliver, sell, pledge, dispose of or encumber any shares of any class of capital stock, any options, other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of Agouron or any of its subsidiaries, except for the issuance of up to 6,108,552 shares of Agouron stock issuable in accordance with the terms of Agouron stock option plans outstanding as of December 31, 1998;

    - not deliver, sell, pledge, dispose of or encumber any assets of Agouron or any of its subsidiaries, except for sales of products pursuant to existing contracts in the ordinary course of business;

    - not declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

    - not split, combine or reclassify, repurchase or redeem their outstanding capital stock;

    - not adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger;

    - not incur any indebtedness or issue any debt securities other than borrowings incurred with the prior written consent of Warner-Lambert up to $5,000,000;

    - not take any action that would jeopardize the treatment of the merger as a pooling of interests under APB opinion No. 16, applicable rules and authoritative literature;

    - not take any action that would cause the merger not to qualify as a reorganization under Section 368(a) of the Internal Revenue Code;

    - not make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business;

    - not enter into any agreement as licensee or licensor;

    - not enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing actions;

    - not enter into any material contract or agreement or amend or terminate joint venture arrangements;

    - not enter into any commitments or transactions material to Agouron and its subsidiaries;

    - not settle or compromise any material pending suit, action or claim;

    - not authorize any single capital expenditure which is in excess of $300,000 or capital expenditures which are, in the aggregate, in excess of $750,000 for Agouron and its subsidiaries other than those expenditures planned for in Agouron's fiscal 1999 budget;

    - not increase the compensation of directors or executive officers, except in the ordinary course of business and consistent with past practice or as required by an existing agreement, or otherwise increase employee benefits;

    - not make changes in accounting methods, except as required by GAAP;

    - not make any tax election or settle any material tax liability;

    - not pay, discharge or satisfy any claims, liabilities or obligations, except in the ordinary course of business and consistent with past practice;

    - not effectuate a plant closing or mass layoff affecting any site of employment, facility, operating unit or employee;

    - maintain insurance, with financially responsible insurance companies, on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

    - not amend, modify or waive any provision of its rights agreement, except as provided in the merger agreement, and not take any action to redeem the rights or render the rights inapplicable to any transaction, other than the merger; and

    - notify and consult with Warner-Lambert:

       - after receipt from or submission of any material communication with the FDA with respect to VIRACEPT-Registered Trademark- or any of Agouron's investigational compounds;

       - prior to making any material change to a study protocol, the addition of new trials, or to a development timeline for the investigational compounds; and

       - prior to making any material public announcement with respect to VIRACEPT-Registered Trademark- or any of the investigational compounds.

    Pursuant to the merger agreement, Warner-Lambert has agreed that prior to the effective time or earlier termination of the merger agreement, it shall, and shall cause each of its subsidiaries to:

    - conduct their respective businesses in the ordinary course of business and consistent with past practice;

    - not amend or propose to amend their respective certificate of incorporation or bylaws;

    - not combine or reclassify their outstanding capital stock;

    - not issue or authorize the issuance of any securities in substitution for their capital stock;

    - not take any action that would jeopardize the treatment of the merger as a pooling of interests under APB No. 16, applicable rules and authoritative literature; and

    - not take any action which, it believes, would cause the merger not to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

NO SOLICITATION OF ACQUISITION TRANSACTIONS

    The merger agreement provides that prior to the effective time or earlier termination of the merger agreement, Agouron shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage, facilitate or provide confidential information to facilitate any acquisition proposals consisting of:

    - a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries, or

    - any purchase or sale of all or any substantial part of the business or properties of Agouron or 10% or more of the capital stock of Agouron or its subsidiaries.

    In addition, Agouron shall not, and shall use its reasonable efforts to cause any officer, director or employee of Agouron, or any attorney, accountant, investment banker, financial advisor or any other agent retained by it or any of its subsidiaries not to, negotiate or provide nonpublic or confidential information to facilitate an acquisition proposal. However, if the Agouron board determines in good faith, based on written advice of its outside legal counsel, that it is obligated by its fiduciary duties in accordance with California law, it may:

    - take and disclose to Agouron's shareholders a position concerning a third party tender offer contemplated by Rule 14e-2 under the Exchange Act; or

    - engage in any discussions or negotiations with, or provide information to, any person in response to an unsolicited bona fide written acquisition proposal, with the party pursuing the acquisition proposal executing a confidentiality agreement.

    The merger agreement requires that the Agouron board promptly notify Warner-Lambert after receipt of any acquisition proposal, indication of interest or request for nonpublic information relating to Agouron or its subsidiaries in connection with an acquisition proposal or for access to the properties, books or records of Agouron or any subsidiary by any person or entity that informs the Agouron board or the board of directors of such subsidiary that it is considering making, or has made, an acquisition proposal. Such notice to Warner-Lambert shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

CONDUCT OF THE BUSINESS OF THE COMBINED COMPANIES FOLLOWING THE MERGER

    Following the merger, Agouron will be a wholly owned subsidiary of Warner-Lambert. Pursuant to the merger agreement, the certificate of incorporation of Agouron, as in effect immediately prior to the effective time, shall be amended as of the effective time and shall be the certificate of incorporation of the surviving corporation and thereafter may be amended in accordance with its terms as provided in the CGCL. Pursuant to the merger agreement, the bylaws of the Warner-Lambert subsidiary participating in the merger as in effect immediately prior to the effective time shall be the bylaws of Agouron as the surviving corporation.

AFFILIATE AGREEMENTS

    Each of Warner-Lambert and Agouron has agreed to provide to the other party a letter identifying all persons who, in the opinion of Warner-Lambert or Agouron, as the case may be, may be deemed affiliates of such party for purposes of Rule 145 under the Securities Act or for purposes of the applicable SEC accounting releases with respect to pooling-of-interest accounting treatment. Each of Warner-Lambert and Agouron has further agreed to use its reasonable best efforts to deliver to the other party, not less than 30 days prior to the effective time, a letter from each such affiliate agreeing, among other things, to abide by certain transfer restrictions pursuant to Rule 145 and the accounting releases. Warner-Lambert has agreed to use its best reasonable efforts to publish, no later than 60 days after the end of the first full month following the merger, certain combined sales and net income figures.

TERMINATION, AMENDMENT OR WAIVER

    TERMINATION. The merger agreement may be terminated at any time prior to the closing date, whether before or after the approval by the shareholders of
Agouron:

    - by the mutual written consent of Agouron and Warner-Lambert;

    - by either Warner-Lambert or Agouron if:

     - the merger is not completed by the termination date, which is October 31, 1999, so long as the delay or default was not on the part of the terminating party;

     - any required approval of the merger or merger agreement by the shareholders of Agouron is not obtained due to the failure to obtain the required vote at the special meeting;

     - the merger is restrained, enjoined or otherwise prohibited by a final, unappealable court order;

     - upon a material breach of a representation or warranty of the non-terminating party contained in the merger agreement which has not been cured in all material respects and which has caused certain conditions to the obligations of the terminating party to effect the merger to be incapable of being satisfied by the termination date; or

     - the non-terminating party:

       - fails to perform or comply with in any material respect any of its material covenants in the merger agreement; and

       - does not cure such default in all material respects within 30 days after written notice of such default specifying such default in reasonable detail is given to the non-terminating party by the terminating party;

    - by Warner-Lambert if:

     - the Agouron board has failed to recommend or withdrawn, modified or amended in any respect adverse to Warner-Lambert or its subsidiary participating in the merger its approval or recommendation of the merger, the merger agreement or any of the other transactions contemplated in the merger agreement;

     - the Agouron board has approved or recommended an acquisition proposal;

     - Agouron materially breaches any of its agreements described in "--No Solicitation of Acquisition Transactions" above; or

     - any person or group other than Warner-Lambert, its subsidiary participating in the merger or any of their affiliates, shall have become the beneficial owner of at least 20% of the outstanding shares of Agouron stock or shall have acquired 20% or more of the assets of Agouron and its subsidiaries; and

    - by Agouron if, as a result of an acquisition proposal, the Agouron board determines, in good faith and after receipt of written advice of its outside legal counsel, that the directors are obligated by their fiduciary duties under California law to terminate the merger agreement and approve the acquisition proposal, provided that such termination shall not be effective until Warner-Lambert has received the termination fee required to be paid by Agouron pursuant to the merger agreement.

    AMENDMENT. The merger agreement may not be amended except by action taken by the parties' respective boards of directors and then only by an instrument in writing signed on behalf of each party and in compliance with applicable law. Such amendment may take place at any time prior to the closing date, and, subject to applicable law, whether before or after approval by the shareholders of Agouron.

    WAIVER. At any time prior to the effective time, either party to the merger agreement may, to the extent legally allowed:

    - extend the time for the performance of any of the obligations or other acts of the other party thereto,

    - waive any inaccuracies in the representations and warranties of the other party contained therein or in any document delivered pursuant thereto and

    - waive compliance by the other party with any of the agreements or conditions contained therein.

TERMINATION FEE

    Agouron has agreed to pay a termination fee to Warner-Lambert equal to $60 million if:

    - Warner-Lambert terminates the merger agreement because:

     - the Agouron board has failed to recommend or withdrawn, modified or amended in any respect adverse to Warner-Lambert or its subsidiary participating in the merger its approval or recommendation of the merger, the merger agreement or any of the other transactions contemplated in the merger agreement;

     - the Agouron board has approved or recommended an acquisition proposal;

     - Agouron materially breached any of its agreements described in "--No Solicitation of Acquisition Transactions" above; or

     - any person or group other than Warner-Lambert, its subsidiary participating in the merger or any of their affiliates, shall have become the beneficial owner of at least 20% of the outstanding shares of Agouron stock or shall have acquired 20% or more of the assets of Agouron and its subsidiaries;

    - Agouron terminates the merger agreement because as a result of an acquisition proposal, the Agouron board determined, in good faith and after receipt of written advice of its outside legal counsel, that the directors were obligated by their fiduciary duties under California law to terminate the merger agreement and approve the acquisition proposal, provided that such termination shall not be effective until Warner-Lambert has received the termination fee required to be paid by Agouron pursuant to the merger agreement;

    - either Warner-Lambert or Agouron terminates the merger agreement because:

     - any required approval of the merger or merger agreement by the shareholders of Agouron was not obtained due to the failure to obtain the required vote at the special meeting and an alternative transaction was publicly outstanding and not withdrawn prior to the special meeting; and

     - with respect to such alternative transaction, Agouron entered into an agreement or consummated an alternative transaction within 12 months of termination; or

    - Warner-Lambert terminates the merger agreement:

     - upon a material breach of a representation or warranty by Agouron contained in the merger agreement which had not been cured in all material respects and which had caused certain conditions to the obligations of Agouron to effect the merger to be incapable of being satisfied by the termination date and such breach was not cured within 30 days after written notice to Agouron, and an alternative transaction was publicly outstanding and not withdrawn prior to the special meeting; and

     - with respect to such alternative transaction, Agouron entered into an agreement or consummated an alternative transaction within 12 months of termination.

EXPENSES

    The merger agreement provides that Agouron will pay all of Warner-Lambert's costs and expenses incurred in connection with the merger up to a maximum of $10 million if:

    - Warner-Lambert terminates the merger agreement because:

     - the Agouron board has failed to recommend or withdrawn, modified or amended in any respect adverse to Warner-Lambert or its subsidiary participating in the merger its approval or recommendation of the merger, the merger agreement or any of the other transactions contemplated in the merger agreement;

     - the Agouron board has approved or recommended an acquisition proposal;

     - Agouron materially breaches any of its agreements described in "--No Solicitation of Acquisition Transactions" above; or

     - any person or group other than Warner-Lambert, its subsidiary participating in the merger or any of their affiliates, shall have become the beneficial owner of at least 20% of the outstanding shares of Agouron stock or shall have acquired 20% or more of the assets of Agouron and its subsidiaries;

    - Agouron terminates the merger agreement because as a result of an acquisition proposal, the Agouron board determined, in good faith and after receipt of written advice of its outside legal counsel, that the directors were obligated by their fiduciary duties under California law to terminate the merger agreement and approve the acquisition proposal, provided that such termination shall not be effective until Warner-Lambert has received the termination fee required to be paid by Agouron pursuant to the merger agreement;

    - either Warner-Lambert or Agouron terminates the merger agreement because any required approval of the merger or merger agreement by the shareholders of Agouron was not obtained due to the failure to obtain the required vote at the special meeting and an alternative transaction was publicly outstanding and not withdrawn prior to the special meeting; or

    - Warner-Lambert terminates the merger agreement upon a material breach of a representation or warranty by Agouron contained in the merger agreement which had not been cured in all material respects and which had caused certain conditions to the obligations of Agouron to effect the merger to be incapable of being satisfied by the termination date and such breach was not cured within 30 days after written notice to Warner-Lambert, and the Agouron Board was aware of an alternative transaction and the alternative transaction was not withdrawn prior to the breach.

    Otherwise, the merger agreement provides that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing this Proxy Statement/Prospectus shall be shared equally by Warner-Lambert and Agouron.

INDEMNIFICATION AND INSURANCE

    The merger agreement provides that following the merger, Agouron as the surviving corporation will compensate for the losses of and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Agouron and their subsidiaries to the same extent such persons are compensated for loss or have the right to advancement of expenses pursuant to Agouron's certificate of incorporation, by-laws or other indemnification agreements, for acts or omissions occurring at or prior to the merger including for acts or omissions occurring in connection with the approval of the merger agreement and the merger and other transactions contemplated thereby.

    Following the merger, the surviving corporation will maintain for a period of six years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Agouron, or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the merger. In no event will the surviving corporation be required to spend in any one year an amount more than 200% of the annual premiums currently paid by Agouron for such insurance, and if the annual premiums of such insurance coverage exceed such amount, the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                             STOCK OPTION AGREEMENT

    As a condition and inducement to entering into the merger agreement, Agouron granted to Warner-Lambert an option to purchase shares of its common stock equal to 19.9% of its currently outstanding shares pursuant to a stock option agreement. Because the description of the stock option agreement contained in this Proxy Statement/Prospectus is a summary, it does not contain all the information that may be important to you. You should carefully read the entire copy of the stock option agreement attached as Annex B to this Proxy Statement/Prospectus.

TERMS OF THE OPTION

    NUMBER OF SHARES AND EXERCISE PRICE. Under the stock option agreement, Agouron has granted to Warner-Lambert an option to purchase up to 19.9% of Agouron stock at an exercise price per share equal to $60.00.

    The number and type of securities subject to the stock option and the related exercise price will be adjusted for any change in or distribution in respect of Agouron's stock by reason of a reclassification, recapitalization, stock split, split-up, combination, exchange of shares, stock dividend, dividend payable in any other securities, or any similar event so as to fully preserve the economic benefits provided under the stock option agreement. The number of shares of Agouron's stock subject to the stock option will also be adjusted in the event Agouron issues additional shares of its stock such that the number of shares of Agouron stock subject to the stock option, together with shares previously purchased pursuant thereto, represents 19.9% of Agouron's stock then issued and outstanding, without giving effect to shares subject to or issuable pursuant to the stock option.

    EXERCISE RIGHTS. Warner-Lambert may exercise the stock option in the event that the merger agreement is terminated under circumstances which entitle Warner-Lambert to receive a termination fee, as described in "The Merger Agreement--Termination Fee" beginning on page 42. These purchase event circumstances generally involve:

    - the withdrawal or adverse modification of the Agouron board's recommendation of the approval of the merger agreement or the approval or recommendation by the Agouron board of an alternative acquisition proposal;

    - Agouron materially breaches any of its no-shop agreements set forth in the merger agreement;

    - any third party becoming the beneficial owner of at least 20% of the outstanding shares of Agouron stock or acquiring 20% or more of the assets of Agouron and its subsidiaries, taken as a whole;

    - if the Agouron board determines, in good faith and after receipt of written advice of its outside legal counsel, that the directors are obligated to terminate the merger agreement by their fiduciary duties in accordance with California law;

    - the Agouron shareholders do not approve the merger agreement provided that an alternative transaction or the intention to propose an alternative transaction shall have been publicly announced and not withdrawn prior to the meeting of shareholders, and within 12 months of such termination Agouron enters into an agreement with respect to an alternative transaction or an alternative transaction is consummated; or

    - a breach by Agouron of its representations, warranties, covenants or agreements if the Agouron board was aware of the existence of an alternative transaction or the intention to propose an alternative transaction and such alternative transaction had not been withdrawn prior to such breach, and within 12 months of such termination Agouron enters into an agreement with respect to an alternative transaction or an alternative transaction is consummated.

    EXPIRATION. To the extent the stock option has not been exercised, the stock option agreement will expire upon the earliest of:

    - the merger,

    - twelve months after the first purchase event or

    - the termination of the merger agreement prior to a purchase event.

REPURCHASE AT THE OPTION OF WARNER-LAMBERT

    Pursuant to the stock option agreement, Warner-Lambert has the right to require Agouron to repurchase the stock option and any stock option shares of Agouron stock purchased by Warner-Lambert pursuant to the stock option for a period of 90 days after the occurrence of a purchase event followed by the consummation of an alternative transaction pursuant to an acquisition proposal.

    REPURCHASE PRICE. The price per share Agouron will pay upon a repurchase event is equal to the higher of the highest price offered in a tender offer or exchange offer or paid or to be paid by a third party in connection with:

    - an acquisition proposal for shares of Agouron stock and

    - the highest closing price of Agouron's stock for the prior business day, minus, in the case of repurchase of the stock option, the exercise price.

REGISTRATION RIGHTS

    Pursuant to the stock option agreement, Warner-Lambert has the right to require Agouron to file up to two registration statements under the Securities Act in order to permit the sale or other disposition of any stock option shares. In addition, if Agouron files a registration statement for other shares of its stock, Agouron will allow Warner-Lambert to participate in such registration, subject to certain limitations. In connection with any registration described above, Agouron and Warner-Lambert will provide to each other and any underwriter of the offering customary representations, warranties, covenants, indemnifications and contributions.

SUBSTITUTE OPTION

    The stock option shall be converted into a substitute option for shares of, at the election of Warner-Lambert, either the surviving or acquiring entity if Agouron enters into an agreement to:

    - consolidate with or merge into any person in a transaction in which it is not the surviving corporation or in which its common stock represents less than 50% of the voting securities of the surviving corporation or

    - sell all or substantially all of its assets.

    The terms of the substitute option would be substantially identical to the terms of the stock option, except that the substitute option would be immediately exercisable and subject to immediate repurchase by Agouron at the election of Warner-Lambert at the price specified in the stock option agreement.

LIMITATION OF PROFIT

    Warner-Lambert's total profit under the stock option agreement shall in no event exceed $60 million. The total profit under the stock option agreement is the sum of any termination fee paid by Agouron to Warner-Lambert pursuant to the merger agreement plus any net cash proceeds received by Warner-Lambert from the transfer or sale of the stock option or any stock option shares.

EFFECT OF STOCK OPTION AGREEMENT

    The stock option agreement increases the likelihood that the merger will be consummated in accordance with the terms of the merger agreement. The stock option agreement would have the effect of making an acquisition or other combination of Agouron by or with a third party more costly because of the need in any such transaction to acquire, account for or pay the price of the stock option shares that would be issued under the stock option agreement. Agouron believes that the exercisability of the stock option could prohibit any other acquiror of Agouron during the next two years from accounting for any such acquisition by using the pooling of interests accounting method. Accordingly, the stock option agreement may discourage a third party who might be interested in effecting such an acquisition or combination from considering or proposing the transaction or may cause such third party to offer to pay a lower price than such party would have proposed if pooling of interest accounting were available. In addition, Warner-Lambert would have a significant stake in Agouron if it exercised the stock option and held the stock.

   WARNER-LAMBERT UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined balance sheet as of December 31, 1998, illustrates the effect of the merger as if it had occurred on December 31, 1998. The following unaudited pro forma condensed combined statements of income (loss) for the three years ended December 31, 1998, illustrates the effect of the merger as if it had occurred as of the earliest date presented. There were no material differences between the accounting policies of Warner-Lambert and Agouron and, therefore, no adjustments have been made to the pro forma financial statements. The pro forma condensed combined financial statements are presented for comparative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had Warner-Lambert and Agouron been a single entity during the periods presented.

    Pursuant to the terms of the merger, each share of Agouron stock will be converted into the right to receive one share of Warner-Lambert stock multiplied by the exchange ratio. The pro forma condensed combined financial statements have been derived from the respective historical audited and unaudited consolidated financial statements of Warner-Lambert and Agouron and should be read in conjunction with such financial statements and the notes thereto that are incorporated herein by reference.

                                 WARNER-LAMBERT
            PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (LOSS)

                      FOR THE YEAR ENDED DECEMBER 31, 1996

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                                            COMBINED
                                                                           WARNER-     AGOURON  ------------
                                                                           LAMBERT  HISTORICAL
                                                                        HISTORICAL  ----------
                                                                      ------------    (1)(2)
                                                                          (1)
Net sales...........................................................  $  7,231,398  $   68,023  $  7,299,421
                                                                      ------------  ----------  ------------
Costs and expenses:
  Costs of goods sold...............................................     2,346,919          --     2,346,919
  Selling, general and administrative...............................     3,115,789      15,521     3,131,310
  Research and development..........................................       554,840      97,230       652,070
  Other expense (income), net.......................................        37,129      (6,145)       30,984
                                                                      ------------  ----------  ------------
                                                                         6,054,677     106,606     6,161,283
                                                                      ------------  ----------  ------------
Income (loss) before income taxes and minority interests............     1,176,721     (38,583)    1,138,138

Income tax provision................................................       321,269       1,288       322,557
Minority interests..................................................        68,979          --        68,979
                                                                      ------------  ----------  ------------
Net income (loss)...................................................  $    786,473  $  (39,871) $    746,602
                                                                      ------------  ----------  ------------
                                                                      ------------  ----------  ------------
Earnings (loss) per share:
  Basic.............................................................  $       0.97  $    (1.69) $       0.89(3)
                                                                      ------------  ----------  ------------
                                                                      ------------  ----------  ------------
  Diluted...........................................................  $       0.95  $    (1.69) $       0.88(3)(4)
                                                                      ------------  ----------  ------------
                                                                      ------------  ----------  ------------
Shares used in calculation of:
  Basic.............................................................       813,660      23,662       834,494(3)
  Diluted...........................................................       827,082      23,662       849,907(3)(4)

  See accompanying notes to pro forma condensed combined financial statements.

                                 WARNER-LAMBERT

            PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (LOSS)

                      FOR THE YEAR ENDED DECEMBER 31, 1997

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                                                  COMBINED
                                                                                 WARNER-     AGOURON  ------------
                                                                                 LAMBERT  HISTORICAL
                                                                              HISTORICAL  ----------
                                                                            ------------    (1)(2)
                                                                                (1)
Net sales.................................................................  $  8,179,828  $  295,959  $  8,475,787
                                                                            ------------  ----------  ------------
Costs and expenses:
  Costs of goods sold.....................................................     2,407,597      96,614     2,504,211
  Selling, general and administrative.....................................     3,676,304      50,010     3,726,314
  Research and development................................................       672,221     112,455       784,676
  Other expense (income), net.............................................       190,285      81,619       271,904
                                                                            ------------  ----------  ------------
                                                                               6,946,407     340,698     7,287,105
                                                                            ------------  ----------  ------------

Income (loss) before income taxes.........................................     1,233,421     (44,739)    1,188,682

Income tax provision (benefit)............................................       363,874     (37,488)      326,386
                                                                            ------------  ----------  ------------

Net income (loss).........................................................  $    869,547  $   (7,251) $    862,296
                                                                            ------------  ----------  ------------
                                                                            ------------  ----------  ------------

Earnings (loss) per share:
  Basic...................................................................  $       1.07  $    (0.25) $       1.03(3)
                                                                            ------------  ----------  ------------
                                                                            ------------  ----------  ------------
  Diluted.................................................................  $       1.04  $    (0.25) $       0.99(3)(4)
                                                                            ------------  ----------  ------------
                                                                            ------------  ----------  ------------

Shares used in calculation of:
  Basic...................................................................       815,187      29,018       840,737(3)
  Diluted.................................................................       839,190      29,018       867,669(3)(4)

  See accompanying notes to pro forma condensed combined financial statements.

                                 WARNER-LAMBERT

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1998

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                                                 COMBINED
                                                                               WARNER-     AGOURON  -------------
                                                                               LAMBERT  HISTORICAL
                                                                            HISTORICAL  ----------
                                                                         -------------    (1)(2)
                                                                              (1)
Net sales..............................................................  $  10,213,736  $  585,632  $  10,799,368
                                                                         -------------  ----------  -------------
Costs and expenses:
  Costs of goods sold..................................................      2,629,323     231,915      2,861,238
  Selling, general and administrative..................................      4,788,114      69,264      4,857,378
  Research and development.............................................        877,198     170,112      1,047,310
  Other expense (income), net..........................................        152,882      89,599        242,481
                                                                         -------------  ----------  -------------
                                                                             8,447,517     560,890      9,008,407
                                                                         -------------  ----------  -------------
Income before income taxes.............................................      1,766,219      24,742      1,790,961
Income tax provision...................................................        512,204       5,630        517,834
                                                                         -------------  ----------  -------------
Net income.............................................................  $   1,254,015  $   19,112  $   1,273,127
                                                                         -------------  ----------  -------------
                                                                         -------------  ----------  -------------

Earnings per share:
  Basic................................................................  $        1.53  $     0.62  $        1.50
                                                                         -------------  ----------  -------------
                                                                         -------------  ----------  -------------
  Diluted..............................................................  $        1.48  $     0.57  $        1.45
                                                                         -------------  ----------  -------------
                                                                         -------------  ----------  -------------

Shares used in calculation of:
  Basic................................................................        819,971      31,064        847,323
  Diluted..............................................................        849,076      33,456        878,534

  See accompanying notes to pro forma condensed combined financial statements.

                                 WARNER-LAMBERT
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 1998

                                                                                     PRO FORMA
(IN THOUSANDS)                                                                      ADJUSTMENT       COMBINED
                                                               WARNER-     AGOURON  -----------  ------------
                                                               LAMBERT  HISTORICAL
                                                            HISTORICAL  ----------
                                                          ------------    (1)(2)
                                                              (1)
ASSETS
Current assets:
  Cash and cash equivalents.............................  $    911,333  $   34,547   $      --   $    945,880
  Receivables, net......................................     1,694,804      68,560                  1,763,364
  Inventories...........................................       888,384     104,419                    992,803
  Prepaid expenses and other current assets.............       607,770      42,333                    650,103
                                                          ------------  ----------  -----------  ------------
  Total current assets..................................     4,102,291     249,859          --      4,352,150

Investments and other assets............................       625,806      71,680                    697,486
Property, plant and equipment, net......................     2,775,288      46,557                  2,821,845
Intangible assets.......................................     1,727,227       3,200                  1,730,427
                                                          ------------  ----------  -----------  ------------
                                                          $  9,230,612  $  371,296   $      --   $  9,601,908
                                                          ------------  ----------  -----------  ------------
                                                          ------------  ----------  -----------  ------------
LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt.......................................  $    256,350  $    7,880   $      --   $    264,230
  Accounts payable, trade...............................     1,575,201      24,858                  1,600,059
  Accrued compensation..................................       225,086       8,247                    233,333
  Other current liabilities.............................       927,522      52,347      40,000(5)    1,019,869
  Federal, state and foreign income taxes...............       245,790       2,447                    248,237
                                                          ------------  ----------  -----------  ------------
  Total current liabilities.............................     3,229,949      95,779      40,000      3,365,728

Long-term liabilities:
  Long-term debt........................................     1,260,317       6,375                  1,266,692
  Other noncurrent liabilities..........................     1,128,166         864          --      1,129,030
                                                          ------------  ----------  -----------  ------------
  Total long-term liabilities...........................     2,388,483       7,239          --      2,395,722
                                                          ------------  ----------  -----------  ------------
Shareholders' equity:
  Common stock..........................................       961,982     366,626    (366,626)(3)      961,982
  Capital in excess of par..............................       182,282          --     338,356(3)      520,638
  Retained earnings (deficit)...........................     4,254,993     (98,187)   (156,719)   (5)    4,000,087
  Treasury stock, at cost...............................    (1,387,972)         --     144,989(3)   (1,242,983)
  Accumulated other comprehensive income................      (399,105)       (161)         --       (399,266)
                                                          ------------  ----------  -----------  ------------
  Total shareholders' equity............................     3,612,180     268,278     (40,000)     3,840,458
                                                          ------------  ----------  -----------  ------------
                                                          $  9,230,612  $  371,296   $      --   $  9,601,908
                                                          ------------  ----------  -----------  ------------
                                                          ------------  ----------  -----------  ------------

  See accompanying notes to pro forma condensed combined financial statements.

    Notes to pro forma condensed combined financial statements (in thousands except for per share amounts):

(1) These columns represent historical results of operations and financial position.

(2) Warner-Lambert has a fiscal year ending December 31, and Agouron has a fiscal year ending June 30. Accordingly, Agouron's financial data has been conformed to Warner-Lambert's fiscal year end by combining financial results for six-month periods ending June 30 and December 31. For example, Agouron's 1998 net income was conformed as follows:

Year ended June 30, 1998...........................................  $  13,154
Less: Six-months ended December 31, 1997...........................     (8,552)
Add: Six-months ended December 31, 1998............................     14,510
                                                                     ---------
Net income, year ended December 31, 1998...........................  $  19,112
                                                                     ---------
                                                                     ---------

    Agouron's financial results for the six-month periods ended December 31, 1995, 1996 and 1997 can be found in Agouron's applicable 10-Qs, as filed with the SEC. Agouron's financial results for the six-month period ended December 31, 1998 can be found in Agouron's 10-Q which is incorporated by reference in the section entitled "Where You Can Find More Information" on page 57.

(3) Amounts calculated assume an exchange ratio of 0.88049 shares of Warner-Lambert stock for each share of Agouron stock, which was determined by dividing $60.00 by Warner-Lambert's average closing price of $68.14 for the ten-day trading period ended April 12, 1999. Pro forma adjustments were made to the following shareholder's equity line items:

    - Common stock reflects the elimination of Agouron's historical common stock. Agouron shareholders will receive Warner-Lambert common stock upon the finalization of the merger and Agouron common stock will no longer exist.

    - Capital in excess of par reflects the issuance of 28,270 shares of newly issued Warner-Lambert common stock in exchange for Agouron common stock.

    - Retained earnings includes a charge of $116,719 for the retirement of 28,270 shares of Warner-Lambert treasury stock, which represents the excess of the cost of Warner-Lambert treasury stock over the par value of Warner-Lambert common stock.

    - Treasury stock reflects the elimination of 28,270 Warner-Lambert treasury shares, which have been retired on a first-in, first-out cost basis.

(4) For the years ended December 31, 1996 and 1997, common stock equivalents (pre-exchange ratio) of approximately 2,262 and 3,327 shares were not used to calculate Agouron's diluted loss per share because of their anti-dilutive effect. These common stock equivalents, adjusted for the exchange ratio, were used to calculate pro forma combined diluted earnings per share for the periods presented.

(5) It is estimated that merger-related costs of approximately $40,000 will be incurred, consisting primarily of transaction costs for investment banker fees, attorneys, accountants, financial printing, and other related charges. The pro forma combined balance sheet as of December 31, 1998, gives effect to transaction costs of the merger as if they had been incurred as of December 31, 1998, but the pro forma combined statements of income (loss) and per share data do not give effect to such expenses as they are non-recurring in nature and accordingly, $40,000 is charged directly to retained earnings.

                  DESCRIPTION OF WARNER-LAMBERT CAPITAL STOCK

    The information set forth below is a general summary of the capital stock structure of Warner-Lambert. As a summary, this section is qualified and not a substitute for the provisions of Warner-Lambert's Restated Certificate of Incorporation, as amended, Warner-Lambert's By-laws, as amended, and Warner-Lambert's Amended and Restated Rights Agreement referred to below, all of which are on file with the SEC.

AUTHORIZED CAPITAL STOCK

    Warner-Lambert's authorized capital stock consists of 1,200,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share.

COMMON STOCK

    As of April 12, 1999, 823,015,553 shares of Warner-Lambert common stock were outstanding. In addition, 138,966,055 shares of Warner-Lambert common stock were held in the treasury of Warner-Lambert, and 172,847,283 shares of Warner-Lambert common stock were reserved for issuance pursuant to Warner-Lambert's employee benefit plans. On a pro forma basis immediately following the merger 851,285,360 shares of Warner-Lambert common stock will be outstanding and 180,296,085 shares of Warner-Lambert common stock will be reserved for issuance pursuant to Warner-Lambert's employee benefit plans.

    The holders of Warner-Lambert common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Warner-Lambert board, subject to any preferential dividend rights which may be granted to holders of any preferred stock authorized and issued by the Warner-Lambert board. Traditionally, Warner-Lambert has declared and paid dividends each quarter since 1926. In the event of liquidation, each share of Warner-Lambert stock is entitled to share pro rata in any distribution of Warner-Lambert's assets after payment or providing for the payment of liabilities and any liquidation preference of any preferred stock authorized and issued by the Warner-Lambert board. Each holder of Warner-Lambert common stock is entitled to one vote for each share of Warner-Lambert common stock held of record on the applicable record date on all matters submitted to a vote of shareholders, including the election of directors.

    Holders of Warner-Lambert common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption rights or sinking fund provisions with respect to Warner-Lambert common stock. The outstanding shares of Warner-Lambert common stock are, and the shares of Warner-Lambert common stock issued pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    As of April 12, 1999, no shares of preferred stock were outstanding. 400,000 shares are designated Series A Junior Participating preferred stock and reserved for issuance upon exercise of the rights distributed to the holders of Warner-Lambert stock pursuant to the Warner-Lambert's rights agreement referred to below.

    The Warner-Lambert board has the authority, without further shareholder approval to create other series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant class of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series.

TRANSFER AGENT AND REGISTRAR

    First Chicago Trust Company, a division of EquiServe, is the transfer agent and registrar for the Warner-Lambert stock.

STOCK EXCHANGE LISTING

    The Warner-Lambert stock is listed on the New York Stock Exchange under the symbol "WLA." Warner-Lambert will cause the shares of Warner-Lambert stock issuable in the merger to be approved for listing on the New York Stock Exchange on or prior to the merger, subject to official notice of issuance.

RIGHTS AGREEMENT

    Warner-Lambert has adopted the Amended and Restated Rights Agreement, dated as of March 25, 1997, which provides for the issuance of one-third of a right to the holder of each share of Warner-Lambert stock. Ten days after any person or group acquires or announces its intention to acquire 15% or more of the outstanding Warner-Lambert stock, each Warner-Lambert right will entitle the holder, other than the acquiring person or group, to purchase one one-thousandth of a share of Series A Junior Participating preferred stock, $1.00 par value, at an exercise price of $400 subject to certain antidilution adjustments.

    If a person or group announces its intention to acquire 15% or more of the outstanding Warner-Lambert stock or if Warner-Lambert is acquired in a merger or other business combination or sells 50% or more of its assets or earning power, each Warner-Lambert right, other than a Warner-Lambert right beneficially owned by the acquiring person or group, which will be void, will entitle the holder to purchase, at the exercise price, common stock of the acquiring person or group having a current market value of two times the exercise price of the right. Prior to a person or group acquiring 50% or more of the outstanding Warner-Lambert stock, the Warner-Lambert board may also elect to issue a share of Warner-Lambert stock in exchange for each Warner-Lambert right, other than Warner-Lambert rights held by the acquiring person or group.

    The Warner-Lambert rights expire on March 25, 2007, unless this expiration date is extended or the Warner-Lambert rights are exchanged or redeemed by Warner-Lambert before such date. Prior to an announcement by a person or group of its intent to acquire 15% or more of the outstanding Warner-Lambert stock, Warner-Lambert may redeem the Warner-Lambert rights in whole, but not in part, for $0.01 per Warner-Lambert right, or it may amend the Warner-Lambert rights agreement in any way without the consent of the holders of the Warner-Lambert rights.

                        COMPARISON OF SHAREHOLDER RIGHTS

    As a result of the merger, holders of Agouron stock will become holders of Warner-Lambert stock. The following is a summary of certain of the material differences between the rights of holders of Agouron stock and the rights of holders of Warner-Lambert stock. Agouron is organized under the laws of the State of California, while Warner-Lambert is organized under the laws of the State of Delaware. Such differences arise from differences between the California and Delaware state laws, as well as under the various provisions of the Agouron articles of incorporation and bylaws and the Warner-Lambert certificate of incorporation and bylaws.

    The following summary does not purport to be a complete statement of the rights of holders of Warner-Lambert stock and Agouron stock. You should also refer to the Delaware General Corporation Law, or the DGCL, the CGCL, and the certificates of incorporation and bylaws of Warner-Lambert and Agouron. See "Description of Warner-Lambert Capital Stock" for a summary of certain other rights relating to the Warner-Lambert stock.

ELECTION, NUMBER, CLASSIFICATION AND REMOVAL OF DIRECTORS

    The number of directors of Warner-Lambert shall be fixed by the Warner-Lambert board and shall not be less than seven nor more than twenty. The Warner-Lambert board is not divided into separate classes. Directors serve until the next annual meeting of shareholders and until their successors are elected and qualified.

    The number of directors of Agouron shall not be less than six nor more than eleven. The Agouron board is currently fixed at nine directors.

    Warner-Lambert's certificate of incorporation does not provide for cumulative voting of directors, which is consistent with the Delaware General Corporation Law, or the DGCL. Under the CGCL, with limited exceptions inapplicable to Agouron, any shareholder of a corporation is entitled to cumulate his votes for the election of directors provided that at least one shareholder has given notice at the meeting prior to the voting of such shareholder's intention to cumulate his or her votes. Cumulative votes may only be cast for candidates who have been nominated before the voting. Accordingly, Agouron shareholders are entitled to cumulative votes for the election of directors.

    Any one or more of the directors of Warner-Lambert may be removed from office at any time, by the holders of a majority of the shares then entitled to vote in an election of directors. The Agouron board is not divided into separate classes of directors. Directors serve until the next annual meeting of shareholders and until their successors are elected and qualified. Under the CGCL, the holders of at least 10% of the number of outstanding shares of any class of stock may initiate a court action to remove any director for cause. In addition, any or all of the directors of a California corporation may be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote. Unless the entire board is removed, however, no director may be removed when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of the directors authorized at the time of the director's most recent election were then being elected.

ADVANCE NOTICE OF SHAREHOLDER PROPOSALS

    The bylaws of Warner-Lambert provide that a shareholder must give advance written notice if the shareholder intends to bring any business before a meeting of shareholders or to make nominations for the board of directors.

    The bylaws of Warner-Lambert require that, for business to be properly brought by a shareholder before an annual meeting, notice must be delivered to or mailed by the shareholder and received by Warner-Lambert not less than 120 days prior to the anniversary of the prior year's annual meeting or not later than ten days after notice or public disclosure of the date of the annual meeting shall be given or made to shareholders, whichever date is earlier.

    For nominations of directors to the Warner-Lambert board, notice must be delivered to or mailed by the shareholder and received by Warner-Lambert not later than

    - with respect to an election to be held at an annual meeting of shareholders, 120 days prior to the anniversary of the prior year's annual meeting and

    - with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days following the date on which notice shall be given to shareholders.

RIGHT TO CALL SPECIAL MEETINGS

    The bylaws of Warner-Lambert provide that special meetings of shareholders may be called by the chairman, the president or by a majority of directors.

    Under the CGCL, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than 10% of the votes at the meeting, or by such additional persons as may be provided in the charter or bylaws. Neither the Agouron articles nor its bylaws permit any other person to call a special meeting.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    Unless otherwise provided in the charter, under the DGCL, any action which is required to be taken or may be taken at a meeting of shareholders, including the election of directors, may be taken by a written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting. Warner-Lambert's certificate of incorporation contains no provisions to the contrary.

    Under the CGCL and Agouron's bylaws, any action which may be taken at a meeting of shareholders may also be taken by the written consent of the holders of at least the same proportion of outstanding shares as would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted, except that the election of directors by written consent generally requires the unanimous consent of all shares entitled to vote.

TRANSACTIONS WITH INTERESTED SHAREHOLDER; DGCL SECTION 203 AND CGCL SECTION 1203

    Warner-Lambert is subject to Section 203 of the DGCL. Under Section 203, an interested stockholder, defined generally as a person owning 15% or more of a corporation's outstanding voting stock, is prevented from engaging in a business combination with the corporation for three years after becoming an interested stockholder unless:

    - the board approved the transaction in which the interested stockholder became an interested stockholder;

    - the interested stockholder owns more than 85% of the stock after the consummation of the transaction in which the stockholder became interested; or

    - the board approves the business combination and 2/3 of the outstanding voting stock of the corporation not owned by the interested stockholder approves the business combination.

    Agouron is subject to Section 1203 of the CGCL. Under Section 1203, if a tender offer or a written proposal for approval of a reorganization or for a sale of assets is made to some or all of a corporation's shareholders by an "interested party," an affirmative opinion in writing as to the fairness of the consideration to the shareholders of that corporation shall be delivered as follows:

    - if no shareholder approval or acceptance is required for the consummation of the transaction, the opinion shall be delivered to the corporation's board of directors not later than the time that consummation of the transaction is authorized and approved by the board of directors;

    - if a tender offer is made to the corporation's shareholders, the opinion shall be delivered to the stockholders at the time that the tender offer is first made in writing to the shareholders;

    - if a shareholders' meeting is to be held to vote on approval of the transaction, the opinion shall be delivered to the shareholders with the notice of the meeting;

    - if consents of all shareholders entitled to vote are solicited in writing, the opinion shall be delivered at the same time as that solicitation; or

    - if the consents of all shareholders are not solicited in writing, the opinion shall be delivered to each shareholder whose consent is solicited prior to that shareholder's consent being given, and to all other shareholders at the time they are given notice of any shareholder approval by less than unanimous written consent.

    An "interested party" as defined in Section 1203 means a person who is a party to the transaction and:

    - directly or indirectly controls the corporation that is the subject of the tender offer or proposal;

    - is, or is directly or indirectly controlled by, an officer or director of the subject corporation; or

    - is an entity in which a material financial interest is held by any director or executive officer of the subject corporation.

AMENDMENT OF CHARTER/ARTICLES AND BYLAWS

    AMENDMENT OF CHARTER. The Warner-Lambert certificate of incorporation may be amended by a vote of a majority of the outstanding shares of Warner-Lambert stock.

    The CGCL contains a similar provision. The vote of a majority of the outstanding shares of Agouron stock entitled to vote thereon, and the vote of a majority of the outstanding shares of Agouron stock of each class entitled to vote thereon as a class, are necessary to approve an amendment to the Agouron articles.

    AMENDMENT OF BYLAWS. The Warner-Lambert board may adopt, amend or repeal the bylaws of Warner-Lambert, or adopt new bylaws, without any action on the part of the shareholders; provided, however, that no such adoption, amendment or repeal shall be valid with respect to bylaw provisions which have been adopted, amended or repealed by the shareholders; and further provided that bylaws adopted or amended by the Warner-Lambert board and any powers thereby conferred may be amended, altered or repealed by the shareholders.

    The Agouron bylaws provide that, subject to the provisions of the articles and the provisions of the CGCL, the power to amend, alter or repeal bylaws and to adopt new bylaws may be exercised by the board of directors or by the shareholders.

APPRAISAL RIGHTS

    Under the CGCL, in connection with the merger of a corporation for which the approval of outstanding shares is required, dissenting shareholders of such corporation who follow prescribed statutory procedures are entitled to receive payment of the fair market value of their shares. See "The Merger--Dissenters' Rights" on page 30.

    Under the DGCL, a stockholder of a corporation who does not vote in favor of or consent in writing to certain merger transactions and who demands appraisal of his or her shares in connection therewith may, under varying circumstances, be entitled to dissenters' rights pursuant to which such stockholder may receive cash in the amount determined by a Delaware court to be the fair value of his or her shares together with a fair rate of interest, if any, in lieu of the consideration he or she would otherwise receive in the transaction. Unless the corporation's certificate of incorporation provides otherwise such appraisal rights are not available in certain circumstances, including without limitation
(a) the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) the merger or consolidation of a corporation the shares of which are either listed on a national securities exchange or on Nasdaq or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or on Nasdaq or held of record by more than 2,000 holders, plus cash in lieu of fractional shares or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met. The concept of "fair value" in payment for shares upon exercise of appraisal rights, under the DGCL, must be determined exclusive of any element of value arising from the accomplishment or expectation of the relevant transaction.

                                 LEGAL MATTERS

    The validity of the Warner-Lambert stock to be issued in connection with the merger will be passed upon by the General Counsel of Warner-Lambert. Certain tax matters relating to the merger will be passed upon by McDermott, Will & Emery for Warner-Lambert and by Shearman & Sterling for Agouron. See "The Merger--Material Federal Income Tax Consequences."

                                    EXPERTS

    The financial statements of Warner-Lambert incorporated in this Proxy Statement/Prospectus by reference to Warner-Lambert's Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, Florham Park, New Jersey, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Agouron incorporated in this Proxy Statement/Prospectus by reference to Agouron's Annual Report on Form 10-K for the year ended June 30, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, San Diego, California, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    Warner-Lambert and Agouron are each subject to the informational requirements of the Exchange Act and, in accordance therewith file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by Warner-Lambert and Agouron with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, Washington, D.C. 20549. Information regarding the Public Reference Room may be obtained by calling the SEC at (800) 732-0330. In addition, Warner-Lambert and Agouron are each required to file electronic versions of such material with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Warner-Lambert stock is listed on the New York Stock Exchange and reports and other information concerning Warner-Lambert can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Agouron stock is listed on the Nasdaq National Market and reports and other information concerning Agouron can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20001-1500.

    Warner-Lambert has filed with the SEC a Registration Statement on Form S-4 under the Exchange Act with respect to the shares of Warner-Lambert stock to be issued pursuant to the merger agreement.

    The SEC allows Warner-Lambert and Agouron to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that Warner-Lambert and Agouron can disclose important information to you by referring you to another document filed separately with the SEC. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Warner-Lambert and Agouron have previously filed with the SEC. These documents contain important information about Warner-Lambert and Agouron and their finances.

WARNER-LAMBERT SEC FILINGS (FILE NO. 1-03608)  PERIOD

Annual Report on Form 10-K                     Year ended December 31, 1998
Current Reports on Form 8-K                    Filed on January 28, 1999

AGOURON SEC FILINGS (FILE NO. 0-15609)         PERIOD
Annual Report on Form 10-K                     Year ended June 30, 1998
Quarterly Report on Form 10-Q                  Quarters ended September 30, 1998 and
                                               December 31, 1998
Current Reports on Form 8-K                    Filed on January 19, 1999 and January 28,
                                               1999

    We are also incorporating by reference additional documents that we file with the Securities and Exchange Commission between the date of this Proxy Statement/Prospectus and the date of the special meeting.

    Warner-Lambert has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Warner-Lambert and Agouron has supplied all such information relating to Agouron.

    If you are a shareholder, Warner-Lambert or Agouron may have sent you some of the documents incorporated by reference, but you can obtain any of them through Warner-Lambert and Agouron or the SEC. Documents incorporated by reference are available from Warner-Lambert and Agouron without charge, excluding all exhibits unless Agouron or Warner-Lambert have specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

WARNER-LAMBERT COMPANY                         AGOURON PHARMACEUTICALS, INC.
Secretary                                      Secretary
201 Tabor Road                                 10350 North Torrey Pines Road
Morris Plains, New Jersey 07950-2693           La Jolla, California 92037-1020
(973) 540-2000                                 (619) 622-3000

    If you would like to request documents from us, please do so by May 7, 1999 in order to receive them before the special meeting.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WARNER-LAMBERT AND AGOURON HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED APRIL 19, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS OF AGOURON NOR THE ISSUANCE OF WARNER-LAMBERT STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                          By Order of the Board of Directors

                                          /s/ Gary E. Friedman

                                          Gary E. Friedman
                                          SECRETARY

                                                                         ANNEX A
                                                                  CONFORMED COPY

                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF JANUARY 26, 1999
                                     AMONG
                            WARNER-LAMBERT COMPANY,
                          WLC ACQUISITION CORPORATION
                                      AND
                         AGOURON PHARMACEUTICALS, INC.

                               TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                                ---------

                                                        ARTICLE I
THE MERGER....................................................................................................        A-2
    1.1     The Merger........................................................................................        A-2
    1.2     Closing...........................................................................................        A-2
    1.3     Effective Time....................................................................................        A-2
    1.4     Effects of the Merger.............................................................................        A-2
    1.5     Certificate of Incorporation......................................................................        A-2
    1.6     By-Laws...........................................................................................        A-2
    1.7     Officers and Directors of Surviving Corporation...................................................        A-2
    1.8     Effect of Merger on Capital Stock.................................................................        A-3
    1.9     Dissenting Agouron Common Shares..................................................................        A-3
    1.10    Agouron Stock Options.............................................................................        A-3
    1.11    Certain Adjustments...............................................................................        A-4

                                                       ARTICLE II
EXCHANGE OF CERTIFICATES......................................................................................        A-4
    2.1     Exchange Fund.....................................................................................        A-4
    2.2     Exchange Procedures...............................................................................        A-4
    2.3     Distributions with Respect to Unexchanged Shares..................................................        A-5
    2.4     No Further Ownership Rights in Agouron Common Stock...............................................        A-5
    2.5     No Fractional Shares of Warner-Lambert Common Stock...............................................        A-5
    2.6     Termination of Exchange Fund......................................................................        A-6
    2.7     No Liability......................................................................................        A-6
    2.8     Investment of the Exchange Fund...................................................................        A-6
    2.9     Lost Certificates.................................................................................        A-6
    2.10    Withholding Rights................................................................................        A-6
    2.11    Further Assurances................................................................................        A-7
    2.12    Stock Transfer Books..............................................................................        A-7

                                                       ARTICLE III
REPRESENTATIONS AND WARRANTIES................................................................................        A-7
    3.1     Representations and Warranties of Warner-Lambert..................................................        A-7
            (a)        Organization, Standing and Power; Subsidiaries.........................................        A-7
            (b)        Capital Structure......................................................................        A-8
            (c)        Authority; No Conflicts................................................................        A-9
            (d)        Reports and Financial Statements.......................................................       A-10
            (e)        Information Supplied...................................................................       A-11
            (f)        Board Approval.........................................................................       A-11
            (g)        Litigation; Compliance with Laws.......................................................       A-11
            (h)        Absence of Certain Changes or Events...................................................       A-11
            (i)        Environmental Matters..................................................................       A-12
            (j)        Brokers or Finders.....................................................................       A-12
            (k)        Opinion of Warner-Lambert Financial Advisor............................................       A-12
            (l)        Accounting Matters.....................................................................       A-12
    3.2     Representations and Warranties of Agouron.........................................................       A-12
            (a)        Organization, Standing and Power; Subsidiaries.........................................       A-12
            (b)        Capital Structure......................................................................       A-13
            (c)        Authority; No Conflicts................................................................       A-14

                                                                                                                  PAGE
                                                                                                                ---------
            (d)        Reports and Financial Statements.......................................................       A-14
            (e)        Information Supplied...................................................................       A-15
            (f)        Board Approval.........................................................................       A-15
            (g)        Vote Required..........................................................................       A-16
            (h)        Litigation; Compliance with Laws.......................................................       A-16
            (i)        Absence of Certain Changes or Events...................................................       A-16
            (j)        Environmental Matters..................................................................       A-16
            (k)        Intellectual Property..................................................................       A-17
            (l)        Rights Agreement.......................................................................       A-18
            (m)        Brokers or Finders.....................................................................       A-18
            (n)        Opinion of Agouron Financial Advisor...................................................       A-18
            (o)        Accounting Matters.....................................................................       A-18
            (p)        Taxes..................................................................................       A-18
            (q)        Certain Contracts......................................................................       A-19
            (r)        Employee Benefit Plans.................................................................       A-20
            (s)        Labor Matters..........................................................................       A-21
            (t)        Affiliate Transactions.................................................................       A-21
            (u)        Material Contract Defaults.............................................................       A-21
            (v)        Insurance..............................................................................       A-22
            (w)        Year 2000 Compliance...................................................................       A-22
            (x)        Supply.................................................................................       A-22
            (y)        Investigational Compounds and Viracept.................................................       A-22
            (z)        Generic Drug Enforcement Act...........................................................       A-22
    3.3     Representations and Warranties of Warner-Lambert and Merger Sub...................................       A-22
            (a)        Organization...........................................................................       A-22
            (b)        Corporate Authorization................................................................       A-22
            (c)        Non-Contravention......................................................................       A-23
            (d)        No Business Activities.................................................................       A-23

                                                       ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS.....................................................................       A-23
    4.1     Conduct of Business of Agouron Pending the Merger.................................................       A-23
    4.2     Conduct of Business of Warner-Lambert Pending the Merger..........................................       A-25
    4.3     Governmental Filings..............................................................................       A-26
    4.4     Control of Other Party's Business.................................................................       A-26

                                                        ARTICLE V
ADDITIONAL AGREEMENTS.........................................................................................       A-26
    5.1     Preparation of Form S-4 and the Proxy Statement; Stockholders Meeting.............................       A-26
    5.2.    Accountant's Letters..............................................................................       A-27
    5.3     Access to Information.............................................................................       A-28
    5.4     Reasonable Best Efforts...........................................................................       A-28
    5.5     No Solicitation of Transactions...................................................................       A-29
    5.6     Employee Benefits Matters.........................................................................       A-30
    5.7     Directors' and Officers' Indemnification and Insurance............................................       A-32
    5.8     Notification of Certain Matters...................................................................       A-32
    5.9     Public Announcements..............................................................................       A-32
    5.10    Listing of Shares of Warner-Lambert Common Stock..................................................       A-32
    5.11    Affiliates........................................................................................       A-33
    5.12    Amendment to the Rights Agreement.................................................................       A-33
    5.13    Divisional Stock Proposal.........................................................................       A-33

                                                                                                                  PAGE
                                                                                                                ---------
                                                       ARTICLE VI
CONDITIONS PRECEDENT..........................................................................................       A-33
    6.1     Conditions to Each Party's Obligation to Effect the Merger........................................       A-33
            (a)        Stockholder Approval...................................................................       A-33
            (b)        No Injunctions or Restraints, Illegality...............................................       A-33
            (c)        HSR Act................................................................................       A-34
            (d)        NYSE Listing...........................................................................       A-34
            (e)        Effectiveness of the Form S-4..........................................................       A-34
            (f)        Pooling................................................................................       A-34
    6.2     Additional Conditions to Obligations of Warner-Lambert and Merger Sub.............................       A-34
            (a)        Representations and Warranties.........................................................       A-34
            (b)        Performance of Obligations of Agouron..................................................       A-34
            (c)        Tax Opinion............................................................................       A-35
            (d)        No Material Adverse Change.............................................................       A-35
            (e)        Rights Agreement.......................................................................       A-35
            (f)        Dissenting Agouron Shares..............................................................       A-35
    6.3     Additional Conditions to Obligations of Agouron...................................................       A-35
            (a)        Representations and Warranties.........................................................       A-35
            (b)        Performance of Obligations of Warner-Lambert...........................................       A-35
            (c)        Tax Opinion............................................................................       A-35
            (d)        No Material Adverse Change.............................................................       A-35

                                                       ARTICLE VII
TERMINATION AND AMENDMENT.....................................................................................       A-36
    7.1     Termination.......................................................................................       A-36
    7.2     Effect of Termination.............................................................................       A-37
    7.3     Fees and Expenses.................................................................................       A-37
    7.4     Amendment.........................................................................................       A-38
    7.5     Extension; Waiver.................................................................................       A-38

                                                      ARTICLE VIII
GENERAL PROVISIONS............................................................................................       A-38
    8.1     Non-Survival of Representations, Warranties and Agreements........................................       A-38
    8.2     Notices...........................................................................................       A-38
    8.3     Interpretation....................................................................................       A-39
    8.4     Counterparts......................................................................................       A-39
    8.5     Entire Agreement; No Third Party Beneficiaries....................................................       A-39
    8.6     Governing Law.....................................................................................       A-40
    8.7     Severability......................................................................................       A-40
    8.8     Assignment........................................................................................       A-40
    8.9     Submission to Jurisdiction; Waivers...............................................................       A-40
    8.10    Enforcement.......................................................................................       A-40
    8.11    Definitions.......................................................................................       A-41

                                LIST OF EXHIBITS

EXHIBIT    TITLE
---------  --------------------------------------------------------------------------------------------------

  1.5      Certificate of Incorporation

  1.7      Board of Directors of Surviving Corporation

  3.2(z)   Generic Drug Enforcement Act Barred Individuals

  5.6(a)   Employees Excluded from Certain Benefit Plans

  5.11     Form of Affiliate Letter

    AGREEMENT AND PLAN OF MERGER, dated as of January 26, 1999 (this "AGREEMENT"), among WARNER-LAMBERT COMPANY, a Delaware corporation ("WARNER-LAMBERT"), WLC ACQUISITION CORPORATION, a California corporation and a direct wholly-owned subsidiary of Warner-Lambert ("MERGER SUB"), and AGOURON PHARMACEUTICALS, INC., a California corporation ("AGOURON").

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of Agouron and Warner-Lambert deem it advisable and in the best interests of each corporation and its respective stockholders that Agouron and Warner-Lambert engage in a business combination in order to advance the long-term strategic business interests of Agouron and Warner-Lambert;

    WHEREAS, the combination of Agouron and Warner-Lambert shall be effected by the terms of this Agreement through a merger as outlined below (the "MERGER");

    WHEREAS, in furtherance thereof, the respective Boards of Directors of Agouron and Warner-Lambert have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, without par value, of Agouron ("AGOURON COMMON STOCK") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held directly or indirectly by Agouron, will be converted into the right to receive shares of voting common stock, par value $1.00 per share, of Warner-Lambert ("WARNER-LAMBERT COMMON STOCK") as set forth in Section 1.8;

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder;

    WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests transaction under United States generally accepted accounting principles ("GAAP"); and

    WHEREAS, as a condition to its willingness to enter into this Agreement, Warner-Lambert has required that, simultaneously with the execution hereof, Agouron enter into the option agreement ("STOCK OPTION AGREEMENT"), dated as of the date hereof, with Warner-Lambert, pursuant to which Agouron is granting to Warner-Lambert an option to purchase up to 19.9% of Agouron Common Stock on the terms and conditions set forth therein.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and the Stock Option Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the California General Corporation Law (the "CGCL"), Merger Sub shall be merged with and into Agouron at the Effective Time. Immediately, following the Merger, the separate corporate existence of Merger Sub shall cease and Agouron shall continue as the surviving corporation (the "SURVIVING CORPORATION") under the name Agouron.

    1.2 CLOSING. Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the "CLOSING") will take place on the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (other than any such conditions which by their terms cannot be satisfied until the Closing Date, which shall be required to be so satisfied or waived on the Closing Date), unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "CLOSING DATE"). The Closing shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, 10017, unless another place is agreed to in writing by the parties hereto.

    1.3 EFFECTIVE TIME. At the Closing the parties shall (i) file a certificate of merger (the "CERTIFICATE OF MERGER") in such form as is required by and executed in accordance with the relevant provisions of the CGCL and (ii) make all other filings or recordings required under the CGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the California Secretary of State or at such subsequent time as Warner-Lambert and Agouron shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "EFFECTIVE TIME").

    1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Agouron and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Agouron and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

    1.5 CERTIFICATE OF INCORPORATION. The certificate of incorporation of Agouron, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read in its entirety in the form set forth as Exhibit 1.5 and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

    1.6 BY-LAWS. At the Effective Time and without any further action on the part of Agouron and Merger Sub, the By-Laws of Merger Sub shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law.

    1.7 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. The officers of Agouron as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of the Surviving Corporation as of the Effective Time shall be as provided in Exhibit 1.7, which individuals will serve as directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

    1.8  EFFECT OF MERGER ON CAPITAL STOCK.

    (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, each share of Agouron Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Agouron Common Stock held by Agouron, all of which shall be canceled as provided in Section 1.8(c)) shall be converted into the right to receive from Warner-Lambert a fraction of a share of Warner-Lambert Common Stock equal to the Exchange Ratio (as defined in Section 8.11), including the corresponding percentage of a right to purchase shares of Warner-Lambert's Series A Preferred Stock (as defined in Section 3.1(b)) pursuant to the Warner-Lambert Rights Agreement (as defined in Section 3.1(b)), of Warner-Lambert Common Stock (together with any cash in lieu of fractional shares of Warner-Lambert Common Stock to be paid pursuant to Section 2.5, the "MERGER CONSIDERATION").

    (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Agouron Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Agouron Common Stock (a "CERTIFICATE") shall thereafter cease to have any rights with respect to such shares of Agouron Common Stock, except as provided herein or by law.

    (c) Each share of Agouron Common Stock issued and owned or held by Agouron at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Warner-Lambert or other consideration shall be delivered in exchange therefor.

    (d) Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into issued, outstanding and unchanged as validly issued, fully paid and nonassessable shares of common stock, no par value, of the Surviving Corporation as of the Effective Time.

    1.9 DISSENTING AGOURON COMMON SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Agouron Common Stock whose holders have perfected dissenters' rights under Section 1300 et seq. of the CGCL ("DISSENTING AGOURON COMMON SHARES") shall not be converted into the right to receive or be exchangeable for, the Merger Consideration provided for in Section 1.8 hereof, but, instead, the holders thereof shall be entitled to payment, by Agouron, of the value of such Dissenting Agouron Common Shares as agreed upon or determined in accordance with the provisions of Section 1300 et seq. of the CGCL.

    1.10  AGOURON STOCK OPTIONS

    (a) On or prior to the Effective Time, Agouron will take all action necessary such that each Agouron Stock Option (as defined in Section 3.2(b)) that was granted pursuant to the Agouron Stock Option Plans (as defined in Section 3.2(b)) prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Agouron Common Stock and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Agouron Stock Option, that number of shares of Warner-Lambert Common Stock determined by multiplying the number of shares of Agouron Common Stock subject to such Agouron Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Warner-Lambert Common Stock, at a price per share equal to the per share exercise price specified in such Agouron Stock Option divided by the Exchange Ratio all adjusted for any fractional shares eliminated by rounding to ensure the intrinsic value of the option at consummation is preserved; provided, however, that in the case of any Agouron Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of
Section 424(a) of the Code.

    (b) As soon as practicable after the Effective Time, Warner-Lambert shall deliver to the holders of Agouron Stock Options appropriate notices setting forth such holders' rights pursuant to the Agouron Stock Option Plans and the agreements evidencing the grants of such Agouron Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.10 after giving effect to the Merger and the terms of the Agouron Stock Option Plans). To the extent permitted by law, Warner-Lambert shall comply with the terms of the Agouron Stock Option Plans and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, such Agouron Stock Option Plans, to have the Agouron Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Warner-Lambert after the Effective Time.

    (c) Warner-Lambert shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Warner-Lambert Common Stock for delivery upon exercise of Agouron Stock Options in accordance with this Section
1.10. Promptly after the Effective Time, Warner-Lambert shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Warner-Lambert Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), where applicable, Warner-Lambert shall administer the Agouron Stock Option Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

    1.11 CERTAIN ADJUSTMENTS. If, between the date of this Agreement and the Effective Time, the outstanding Warner-Lambert Common Stock or Agouron Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Agouron Common Stock the same economic effect as contemplated by this Agreement prior to such event.

                                   ARTICLE II
                            EXCHANGE OF CERTIFICATES

    2.1 EXCHANGE FUND. Prior to the Effective Time, Warner-Lambert shall appoint a commercial bank or trust company having net capital of not less than $100,000,000, or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "EXCHANGE AGENT"). At or prior to the Effective Time, Warner-Lambert shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Agouron Common Stock, certificates representing the Warner-Lambert Common Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of Agouron Common Stock. Warner-Lambert agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Warner-Lambert Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND".

    2.2 EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Warner-Lambert may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Warner-Lambert Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Agouron Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this
Article II, including cash in lieu of any fractional shares of Warner-Lambert Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Agouron Common Stock which is not registered in the transfer records of Agouron, one or more shares of Warner-Lambert Common Stock evidencing, in the aggregate, the proper number of shares of Warner-Lambert Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Warner-Lambert Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Agouron Common Stock to such a transferee if the Certificate representing such shares of Agouron Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

    2.3 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made with respect to shares of Warner-Lambert Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Warner-Lambert Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Warner-Lambert Common Stock shall be paid to any such holder pursuant to
Section 2.5 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Warner-Lambert Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Warner-Lambert Common Stock to which such holder is entitled pursuant to Section 2.5, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Warner-Lambert Common Stock.

    2.4 NO FURTHER OWNERSHIP RIGHTS IN AGOURON COMMON STOCK. All shares of Warner-Lambert Common Stock issued and cash paid upon conversion of shares of Agouron Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Agouron Common Stock. Until surrendered as contemplated by this
Article II, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

    2.5  NO FRACTIONAL SHARES OF WARNER-LAMBERT COMMON STOCK.

    (a) No certificates or scrip or shares of Warner-Lambert Common Stock representing fractional shares of Warner-Lambert Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Warner-Lambert or a holder of shares of Warner-Lambert Common Stock.

    (b) Notwithstanding any other provision of this Agreement, each holder of shares of Agouron Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Warner-Lambert Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Warner-Lambert Common Stock multiplied by (ii) the closing price for a share of Warner-Lambert Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately following the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Warner-Lambert, and Warner-Lambert shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

    2.6 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Warner-Lambert or otherwise on the instruction of Warner-Lambert and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Warner-Lambert for the Merger Consideration with respect to the shares of Agouron Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional shares of Warner-Lambert Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Warner-Lambert Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Agouron Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of Warner-Lambert free and clear of any claims or interest of any Person previously entitled thereto.

    2.7 NO LIABILITY. None of Warner-Lambert, Merger Sub, Agouron, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    2.8 INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Warner-Lambert on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Warner-Lambert.

    2.9 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Agouron Common Stock formerly represented thereby, any cash in lieu of fractional shares of Warner-Lambert Common Stock, and unpaid dividends and distributions on shares of Warner-Lambert Common Stock deliverable in respect thereof, pursuant to this Agreement.

    2.10 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Warner-Lambert shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Agouron Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Warner-Lambert, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Agouron Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Warner-Lambert, as the case may be.

    2.11 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Agouron or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Agouron or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    2.12 STOCK TRANSFER BOOKS. The stock transfer books of Agouron shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Agouron Common Stock thereafter on the records of Agouron. On or after the Effective Time, any Certificates presented to the Exchange Agent or Warner-Lambert for any reason shall be converted into the Merger Consideration with respect to the shares of Agouron Common Stock formerly represented thereby, any cash in lieu of fractional shares of Warner-Lambert Common Stock to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    3.1 REPRESENTATIONS AND WARRANTIES OF WARNER-LAMBERT. Except as set forth in the Warner-Lambert Disclosure Schedule delivered by Warner-Lambert to Agouron prior to the execution of this Agreement (the "WARNER-LAMBERT DISCLOSURE SCHEDULE") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) Warner-Lambert represents and warrants to Agouron as follows:

    (a)  ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.

        (i) Each of Warner-Lambert and each of its Subsidiaries (as defined in Section 8.11) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.11) on Warner-Lambert, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert. The copies of the certificate of incorporation and by-laws of Warner-Lambert which were previously furnished or made available to Agouron are true, complete and correct copies of such documents as in effect on the date of this Agreement.

        (ii) Exhibit 21 to Warner-Lambert's Annual Report on Form 10-K for the year ended December 31, 1997 includes all the Subsidiaries of Warner-Lambert which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in each such Significant

    Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Warner-Lambert, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) other than Liens or restrictions that do not have a Material Adverse Effect on Warner-Lambert. Except as set forth in the Warner-Lambert SEC Reports (as defined in Section 3.1(d)), as of the date of this Agreement, neither Warner-Lambert nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to Warner-Lambert and its Subsidiaries taken as a whole.

    (b)  CAPITAL STRUCTURE.

        (i) As of December 31, 1998, the authorized capital stock of Warner-Lambert consisted of (A) 1,200,000,000 shares of Warner-Lambert Common Stock of which 821,552,156 shares were outstanding and 140,429,452 shares were held in the treasury of Warner-Lambert and (B) 5,000,000 shares of Preferred Stock, par value $1.00 per share, none of which were outstanding and 400,000 shares of which have been designated as Series A Junior Participating Preferred Stock (the "SERIES A PREFERRED STOCK") and reserved for issuance upon exercise of certain rights as set forth in the Amended and Restated Rights Agreement dated as of March 25, 1997 between Warner-Lambert and First Chicago Trust Company of New York, as rights agent (the "Warner-Lambert Rights Agreement"). Since December 31, 1998 to the date of this Agreement, there have been no issuances of shares of the capital stock of Warner-Lambert or any other securities of Warner-Lambert other than issuances of shares pursuant to options or rights outstanding as of December 31, 1998 under the Benefit Plans (as defined in Section 8.11) of Warner-Lambert. All issued and outstanding shares of the capital stock of Warner-Lambert are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of December 31, 1998 no options, warrants or other rights to acquire capital stock from Warner-Lambert other than options, restricted stock and share equivalents representing in the aggregate the right to purchase 182,942,041 shares of Warner-Lambert Common Stock under the Warner-Lambert Company 1989 Stock Plan, as amended to January 27, 1998, Warner-Lambert Company 1992 Stock Plan, as amended to January 27, 1998, Warner-Lambert Company 1996 Stock Plan, as amended to January 27, 1998 and Restricted Stock Plan for Directors of Warner-Lambert Company, as amended to January 28, 1992 (collectively, the "WARNER-LAMBERT STOCK PLANS").

        (ii) No bonds, debentures, notes or other indebtedness of Warner-Lambert having the right to vote on any matters on which holders of capital stock of Warner-Lambert may vote ("WARNER-LAMBERT VOTING DEBT") are issued or outstanding.

        (iii) Except as otherwise set forth in this Section 3.1(b) and as contemplated by Section 1.8 and Section 1.10, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Warner-Lambert or any of its Subsidiaries is a party or by which any of them is bound obligating Warner-Lambert to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Warner-Lambert or obligating Warner-Lambert to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Warner-Lambert to repurchase, redeem or otherwise acquire any shares of capital stock of Warner-Lambert.

    (c)  AUTHORITY; NO CONFLICTS.

        (i) Warner-Lambert has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby, including, without limitation, the issuance of the shares of Warner-Lambert Common Stock to be issued in the Merger (the "Share Issuance"). The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Warner-Lambert. Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by Warner-Lambert and constitutes a valid and binding agreement of Warner-Lambert, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

        (ii) The execution and delivery of this Agreement and the Stock Option Agreement by Warner-Lambert does not or will not, as the case may be, and the consummation by Warner-Lambert of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, is hereinafter referred to as a "Violation") pursuant to: (A) any provision of the certificate of incorporation or by-laws of Warner-Lambert or any material Subsidiary of Warner-Lambert or
    (B) except as would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Warner-Lambert or any Subsidiary of Warner-Lambert, or their respective properties or assets.

        (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "GOVERNMENTAL ENTITY"), is required by or with respect to Warner-Lambert or any Subsidiary of Warner-Lambert in connection with the execution and delivery of this Agreement or the Stock Option Agreement by Warner-Lambert or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (B) state securities or "blue sky" laws (the "BLUE SKY LAWS"), (C) the Securities Act, (D) the Exchange Act, (E) the CGCL with respect to the filing of the Certificate of Merger, (F) rules and regulations of the NYSE and the Nasdaq National Market, (G) antitrust or other competition laws of other jurisdictions, (H) the Consent Decree of Permanent Injunction, dated August 16, 1993 between Warner-Lambert and the United States, (I) the Investment Canada Act, and (J) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (I) are hereinafter referred to as "NECESSARY CONSENTS".

    (d)  REPORTS AND FINANCIAL STATEMENTS.

        (i) Warner-Lambert has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "WARNER-LAMBERT SEC REPORTS"). Since such date, no Subsidiary of Warner-Lambert is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Warner-Lambert SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Warner-Lambert SEC Reports together with any public announcements in a news release issued by the Dow Jones news service, PR Newswire or any equivalent service (collectively, a "DOW JONES NEWS RELEASE") made by Warner-Lambert after the date hereof, taken as a whole, as of the Effective Time will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances existing as of the Effective Time, not misleading. Each of the financial statements (including the related notes) included in the Warner-Lambert SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Warner-Lambert and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount. All of such Warner-Lambert SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Warner-Lambert SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

        (ii) Except as disclosed in the Warner-Lambert SEC Reports filed prior to the date hereof, since December 31, 1997, Warner-Lambert and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Warner-Lambert and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or
    (B) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Warner-Lambert.

    (e)  INFORMATION SUPPLIED.

        (i) None of the information supplied or to be supplied by Warner-Lambert for inclusion or incorporation by reference in (A) the registration statement on Form S-4 to be filed with the SEC by Warner-Lambert in connection with the issuance of shares of Warner-Lambert Common Stock in connection with the Merger, or any of the amendments or supplements thereto (collectively, the "FORM S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the proxy statement for use relating to the adoption by the stockholders of Agouron of this Agreement or any of the amendments or supplements thereto (collectively, the "PROXY STATEMENT") will, on the date it is first mailed to Agouron stockholders or at the time of the Agouron Stockholders Meeting (as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

        (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Warner-Lambert with respect to statements made or incorporated by reference in the Form S-4 based on information supplied by Agouron for inclusion or incorporation by reference therein.

    (f) BOARD APPROVAL. The Board of Directors of Warner-Lambert, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "WARNER-LAMBERT BOARD APPROVAL"), has duly (i) determined that this Agreement and the Stock Option Agreement, and the Merger are fair to and in the best interests of Warner-Lambert and its stockholders, and (ii) approved this Agreement and the Stock Option Agreement, the Merger and the Share Issuance. To the Knowledge of Warner-Lambert, no state takeover statute is applicable to the Merger or the Stock Option Agreement or the other transactions contemplated hereby.

    (g)  LITIGATION; COMPLIANCE WITH LAWS.

        (i) Except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement and except for any FDA action which may arise out of the Advisory Committee meeting related to Rezulin that is currently scheduled for March 26, 1999, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Warner-Lambert, threatened, against or affecting Warner-Lambert or any Subsidiary of Warner-Lambert having, or which would reasonably be expected to have a Material Adverse Effect on Warner-Lambert, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Warner-Lambert or any Subsidiary of Warner-Lambert having, or which reasonably would be expected to have a Material Adverse Effect on Warner-Lambert.

        (ii) Except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement and except as would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert, Warner-Lambert and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Warner-Lambert and its Subsidiaries, taken as a whole (the "WARNER-LAMBERT PERMITS"). Warner-Lambert and its Subsidiaries are in compliance with the terms of the Warner-Lambert Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert. Except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement, the businesses of Warner-Lambert and its Subsidiaries are not being conducted in violation of, and Warner-Lambert has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert.

    (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement and the Stock Option Agreement, or the transactions contemplated hereby, except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement, except for any FDA action which may arise out of the Advisory Committee meeting related to Rezulin that is currently scheduled for March 26, 1999, and except as permitted by Section 4.2, since January 1, 1999, Warner-Lambert and its Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on Warner-Lambert or (ii) any action taken by Warner-Lambert or any of its Subsidiaries during the period from January 1, 1999 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of
Section 4.2.

    (i) ENVIRONMENTAL MATTERS. Except as would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert, (i) the operations of Warner-Lambert and, to the Knowledge of Warner-Lambert, any entity for which Warner-Lambert may be responsible, has been and is in compliance with all applicable Environmental Laws (as defined in Section 3.2(j)) and with all Environmental Permits (as defined in Section 3.2(j)), and (ii) there are no pending or, to the Knowledge of Warner-Lambert, threatened, actions, suits, claims, investigations or other proceedings (collectively, "ACTIONS") under or pursuant to Environmental Laws against Warner-Lambert or, to the Knowledge of Warner-Lambert, any entity for which Warner-Lambert may be responsible, or involving any real property currently or, to the Knowledge of Warner-Lambert, formerly owned, operated or leased by Warner-Lambert.

    (j) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement or the Stock Option Agreement, based upon arrangements made by or on behalf of Warner-Lambert, except Goldman, Sachs & Co. (the "WARNER-LAMBERT FINANCIAL ADVISOR"), whose fees and expenses will be paid by Warner-Lambert in accordance with Warner-Lambert's agreement with such firm.

    (k) OPINION OF WARNER-LAMBERT FINANCIAL ADVISOR. Warner-Lambert has received the opinion of the Warner-Lambert Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Warner-Lambert, a copy of which opinion has been made available to Agouron.

    (l) ACCOUNTING MATTERS. To the Knowledge of Warner-Lambert, neither Warner-Lambert nor any of its affiliates has taken or agreed to take any action that would prevent Warner-Lambert from accounting for the Merger as a "pooling of interests". At or prior to the Closing Date, Warner-Lambert has received a letter from its independent public accountants addressed to Warner-Lambert, to the effect that, based upon representations provided by Warner-Lambert, accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board, applicable SEC rules and regulations and other authoritative literature is appropriate if the Merger is consummated and closed as contemplated by this Agreement.

    3.2 REPRESENTATIONS AND WARRANTIES OF AGOURON. Except as set forth in the Agouron Disclosure Schedule delivered by Agouron to Warner-Lambert prior to the execution of this Agreement (the "AGOURON DISCLOSURE SCHEDULE") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), Agouron represents and warrants to Warner-Lambert as follows:

    (a)  ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.

        (i) Each of Agouron and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on Agouron and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect on Agouron. The copies of the certificate of incorporation and by-laws of Agouron which were previously furnished or made available to Warner-Lambert are true, complete and correct copies of such documents as in effect on the date of this Agreement.

        (ii) Exhibit 21 to Agouron's Annual Report on Form 10-K for the year ended June 30, 1998, as amended ("AGOURON 10-K", together with Agouron's Form 10-Q for the quarterly period ended September 30, 1998 ("AGOURON SEPTEMBER 98 10Q"), the "AGOURON REPORTS") includes all the Subsidiaries of Agouron which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Agouron, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth in the Agouron Reports, neither Agouron nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, that is or would reasonably be expected to be material to Agouron and its Subsidiaries taken as a whole.

    (b)  CAPITAL STRUCTURE.

        (i) As of December 31, 1998, the authorized capital stock of Agouron consisted of (A) 75,000,000 shares of Agouron Common Stock, of which 31,728,847 shares were outstanding and (B) 2,000,000 shares of Preferred Stock, without par value, none of which were outstanding and 2,000 shares of which have been designated Series B Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "RIGHTS") distributed to the holders of Agouron Common Stock pursuant to the Amended and Restated Rights Agreement dated as of November 10, 1998, between Agouron and Chase Mellon Shareholder Services, L.L.C., as Rights Agent, as amended (the "RIGHTS AGREEMENT"). Since December 31, 1998 to the date of this Agreement, there have been no issuances of shares of the capital stock of Agouron or any other securities of Agouron other than issuances of shares (and accompanying Rights) pursuant to options or rights outstanding as of December 31, 1998 under the Benefit Plans of Agouron. All issued and outstanding shares of the capital stock of Agouron are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of December 31, 1998 no options, warrants or other rights to acquire capital stock from Agouron other than (x) the Rights and (y) options representing in the aggregate the right to purchase no more than 8,747,636 shares of Agouron Common Stock (collectively, the "AGOURON STOCK OPTIONS") under the Agouron Restated 1996 Stock Option Plan, Agouron 1985 Stock Option Plan, Agouron 1990 Stock Option Plan, Agouron 1998 Stock Option Plan, Agouron Restated Employee Stock Purchase Plan, the Alanex Corporation 1993 Stock Plan and the Alanex Corporation 1996 Equity Incentive Plan and other individual Alanex stock option agreements, as each such plan has been amended (collectively, the "AGOURON STOCK OPTION PLANS"). Section 3.2(b) of the Agouron Disclosure Schedule sets forth a complete and correct list, as of December 31, 1998, of the number of shares of Agouron Common Stock subject to Agouron Stock Options or other rights to purchase or receive Agouron Common Stock granted under the Benefit Plans of Agouron or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from Agouron have been issued or granted since December 31, 1998 to the date of this Agreement, other than pursuant to the Stock Option Agreement or as permitted under Section 4.1 of this Agreement.

        (ii) No bonds, debentures, notes or other indebtedness of Agouron having the right to vote on any matters on which stockholders may vote ("AGOURON VOTING DEBT") are issued or outstanding.

        (iii) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Agouron or any of its Subsidiaries is a party or by which any of them is bound obligating Agouron or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Agouron or any of its Subsidiaries or obligating Agouron or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Agouron or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Agouron or any of its Subsidiaries.

    (c)  AUTHORITY; NO CONFLICTS.

        (i) Agouron has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Agouron Vote (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Agouron, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Agouron Vote. Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by Agouron and constitutes a valid and binding agreement of Agouron, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

        (ii) The execution and delivery of this Agreement and the Stock Option Agreement by Agouron does not or will not, as the case may be, and the consummation by Agouron of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or by-laws of Agouron or any Subsidiary of Agouron or (B) except as would not reasonably be expected to have a Material Adverse Effect on Agouron, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Agouron or any Subsidiary of Agouron or their respective properties or assets.

        (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Agouron or any Subsidiary of Agouron in connection with the execution and delivery of this Agreement or the Stock Option Agreement by Agouron or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on Agouron.

    (d)  REPORTS AND FINANCIAL STATEMENTS.

        (i) Agouron has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since July 1, 1998 (collectively, including all exhibits thereto, the "AGOURON SEC REPORTS"). No Subsidiary of Agouron is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Agouron SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Agouron

    SEC Reports together with any public announcements in a Dow Jones News Release made by Agouron after the date hereof, taken as a whole, as of the Effective Time will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances existing as of the Effective Time, not misleading. Each of the financial statements (including the related notes) included in the Agouron SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Agouron and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount. All of such Agouron SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Agouron SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

        (ii) Except as disclosed in the Agouron Reports filed prior to the date hereof, since June 30, 1998, Agouron and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Agouron and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Agouron.

    (e)  INFORMATION SUPPLIED.

        (i) None of the information supplied or to be supplied by Agouron for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Proxy Statement will, on the date it is first mailed to Agouron stockholders or at the time of the Agouron Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

        (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Agouron with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by Warner-Lambert or Merger Sub for inclusion or incorporation by reference therein.

    (f) BOARD APPROVAL. The Board of Directors of Agouron, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "AGOURON BOARD APPROVAL"), has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Agouron and its stockholders, (ii) approved this Agreement and the Stock Option Agreement, and the Merger, (iii) recommended that the stockholders of Agouron adopt this Agreement, and approve the Merger and directed that this Agreement, and the transactions contemplated hereby be submitted for consideration by Agouron's stockholders at the Agouron Stockholders Meeting and (iv) confirmed that the Agouron Stock Options will not accelerate as a result of the Merger unless the optionee is involuntarily terminated by the Surviving Corporation within one year of the Effective Time. To the Knowledge of Agouron, no state takeover statute is applicable to the Merger or the Stock Option Agreement or the other transactions contemplated hereby and thereby.

    (g) VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Agouron Common Stock to approve the Merger (the "REQUIRED AGOURON VOTE") is the only vote of the holders of any class or series of Agouron capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

    (h)  LITIGATION; COMPLIANCE WITH LAWS.

        (i) Except as disclosed in the Agouron Reports filed prior to the date of this Agreement, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Agouron, threatened, against or affecting Agouron or any Subsidiary of Agouron having, or which would reasonably be expected to have a Material Adverse Effect on Agouron, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Agouron or any Subsidiary of Agouron having, or which reasonably would be expected to have a Material Adverse Effect on Agouron.

        (ii) Except as disclosed in the Agouron Reports filed prior to the date of the Agreement and except as would not reasonably be expected to have a Material Adverse Effect on Agouron, Agouron and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Agouron and its Subsidiaries, taken as a whole (the "AGOURON PERMITS"). Agouron and its Subsidiaries are in compliance with the terms of the Agouron Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect on Agouron. Except as disclosed in the Agouron Reports filed prior to the date of this Agreement, the businesses of Agouron and its Subsidiaries are not being conducted in violation of, and Agouron has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not reasonably be expected to have a Material Adverse Effect on Agouron.

    (i) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement and the Stock Option Agreement or the transactions contemplated hereby and thereby, except as disclosed in the Agouron Reports filed prior to the date of this Agreement, and except as permitted by
Section 4.1, since June 30, 1998, Agouron and its Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on Agouron or (ii) any action taken by Agouron or any of its Subsidiaries during the period from June 30, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1.

    (j) ENVIRONMENTAL MATTERS. Except as disclosed in Section 3.2(j) of the Agouron Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect on Agouron, (i) the operations of Agouron and its Subsidiaries and, to the Knowledge of Agouron, any entity for which any of them may be responsible, have been and are in compliance with all applicable Environmental Laws and with all Environmental Permits, (ii) there are no pending or, to the Knowledge of Agouron, threatened, actions, suits, claims, investigations or other proceedings (collectively, "ACTIONS") under or pursuant to Environmental Laws against Agouron or its Subsidiaries or, to the Knowledge of Agouron, any entity for which any of them may be responsible, or involving any real property currently or, to the Knowledge of Agouron, formerly owned, operated or leased by Agouron or its Subsidiaries, (iii) Agouron and its Subsidiaries and, to the Knowledge of Agouron, any entity for which any of them may be responsible, are not subject to any Environmental Liabilities and, to the Knowledge of Agouron, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the Knowledge of Agouron, formerly owned, operated or leased by Agouron or its Subsidiaries or any entity for which any of them may be responsible, or operations thereon would reasonably be expected to result in Environmental Liabilities,

(iv) to the Knowledge of Agouron, all real property owned and all real property operated or leased by Agouron or its Subsidiaries or any entity for which any of them may be responsible is free of Hazardous Materials in conditions or concentrations that would reasonably be expected to have an adverse effect on human health or the environment and none of Agouron, any of its Subsidiaries and any entity for which any of them may be responsible has disposed of any Hazardous Materials on or about such premises, (v) to the Knowledge of Agouron, no release, discharge, spillage or disposal of any Hazardous Material and no soil, water or air contamination by any Hazardous Material has occurred or is occurring in, from or on the premises the result of which would have a Material Adverse Effect on Agouron, and (vi) Agouron has provided to Warner-Lambert all Environmental Reports prepared or dated since January 1, 1990, and any prior material Environmental Reports, in the possession or control of Agouron or any of its Subsidiaries.

    As used in this Agreement, "ENVIRONMENTAL LAWS" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. SectionSection 9601 ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. SectionSection 1801 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. SectionSection 6901 ET SEQ., the Clean Water Act, 33 U.S.C. SectionSection 1251 ET SEQ., the Clean Air Act, 42 U.S.C. SectionSection 7401 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. SectionSection 2601 ET SEQ., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., SectionSection 136 ET SEQ., Occupational Safety and Health Act 29 U.S.C. SectionSection 651 ET SEQ. and the Oil Pollution Act of 1990, 33 U.S.C. SectionSection 2701 ET SEQ., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "ENVIRONMENTAL LIABILITIES" with respect to any person means any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws or with respect to Hazardous Materials, and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "ENVIRONMENTAL PERMITS" means any and all permits, consents, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law. As used in this Agreement, "ENVIRONMENTAL REPORT" means any report, study, assessment, audit, or other similar document that addresses any issue of noncompliance with, or liability under, any Environmental Law that may affect Agouron or any of its Subsidiaries. As used in this Agreement, "HAZARDOUS MATERIALS" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

    (k) INTELLECTUAL PROPERTY. Except as would not reasonably be expected to have a Material Adverse Effect on Agouron, (a) Agouron and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) to the Knowledge of Agouron, the use of any Intellectual Property by Agouron and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Agouron or any Subsidiary acquired the right to use any Intellectual Property; (c) to the Knowledge of Agouron, no Person is challenging, infringing on or otherwise violating any right of Agouron or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Agouron or its Subsidiaries; and (d) neither Agouron nor any of its Subsidiaries has received any written notice of any pending claim with respect to any

Intellectual Property used by Agouron and its Subsidiaries and to the Knowledge of Agouron no Intellectual Property owned or licensed by Agouron or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

    For purposes of this Agreement, "INTELLECTUAL PROPERTY" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

    (l) RIGHTS AGREEMENT. The Board of Directors has approved an amendment (such amendment is hereinafter referred to as the "RIGHTS AMENDMENT") to the Rights Agreement so as to provide that: neither Warner-Lambert nor Merger Sub will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the approval, execution and delivery of this Agreement or the Stock Option Agreement and the consummation of the transactions contemplated hereby or thereby, and the Rights (as defined in the Rights Agreement) will expire immediately prior to the Effective Time. Promptly following the execution and delivery of this Agreement, Agouron shall take all action necessary to make the Rights Amendment effective.

    (m) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement or the Stock Option Agreement, based upon arrangements made by or on behalf of Agouron except PaineWebber Incorporated and Westview Securities Inc. (the "AGOURON FINANCIAL ADVISORS"), whose fees and expenses will be paid by Agouron in accordance with Agouron's agreements with such firms, copies of which have been provided to Warner-Lambert.

    (n) OPINION OF AGOURON FINANCIAL ADVISOR. Agouron has received the opinion of PaineWebber Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Agouron Common Stock, a copy of which opinion has been made available to Warner-Lambert.

    (o) ACCOUNTING MATTERS. To the Knowledge of Agouron, neither Agouron nor any of its affiliates has taken or agreed to take any action that would prevent Warner-Lambert from accounting for the Merger as a "pooling of interests". At or prior to the Closing Date, Agouron has received a letter from its independent public accountants addressed to Agouron, to the effect that, based upon representations provided by Agouron, accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board, applicable SEC rules and regulations and other authoritative literature is appropriate if the Merger is consummated and closed as contemplated by this Agreement.

    (p) TAXES. Except as previously discussed between the parties, Agouron and each of its Subsidiaries (which, for the purposes of this Section 3.2(p), shall include any predecessor of any Subsidiary and any incorporated or unincorporated organization in which Agouron alone or together with its Subsidiaries holds an interest of 40% or more of profits or losses) (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) to the Knowledge of Agouron, have paid all Material Taxes that are shown as due and payable on such filed Tax Returns or that Agouron or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (iii) to the Knowledge of Agouron, have paid all other Material charges, claims and assessments received to date in respect of Taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in the Agouron 10-K; (iv) have properly accrued on the balance sheet, in accordance with GAAP, all material contingent or deferred Taxes that have not become due; (v) to the Knowledge of Agouron, have withheld from amounts owing to any employee, creditor or other Person all Material Taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; (vi) as of the date hereof, have neither extended nor waived any applicable statute of limitations with respect to United States federal or state income or franchise Taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise Tax assessment or deficiency; (vii) have never been members of any consolidated group for income tax purposes other than the consolidated group of which Agouron is the common parent; and (viii) are not parties to any tax sharing agreement or arrangement other than with each other. As of the date hereof, there are not pending or threatened in writing any audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Agouron or any Subsidiary. No liens for Taxes exist with respect to any of the assets or properties of Agouron or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith. Agouron has made available to Warner-Lambert true and correct copies of the United States federal income Tax Returns filed by Agouron and its Subsidiaries for each of the fiscal years ended June 30, 1998, 1997 and 1996. There is no contract or agreement, plan or arrangement by Agouron or its Subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Agouron or its Subsidiaries by reason of
Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code. As used in clauses (ii),
(iii), and (v) of this Section 3.2(p), the term "Material" shall mean an amount which, in the aggregate, exceeds $1,000,000.

    As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local and foreign income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or governmental levies of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts or filing requirements and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns, claim for refund, and amended returns) required to be supplied to a Tax authority relating to Taxes.

    (q) CERTAIN CONTRACTS. As of the date hereof except as filed as part of the Agouron Reports, neither Agouron nor any of its Subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts Agouron or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that would, after the Effective Time, to the Knowledge of Agouron, limit or restrict Warner-Lambert or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreement or arrangement would reasonably be expected to have a Material Adverse Effect on Warner-Lambert and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

    (r)  EMPLOYEE BENEFIT PLANS.

        (i) Section 3.2(r)(i) of the Agouron Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (including without limitation multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not under which any employee or former employee of Agouron or any of its Subsidiaries has any present or future right to benefits or under which Agouron or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "PLANS".

        (ii) With respect to each Plan, Agouron has delivered or made available to Warner-Lambert a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement, annuity contract or other funding instrument; (B) the most recent determination letter; (C) any summary plan description and other written communications (or a description of any oral communications) by Agouron or any of its Subsidiaries to its employees concerning the extent of the benefits provided under a Plan; and
    (D) for the three most recent years: (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney responses to auditors' requests for information.

        (iii) (A) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and if intended to be qualified within the meaning of Section 401(a) of the Code is so qualified; (B) with respect to any Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened; (C) neither Agouron nor any other party has engaged in a prohibited transaction, as such term is defined under Section 4975 of the Code or Section 406 of ERISA, which would subject Agouron, the Surviving Corporation, any of their Subsidiaries, Merger Sub or Warner-Lambert to any taxes, penalties or other liabilities under Section 4975 of the Code or Sections 409 or 502(i) of ERISA and Agouron has no other liability under the Code with respect to any Plan, including liability under any other provision of Chapter 43 of the Code; (D) no Plan provides for an increase in benefits on or after the Closing Date; and (E) each Plan may be amended or terminated without obligation or liability (other than those obligations and liabilities for which specific assets have been set aside in a trust or other funding vehicle or reserved for on Agouron's September 30, 1998 balance sheet included in the Agouron September 98 10Q).

        (iv) Neither Agouron nor any member of its Controlled Group has ever maintained, sponsored, administered or contributed to an employee benefit plan subject to Title IV of ERISA, a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) or a welfare benefit plan that provide coverage or benefits to former employees (other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

        (v) No Plan exists which could result in the payment to any employee of Agouron or any of its Subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement.

        (vi) All individuals who are or have been eligible to participate in the Plans based upon the eligibility provisions set forth therein or under applicable law have been provided with a timely opportunity to participate.

    (s) LABOR MATTERS. (1) Neither Agouron nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (2) to the Knowledge of Agouron, neither Agouron nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or sex, age, race or other discrimination or seeking to compel it to bargain with any labor organization as to wages or conditions of employment;
(3) there are no current or threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of Agouron or any Subsidiary, or labor strike and no such activities have occurred during the past 24 months; (4) no grievance, arbitration, complaint or investigation is pending or, to the Knowledge of Agouron, threatened against Agouron or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Agouron; (5) to the Knowledge of Agouron, Agouron and each Subsidiary is in compliance with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to Agouron; (6) Agouron has complied in all material respects with its payment obligations to all employees of Agouron and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Agouron policy, practice, agreement, plan, program or any statute or other law;
(7) Agouron is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of Agouron, nor to the Knowledge of Agouron will Agouron have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by Agouron of any persons employed by Agouron or any of its Subsidiaries on or prior to the Effective Time of the Merger except as required by Code Section 4980B; and (8) Agouron is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") and part 6 and 7 of Title I of ERISA, to the extent applicable, and all other employee notification and bargaining obligations arising under any collective bargaining agreement or statute.

    (t) AFFILIATE TRANSACTIONS. Except as disclosed in Section 3.2(t) of the Agouron Disclosure Schedule, there are no material contracts, commitments, agreements, arrangements or other transactions between Agouron or any of its Subsidiaries, on the one hand, and any (i) officer or director of Agouron or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of Agouron or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

    (u)  MATERIAL CONTRACT DEFAULTS.

        (i) Agouron has provided or made available to Warner-Lambert copies, and has provided a true and correct list to Warner-Lambert, of all material contracts, agreements, commitments, arrangements, leases, policies or other instruments to which it or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound ("MATERIAL CONTRACTS"). Neither Agouron nor any of its Subsidiaries is, or has received any notice or has any Knowledge that any other party is, in default (or would be in default but for the lapse of time or the giving of notice or both) in any respect under any such Material Contract, except for those defaults which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Agouron.

        (ii) Agouron has made available to Warner-Lambert (x) true and correct copies of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness for borrowed money of Agouron or any of its Subsidiaries in an aggregate principal amount in excess of $200,000 is outstanding or may be incurred and

    (y) accurate information regarding the respective principal amounts currently outstanding thereunder.

    (v) INSURANCE. Agouron has provided or made available to Warner-Lambert true, correct and complete copies of all policies of insurance to which Agouron is a party or is a beneficiary or named insured. Agouron maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Agouron (taking into account the cost and availability of such insurance).

    (w)  YEAR 2000 COMPLIANCE.

        (i) Except as disclosed on Section 3.2(w) of the Agouron Disclosure Schedule, all computer hardware, firmware, software, systems, databases, devices, machinery, equipment and related items (including embedded microcontrollers in non-computer equipment), embedded within their products, and/or necessary for Agouron and its Subsidiaries to carry on their business as presently conducted ("Systems") are Year 2000 Compliant, or will be Year 2000 Compliant in sufficient time so as to avoid causing a Material Adverse Effect with respect to Agouron. For purposes hereof, "Year 2000 Compliant" means, when used with respect to the Systems, that such Systems, whether used alone or in combination, will retain full functionality and, without interruption, will correctly differentiate between years, in different centuries, and will accurately process date/time data from, into and between the twentieth and twenty-first centuries, including leap year calculations and unusual date situations (e.g., 9/9/99).

        (ii) Agouron and its Subsidiaries have (A) undertaken an assessment of all Systems that could be adversely affected by a failure to be Year 2000 Compliant on a timely basis, (B) developed a plan and time line for becoming, and for ensuring that their material suppliers become, Year 2000 Compliant on a timely basis and (C) to date, implemented such plan in accordance with such timetable in all material respects. Based on such inventory, review and assessment, Agouron hereby represents and warrants to Warner-Lambert that the estimated total remaining cost of rendering the Systems Year 2000 Compliant is not expected to exceed $1,000,000.

    (x) SUPPLY. As of the date hereof, to the Knowledge of Agouron, there are no circumstances or facts concerning third party suppliers of active ingredient, bulk product and finished product to Agouron (as they relate to Viracept) that would have a material adverse effect on the continued supply of such materials.

    (y) INVESTIGATIONAL COMPOUNDS AND VIRACEPT. As of the date hereof, Agouron has provided to Warner-Lambert all material information relating to AG3340, Remune, AG1549, AG7088 and AG1776 (the "INVESTIGATIONAL COMPOUNDS") and Viracept and to the Knowledge of Agouron, there are no circumstances or facts relating to the Investigational Compounds or Viracept that would individually or in the aggregate be reasonably likely to have a material adverse effect on the development of the Investigational Compounds or the marketing of Viracept.

    (z) GENERIC DRUG ENFORCEMENT ACT. To the Knowledge of Agouron, none of the individuals set forth on Exhibit 3.2(z) have ever (i) been employed or contracted for services by Agouron, or (ii) contributed to the development of any of the Investigational Compounds.

    3.3  REPRESENTATIONS AND WARRANTIES OF WARNER-LAMBERT AND MERGER
SUB.  Warner-Lambert and Merger Sub represent and warrant to Agouron as follows:

    (a) ORGANIZATION. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of California and Merger Sub is a direct wholly-owned subsidiary of Warner-Lambert.

    (b) CORPORATE AUTHORIZATION. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

    (c) NON-CONTRAVENTION. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or by-laws of Merger Sub.

    (d) NO BUSINESS ACTIVITIES. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    4.1 CONDUCT OF BUSINESS OF AGOURON PENDING THE MERGER. Agouron covenants and agrees that, during the period from the date hereof to the Effective Time, unless Warner-Lambert shall otherwise agree in writing in advance, the businesses of Agouron and its Subsidiaries shall be conducted only in, and Agouron and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and Agouron and its Subsidiaries shall each use its commercially reasonable efforts to preserve substantially intact the business organization of Agouron and its Subsidiaries, to keep available the services of the present officers, significant employees and consultants of Agouron and its Subsidiaries and to preserve the present relationships of Agouron and its subsidiaries with such of the customers, suppliers, licensors, licensees, or distributors with which Agouron or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, neither Agouron nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, except as set forth in Section 4.1 of the Agouron Disclosure Schedule, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Warner-Lambert, which consent shall not be unreasonably delayed (but may be withheld):

        (a) Amend its Certificate of Incorporation or By-Laws or equivalent organizational documents;

        (b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, (A) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Agouron or any of its Subsidiaries (except for the issuance of up to 6,108,552 shares of Agouron Common Stock issuable upon exercise of outstanding options granted under the Agouron Stock Option Plans) or (B) any assets of Agouron or any of its Subsidiaries, except for sales of products and payments made pursuant to existing contracts in the ordinary course of business and in a manner consistent with past practice;

        (c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

        (d) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (e) (i) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or (except for the purchase of inventory in the ordinary course of business) any assets; (ii) transfer, lease, mortgage, or otherwise dispose of or subject to any lien any of its assets (including capital stock of Subsidiaries), (iii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees for purchase orders made in the ordinary course of business) or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than borrowings incurred with the prior written consent of Warner-Lambert (which consent shall not be unreasonably withheld or delayed), in an aggregate amount not to exceed $5,000,000); (iv) enter into any material contract or agreement or enter into, or amend or terminate any joint venture arrangements; (v) enter into any agreement as licensee or licensor, (vi) enter into any commitments or transactions material, individually or in the aggregate, to Agouron and its Subsidiaries taken as a whole; (vii) authorize any single capital expenditure which is in excess of $300,000 or capital expenditures which are, in the aggregate, in excess of $750,000 for Agouron and its Subsidiaries taken as a whole other than capital expenditures reflected in Agouron's fiscal 1998 budget, a copy of which has been delivered to Warner-Lambert; or (viii enter into or amend (other than a non-material amendment) any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.1(e);

        (f) Except to the extent required under this Agreement or under any existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement and previously delivered to Warner-Lambert, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of Agouron or its Subsidiaries in the ordinary course of business in accordance with past practice and bonuses paid for fiscal year 1998 in accordance with Section 5.6(a) hereof, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of Agouron or any of its Subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

        (g) Except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

        (h) Take, or permit any of its Subsidiaries to take, any action that (without regard to any action taken or agreed to be taken by Warner-Lambert or any of its affiliates) would prevent (x) Warner-Lambert from accounting for the business combination to be effected by the Merger as a pooling of interests or (y) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

        (i) Make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

        (j) Settle or compromise any pending or threatened suit, action or claim which is material or which relates to the transactions contemplated hereby;

        (k) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Agouron or any of its Subsidiaries (other than the Merger);

        (l) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of Agouron or incurred in the ordinary course of business and consistent with past practice;

        (m) Effectuate a "plant closing" or "mass layoff", as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of Agouron or any of its Subsidiaries;

        (n) Fail to maintain in full force and effect the existing insurance policies covering Agouron and its Subsidiaries and their respective properties, assets and businesses or comparable replacement policies to the extent available for a cost not exceeding the current cost of such policy;

        (o) Except as provided in Section 3.2(l), amend, modify or waive any provision of the Rights Agreement, and shall not take any action to redeem the Rights or render the Rights inapplicable to any transaction (other than the Merger);

        (p) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(o) (other than an action described in Section 4.1(k) or 4.1(o), to the extent such action is permitted pursuant to Section 5.5) or any action which would make any of the representations or warranties of Agouron contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken or would result in any of the conditions set forth in
    Article VI not being satisfied or materially delay the Closing.

    Between the date of this Agreement and the Effective Time, Agouron and its Subsidiaries shall:

        (A) Notify and consult with Warner-Lambert immediately (i) after receipt of any material communication from the FDA or, before giving any material submission to the FDA (including any IND Safety Reports, Fifteen-day Alert Reports or Field Alert Reports, as the case may be) with respect to Viracept or any of the Investigational Compounds or (ii) prior to making any material change to a study protocol, the addition of new trials, or a material change to the development timeline for any of the Investigational Compounds; and

        (B) Notify and consult with Warner-Lambert prior to making any material public announcement with respect to Viracept or any of the Investigational Compounds.

    4.2 CONDUCT OF BUSINESS OF WARNER-LAMBERT PENDING THE MERGER. (a) During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise contemplated by the terms of this Agreement), Warner-Lambert shall use its reasonable best efforts to keep available the services of their current officers and significant employees and preserve their relationships with customers, suppliers, licensors, licensees, or distributors having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time of the Merger.

    (b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Warner-Lambert shall not, without the prior consent of Agouron:

        (i) Amend Warner-Lambert's certificate of incorporation or by-laws in a manner that would be materially adverse to the holders of Warner-Lambert Common Stock;

        (ii) Combine or reclassify or otherwise alter the Warner-Lambert Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or

       (iii) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(b)(i) through 4.2(b)(ii) or any action which would make any of the representations or warranties of Warner-Lambert contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken or (except as otherwise provided herein) would result in any of the conditions set forth in Article VI not being satisfied.

    (c) Warner-Lambert shall not, and shall not permit any of its Subsidiaries to, take any action that (without regard to any action taken or agreed to be taken by Agouron or any of its affiliates) would (x) prevent Warner-Lambert from accounting for the business combination to be effected by the Merger as a pooling of interests, (y), it believes, prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (z) make any of the representations or warranties of Warner-Lambert contained in this Agreement untrue and incorrect such that it would have a Material Adverse Effect on Warner-Lambert or that would result in any of the conditions set forth in
Article VI not being satisfied or materially delay the Closing.

    4.3 GOVERNMENTAL FILINGS. Each of Warner-Lambert (to the extent operational matters directly relate to this Agreement and the Merger) and Agouron shall (a) confer on a regular and frequent basis with the other and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Agouron and Warner-Lambert shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and each of Warner-Lambert (to the extent any report, announcement and publication relates to this Agreement and the Merger or materially impacts the Merger) and Agouron shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

    4.4 CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give Agouron, directly or indirectly, the right to control or direct Warner-Lambert's operations prior to the Effective Time. Nothing contained in this Agreement shall give Warner-Lambert, directly or indirectly, the right to control or direct Agouron's operations prior to the Effective Time. Prior to the Effective Time, each of Agouron and Warner-Lambert shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1  PREPARATION OF FORM S-4 AND THE PROXY STATEMENT; STOCKHOLDERS
MEETING. (a) Promptly following the date of this Agreement, Agouron and Warner-Lambert shall prepare and Agouron shall file with the SEC the Proxy Statement, and Warner-Lambert shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Agouron and Warner-Lambert shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Agouron will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Warner-Lambert shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the issuance of Warner-Lambert Common Stock in connection with the Merger, and Agouron shall furnish all information concerning Agouron and the holders of Agouron Common Stock and rights to acquire Agouron Common Stock pursuant to the Agouron Stock Option Plans as may be reasonably required in connection with any such action. Each of Warner-Lambert and Agouron shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the Proxy Statement. Agouron, Warner-Lambert and Merger Sub each agree to correct any information provided by it for use in the Form S-4 or the Proxy Statement which shall have become false or misleading.

    (b) Agouron, acting through its Board of Directors, shall, subject to and in accordance with its Certificate of Incorporation and By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Form S-4 becomes effective a meeting of the holders of Agouron Common Stock (the "Agouron Stockholders Meeting") for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and
(i) recommend approval and adoption of this Agreement and the transactions contemplated hereby, by the stockholders of Agouron and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval. The Board of Directors of Agouron shall not withdraw, amend or modify in a manner adverse to Warner-Lambert its recommendation referred to in clause (i) of the preceding sentence (or announce publicly its intention to do so), except that such Board of Directors shall be permitted to withdraw, amend or modify its recommendation (or publicly announce its intention to do so) if such Board of Directors determines in good faith, based upon written advice of outside counsel, that it is obligated by their fiduciary duties in accordance with California law to do so. Without limiting the generality of the foregoing, (i) Agouron agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Agouron Common Stock, as required by this Section 5.1, shall not be affected by the withdrawal, amendment or modification of the Board of Directors' recommendation of approval and adoption of this Agreement and the transactions contemplated hereby and (ii) subject to Agouron's rights pursuant to Sections 5.5 and 7.1(h), Agouron agrees that its obligations under this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Agouron of any Acquisition Proposal (as defined in Section 5.5).

    (c) Agouron will cause its transfer agent to make stock transfer records relating to Agouron available to the extent reasonably necessary to effectuate the intent of this Agreement.

    5.2. ACCOUNTANT'S LETTERS. (a) Warner-Lambert shall use reasonable best efforts to cause to be delivered to Agouron a letter from Warner-Lambert's independent public accountants, dated the date on which the Form S-4 shall become effective, addressed to Warner-Lambert, in form and substance reasonably satisfactory to Agouron and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. Warner-Lambert shall use reasonable best efforts to cause to be delivered to Agouron a letter from Warner-Lambert's independent accountants dated as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board, applicable SEC rules and regulations and other authoritative literature is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

    (b) Agouron shall use reasonable best efforts to cause to be delivered to Warner-Lambert a letter from Agouron's independent public accountants, dated the date on which the Form S-4 shall become effective, addressed to Agouron and Warner-Lambert, in form and substance reasonably satisfactory to Warner-Lambert and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. Agouron shall use reasonable best efforts to cause to be delivered to Warner-Lambert a letter from Agouron's independent public accountants, addressed to Agouron and Warner-Lambert, dated as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board, applicable SEC rules and regulations and other authoritative literature is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

    (c) Each of Warner-Lambert and Agouron shall use reasonable best efforts to cause (i) the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board, applicable SEC rules and regulations and other authoritative literature, and (ii) such accounting treatment to be accepted by the SEC.

    5.3 ACCESS TO INFORMATION. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, officers and employees as the other party may reasonably request and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; PROVIDED, HOWEVER, that either party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information. The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the confidential disclosure agreements dated December 15, 1998 and December 23, 1998 between Agouron and Warner-Lambert (the "CONFIDENTIALITY AGREEMENTS"). Any investigation by Warner-Lambert or Agouron shall not affect the representations and warranties of Agouron or Warner-Lambert, as the case may be.

    5.4  REASONABLE BEST EFFORTS.

    (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Nothing in this Section 5.4(a) shall require any of Warner-Lambert and its Subsidiaries or Agouron and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Warner-Lambert, Agouron or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner would reasonably be expected to have a Material Adverse Effect on Warner-Lambert and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

    (b) Each of Warner-Lambert and Agouron shall, in connection with the efforts referenced in Section 5.4(a) to obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "REGULATORY LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

    (c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Warner-Lambert and Agouron shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party's right to terminate this Agreement pursuant to Article VII.

    (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Warner-Lambert and Agouron shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

    (e) From and after the Effective Time, Warner-Lambert will not take or cause or permit the Surviving Corporation to take, any action that it believes would cause the Merger not to qualify as a tax free reorganization under Section 368(a) of the Code.

    5.5 NO SOLICITATION OF TRANSACTIONS. Agouron agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate or solicit or take any action designed to encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries, or (ii) any purchase or sale of all or any significant portion of the assets or 10% or more of the equity securities of it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"). Agouron further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal. Notwithstanding the foregoing, Agouron or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, or
(B) engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person, if and only to the extent that, in the case of the actions referred to in clause (B), (i) the Board of Directors of Agouron concludes in good faith, based on the written advice of its outside legal counsel, that the provision of such information or the engaging in such negotiations or discussions is obligated by the directors' fiduciary duties in accordance with California law, (ii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of Agouron receives from such person an executed confidentiality agreement containing customary terms and provisions and (iii) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board of Directors of Agouron notifies Warner-Lambert promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. Agouron agrees that it will keep Warner-Lambert informed, on a prompt basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Agouron agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or similar transaction or arrangement and will not waive any rights under any confidentiality agreements entered into with such parties. Agouron agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.5 of the obligations undertaken in this Section 5.5.

    5.6  EMPLOYEE BENEFITS MATTERS.

    (a) CONTINUATION AND COMPARABILITY OF BENEFITS. From the Effective Time until December 31, 2000, the Surviving Corporation shall provide compensation and employee benefits under the Plans (as defined in Section 3.2(r)) to the employees of Agouron and its Subsidiaries employed as of the Effective Time (except the employees entering into employment agreements and listed on Exhibit 5.6(a)) (the "AGOURON EMPLOYEES") that are in the aggregate no less favorable than those provided to such persons pursuant to the Plans in effect on the date hereof; PROVIDED, HOWEVER, that (i) the Agouron Stock Purchase Plan shall be terminated as soon as practicable after the Effective Time and shall not be considered in determining aggregate favorability under this clause (a), (ii) the Surviving Corporation shall cause the Agouron 401(k) plan to be amended, effective as of the Effective Time (unless prohibited as a tax-qualification matter) to provide for an additional matching company contribution on behalf of eligible participants determined as follows:

ADDITIONAL MATCHING                           ANNUAL REPORTED EARNINGS
COMPANY CONTRIBUTIONS (made with              PER SHARE GROWTH (determined in the
respect to each eligible participant's        same manner as provided under the Warner-
elective                                      Lambert Savings & Stock Plan)
salary deferral)                              --------------------------------------------
--------------------------------------------
10%                                           12.0% or greater, but less than 16.0%
25%                                           16.0% or greater, but less than 20.0%
35%                                           20.0% or greater

(iii) the Agouron Employees shall be eligible to enroll in the Warner-Lambert Retirement Plan as of January 1, 2000, and (iv) the vacation entitlement of the Agouron Employees accrued as of the Effective Time shall not be reduced and will apply after the Effective Time with respect to these Agouron Employees. Nothing herein shall prohibit any changes to the Plans that may be (i) required by law (including, without limitation, any applicable qualification requirements of Section 401(a) of the Code), (ii) necessary as a technical matter to reflect the transactions contemplated hereby or (iii) required for Agouron to provide or permit investment in its securities. Furthermore, nothing herein shall require Surviving Corporation to continue any particular Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence). Notwithstanding the foregoing, not later then January 1, 2001, Agouron Employees shall be transitioned to the compensation-related programs (including salary structure, grades, bonus policies and programs, salary administration practices, stock option and other stock-related programs) of Warner-Lambert as determined by Warner-Lambert, PROVIDED, HOWEVER, that the base salary of any such employee will not be reduced for a period of two years. Warner-Lambert will provide non-qualified Warner-Lambert stock option grants to the management-level employees of Agouron on or about June 30, 1999, in accordance with Warner-Lambert's grant guidelines and effective as of January 1, 2000, such management employees of Agouron will be eligible for stock options on a pro-rata basis, in accordance with Warner-Lambert's grant guidelines. For the fiscal year ending June 30, 1999, the Surviving Corporation will administer Agouron's bonus program in accordance with the past practice of Agouron, subject to approval by Warner-Lambert management. For the period beginning on July 1, 1999 and ending December 31, 1999, management employees of Agouron shall be eligible for a bonus on a pro-rata basis reflecting the performance of Warner-Lambert and such employee, subject to the approval of Warner-Lambert's management.

    (b) PRE-EXISTING LIMITATIONS; SERVICE CREDIT. With respect to any Benefit Plans in which any Agouron Employees first become eligible to participate, on or after the Effective Time, and which are plans that the Agouron Employees did not participate in prior to the Effective Time (the "New Agouron Plans"), Warner-Lambert shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Agouron Employees under any New Agouron Plans in which such employees may be eligible to participate after the Effective Time; provided that such Agouron Employee and covered family members were enrolled in comparable coverage under the Benefit Plans of Agouron on the Effective Time and continuously thereafter until the effective time of coverage in the New Agouron Plans, and to the extent such waiver is permissible under the insurance contracts of Warner-Lambert, and (B) recognize service of the Agouron Employees with Agouron accrued prior to the Effective Time for purposes of eligibility to participate and vesting credit in any New Agouron Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Agouron Plan.

    (c) REDUNDANCIES. Agouron Employees whose jobs are eliminated as a result of the consummation of the transaction contemplated under this Agreement shall receive severance payments in an amount due under the severance policy of Warner-Lambert plus a completion bonus if such employee performs in good faith in the job during a transition period determined by the Chief Executive Officer of Agouron and approved by Warner-Lambert. The amount of the completion bonus shall be based upon base salary and shall be determined as follows:

Years of service
with Agouron and Warner-
Lambert                                0-4 years                 More than 4 years
----------------------------  ----------------------------  ----------------------------
Below manager                           3 months                      4 months
Manager                                 4 months                      6 months
Director                                9 months                     12 months

    5.7 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The Surviving Corporation shall, and Warner-Lambert shall cause the Surviving Corporation to,
(i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Agouron and its Subsidiaries to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Agouron pursuant to Agouron's certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Agouron and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), and (ii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Agouron (PROVIDED that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Agouron for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

    5.8 NOTIFICATION OF CERTAIN MATTERS. Agouron shall give prompt notice to Warner-Lambert, and Warner-Lambert shall give prompt notice to Agouron, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Agouron, Warner-Lambert or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    5.9 PUBLIC ANNOUNCEMENTS. Warner-Lambert and Agouron shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements with respect to this Agreement, the Stock Option Agreement or the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the Stock Option Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.1, neither Warner-Lambert nor Agouron shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

    5.10 LISTING OF SHARES OF WARNER-LAMBERT COMMON STOCK. Warner-Lambert shall use its reasonable best efforts to cause the shares of Warner-Lambert Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

    5.11 AFFILIATES. (a) Promptly after execution and delivery of this Agreement, Agouron shall deliver to Warner-Lambert a letter identifying all persons who, in the opinion of Agouron, may be deemed at the time this Agreement is submitted for adoption by the stockholders of Agouron, "affiliates" of Agouron for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Agouron shall use reasonable best efforts to cause each person identified on such list to deliver to Warner-Lambert not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as
Exhibit 5.11 hereto (an "Affiliate Agreement"). Promptly after execution and delivery of this Agreement, Warner-Lambert shall deliver to Agouron a letter identifying all persons who, in the opinion of Warner-Lambert, may be deemed "affiliates" of Warner-Lambert for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. Warner-Lambert shall use reasonable best efforts to cause each person identified on such list to deliver to Agouron not less than 30 days prior to the Effective Time, a written agreement including the substance of paragraphs (C), (D) and (E) of Exhibit 5.11 hereto.

    (b) Warner-Lambert shall use its reasonable best efforts to publish no later than 60 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

    5.12 AMENDMENT TO THE RIGHTS AGREEMENT. Except as expressly contemplated by Section 3.2(1) of this Agreement, Agouron agrees that it will not amend, modify or waive any provision of the Rights Agreement and shall not take any action to redeem the Rights or render the Rights inapplicable to any transaction, other than to permit another transaction that the Board of Directors of Agouron has determined to accept pursuant to Section 5.5.

    5.13 DIVISIONAL STOCK PROPOSAL. Agouron agrees not to implement the proposal (the "Divisional Stock Proposal"), which such proposal would (i) increase the number of shares of authorized common stock to 150,000,000 shares,
(ii) create two series of common stock to reflect separately the performances of Agouron's Oncology Division and its other businesses and (iii) authorize the issuance of one or more additional series of common stock from undesignated shares of common stock.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of Agouron, Warner-Lambert and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) STOCKHOLDER APPROVAL. Agouron shall have obtained the Required Agouron Vote in connection with the adoption of this Agreement by the stockholders of Agouron.

    (b) NO INJUNCTIONS OR RESTRAINTS, ILLEGALITY. (i) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; and (ii) no Governmental Entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other governmental body of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement.

    (c) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

    (d) NYSE LISTING. The shares of Warner-Lambert Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

    (e) EFFECTIVENESS OF THE FORM S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (f) POOLING. Agouron shall have received and delivered to Warner-Lambert and Warner-Lambert's independent public accountants, a letter from its independent public accountants, dated as of the Closing Date, stating that Agouron qualifies as a "combining company" in accordance with the criteria set forth in Opinion 16 of the Accounting Principles Board, applicable SEC rules and regulations and other authoritative literature and accordingly is a poolable entity. Warner-Lambert shall have received and delivered to Agouron, a letter from its independent public accountants, dated as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board, applicable SEC rules and regulations and other authoritative literature is appropriate if the Merger is closed and consummated as contemplated by this Agreement. Notwithstanding the foregoing, the satisfaction of this Section 6.1(f) shall not be a condition to the obligations of a party to effect the Merger if the failure to satisfy this condition results from any action taken or agreed to be taken by or on behalf of such party.

    6.2  ADDITIONAL CONDITIONS TO OBLIGATIONS OF WARNER-LAMBERT AND MERGER
SUB. The obligations of Warner-Lambert and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Warner-Lambert, on or prior to the Closing Date of the following conditions:

    (a)  REPRESENTATIONS AND WARRANTIES.

        (i) Each of the representations and warranties of Agouron set forth in this Agreement (read without any materiality, Material or Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except to the extent inaccuracies and breaches therein, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Agouron. Warner-Lambert shall have received a certificate of the chief executive officer and the chief financial officer of Agouron to such effect.

        (ii) There has been no intentional breach of the representations and warranties of Agouron.

    (b)  PERFORMANCE OF OBLIGATIONS OF AGOURON.

        (i) Agouron shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, except where the failure to so perform or comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Agouron, and Warner-Lambert shall have received a certificate of the chief executive officer and the chief financial officer of Agouron to such effect.

        (ii) Agouron shall not have intentionally breached any agreement or covenant required to be performed by Agouron under this Agreement.

    (c) TAX OPINION. Warner-Lambert shall have received from McDermott, Will & Emery, special tax counsel to Warner-Lambert, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates, based on appropriate representations of Agouron and Warner-Lambert, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Agouron, Warner-Lambert and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

    (d) NO MATERIAL ADVERSE CHANGE. At any time on or after the date of this Agreement there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Agouron.

    (e) RIGHTS AGREEMENT. No Share Acquisition Date or Distribution Date shall have occurred pursuant to the Rights Agreement.

    (f) DISSENTING AGOURON SHARES. The aggregate number of shares of Agouron Common Stock owned by Persons who have made a demand for purchase under Section 1301 of the CGCL shall constitute less than 5% of all shares of Agouron Common Stock outstanding as of the date of the meeting of the Agouron Shareholders called for the purpose of voting on the Merger.

    6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF AGOURON. The obligations of Agouron to effect the Merger are subject to the satisfaction of, or waiver by Agouron, on or prior to the Closing Date of the following additional conditions:

    (a)  REPRESENTATIONS AND WARRANTIES.

        (i) Each of the representations and warranties of Warner-Lambert set forth in this Agreement (read without any materiality or Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except to the extent inaccuracies and breaches therein, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert. Agouron shall have received a certificate of the chief executive officer and the chief financial officer of Warner-Lambert to such effect.

        (ii) There has been no intentional breach of the representations and warranties of Warner-Lambert.

    (b)  PERFORMANCE OF OBLIGATIONS OF WARNER-LAMBERT.

        (i) Warner-Lambert shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, except where the failure to so perform or comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Warner-Lambert. Agouron shall have received a certificate of the chief executive officer and the chief financial officer of Warner-Lambert to such effect.

        (ii) Warner-Lambert shall not have intentionally breached any agreement or covenant required to be performed by Warner-Lambert under this Agreement.

    (c) TAX OPINION. Agouron shall have received from Shearman & Sterling counsel to Agouron, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates, based on appropriate representations of Agouron and Warner-Lambert, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (ii) Agouron, Warner-Lambert and Merger Sub will each be a party to the reorganization within the meaning of
Section 368(b) of the Code.

    (d) NO MATERIAL ADVERSE CHANGE. At any time on or after the date of this Agreement, except for any FDA action which may arise out of the Advisory Committee meeting related to Rezulin that is currently scheduled for March 26, 1999, there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Warner-Lambert.

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

    7.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the Merger by the stockholders of Agouron (except as otherwise stated herein):

        (a) By mutual written consent of Warner-Lambert and Agouron;

        (b) By either Warner-Lambert or Agouron, if the Merger shall not have been consummated on or before October 31, 1999 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

        (c) By Warner-Lambert or Agouron, if any required approval of the stockholders of Agouron for this Agreement or the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

        (d) By Warner-Lambert or Agouron if any court or other governmental body of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

        (e) By Agouron if prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Warner-Lambert contained in this Agreement, which breach would (i) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (ii) is incapable of being cured by Warner-Lambert or is not cured within 30 days of notice of such breach;

        (f) By Warner-Lambert if prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Agouron contained in this Agreement, which breach would (i) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (ii) is incapable of being cured by Agouron or is not cured within 30 days of notice of such breach; or the condition set forth in Section 6.2(d) has not or cannot be satisfied;

        (g) By Warner-Lambert (i) if the Board of Directors of Agouron shall have (a) failed to recommend or withdrawn, modified or amended in any respect adverse to Warner-Lambert or Merger Sub its approval or recommendation of this Agreement, the Merger or any of the other transactions contemplated herein or resolved to do so, or (b) approved or recommended an Acquisition Proposal from a Person (other than Warner-Lambert) or resolved to do so, or (ii) Agouron materially breaches any of its agreements set forth in Section 5.5;

        (h) By Agouron, if as a result of an Acquisition Proposal the Board of Directors, shall have determined in good faith, based upon its receipt of the written advice of outside legal counsel, that the directors are obligated by their fiduciary duties in accordance with California law to terminate this Agreement and to approve the Acquisition Proposal; provided, however, that it shall be a condition precedent to the termination of this Agreement by Agouron pursuant to this Section 7.1(h) that Agouron shall have made the payment of the fee and expenses required by
    Section 7.3; or

        (i) By Warner-Lambert, if any person or group (as defined in Section 13(d)(3)of the Exchange Act) (other than Warner-Lambert, Merger Sub or any of their affiliates) shall have become (x) the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the outstanding shares of Agouron Common Stock or (y) shall have acquired 20% or more of the assets of Agouron and its Subsidiaries, taken as a whole.

    7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in the confidentiality provisions of Section 5.3 and Sections 5.9, 7.3 and 8.1; provided, however, that nothing herein shall relieve any party from liability for any willful breach hereof.

    7.3  FEES AND EXPENSES.

    (a) If:

        (i) This Agreement is terminated pursuant to Sections 7.1(g),(h) or (i); or

        (ii) (x)(A) Warner-Lambert or Agouron terminate this Agreement pursuant to Section 7.1(c) if an Alternative Transaction or the intention to propose an Alternative Transaction shall have been publicly announced and not withdrawn prior to the Agouron Stockholders Meeting, or (B) Warner-Lambert terminates this Agreement pursuant to Section 7.1(f) if the Board of Directors of Agouron were aware of the existence of an Alternative Transaction or the intention to propose an Alternative Transaction and such Alternative Transaction had not been withdrawn prior to such breach and (y) in the case of (A) or (B), within 12 months thereafter, Agouron enters into an agreement with respect to an Alternative Transaction or an Alternative Transaction is consummated;

then Agouron shall pay to Warner-Lambert and Merger Sub, (A) simultaneously with any termination by Agouron contemplated by Section 7.3(a)(i), (B) within one business day following any termination by Warner-Lambert contemplated by Section 7.3(a)(i), and (C) within one business day following the occurrence of one of the events described in clause (y) of Section 7.3(a)(ii), a fee, in cash, of $60 million provided, however, that Agouron shall in no event be obligated to pay more than one such fee with respect to all such occurrences and such termination.

    (b) Within one business day after the termination of this Agreement pursuant to (i) Section 7.1(c) if an Alternative Transaction or the intention to propose an Alternative Transaction shall have been publicly announced and not withdrawn prior to the Agouron Stockholders Meeting, (ii) Section 7.1(f) if the Board of Directors of Agouron were aware of the existence of an Alternative Transaction or the intention to propose an Alternative Transaction and such Alternative Transaction had not been withdrawn prior to such breach or (iii) Sections 7.1(g),(h) or (i), Agouron shall pay all of Warner-Lambert's and Merger Sub's Expenses (as defined below) up to a maximum of $10 million in the aggregate.

    For purposes of this Section 7.3, "ALTERNATIVE TRANSACTION" means any of the following events: (i) the acquisition of Agouron by merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution or otherwise by any person other than Warner-Lambert, Merger Sub or any affiliate thereof (a "THIRD PARTY"); (ii) the acquisition by a Third Party of 20% or more of the assets of Agouron and its Subsidiaries, taken as a whole;
(iii) the acquisition by a Third

Party of 20% or more of the outstanding shares of Agouron Common Stock; (iv) the adoption by Agouron of a plan of liquidation or the declaration or payment of an extraordinary dividend other than the Divisional Stock Proposal; or (v) the repurchase by Agouron or any of its Subsidiaries of 20% or more of the outstanding shares of Agouron Common Stock.

    (c) Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby, except that each of Warner-Lambert and Agouron shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement. As used in this Agreement, "EXPENSES" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

    7.4 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Agouron, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    7.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time. Notwithstanding the foregoing, this Article VIII shall survive the Effective Time and the confidentiality provisions of Section 5.3, and Sections
5.9 and 7.3 shall survive the termination of this Agreement.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

    (a) if to Warner-Lambert or Merger Sub, to

        Warner-Lambert Company
       201 Tabor Road
       Morris Plains, New Jersey 07950
       Fax: (973) 540-3927
       Attention: Vice President and General Counsel

        with a copy to

        Simpson Thacher & Bartlett
       425 Lexington Avenue
       New York, New York 10017
       Fax: (212) 455-2502
       Attention: James Cotter
                 Gary Horowitz

    (b) if to Agouron, to

        Agouron Pharmaceuticals, Inc.
       10350 North Torrey Pines Rd.
       La Jolla, California 92037
       Fax: (619) 622-3297
       Attention: Vice President and General Counsel

        with a copy to

        Shearman & Sterling
       599 Lexington Avenue
       New York, New York 10022
       Fax: (212) 848-7180
       Attention: Mark Kessel
                Creighton Condon

    8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

    8.5  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

    (a) This Agreement, the Stock Option Agreement and the Confidentiality Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

    8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

    8.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

    8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Warner-Lambert without the consent of Agouron, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    8.9 SUBMISSION TO JURISDICTION; WAIVERS. Each of Warner-Lambert and Agouron irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Courts of the State of New York and each of Warner-Lambert and Agouron hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Warner-Lambert and Agouron hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

    8.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.11  DEFINITIONS.  As used in this Agreement:

    (a) "BENEFICIAL OWNERSHIP" or "BENEFICIALLY OWN" SHALL HAVE THE MEANING UNDER SECTION 13(D) OF THE EXCHANGE ACT AND THE RULES AND REGULATIONS THEREUNDER.

    (b) "BENEFIT PLANS" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the Agouron Disclosure Schedule or the Warner-Lambert Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

    (c) "BOARD OF DIRECTORS" means the Board of Directors of any specified Person and any committees thereof.

    (d) "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of New York.

    (e) "CONTROLLED GROUP" means any trade or business (whether or not incorporated) under common control with Agouron within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

    (f) "EXCHANGE RATIO" means $60.00 divided by the Warner-Lambert Common Stock Price, rounded to the nearest 1/10,000, provided that the Exchange Ratio shall not be less than .8108 nor more than .9300.

    (g) "KNOWN" or "KNOWLEDGE" means, (i) with respect to Agouron, the knowledge of such party's President, Chief Financial Officer, General Counsel, Senior Vice President-Commercial Affairs, Senior Vice President-Development or Corporate Vice President--Head of Operations and (ii) with respect to Warner-Lambert, the knowledge of such party's Chief Executive Officer, Chief Financial Officer, General Counsel, Vice President-Pharmaceutical Sector or Vice President, Corporate Development and Licensing.

    (h) "MATERIAL ADVERSE EFFECT" means, with respect to any entity, an effect, individually or in the aggregate, materially adverse to (i) the business, financial condition or results of operations of such entity and its Subsidiaries (including in the case of Warner-Lambert, following the Merger, the Surviving Corporation and its Subsidiaries) taken as a whole, (ii) the development of the Investigational Compounds, taken as a whole, or the marketing of Viracept or
(iii) the ability of such party to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

    (i) "THE OTHER PARTY" means, with respect to Agouron, Warner-Lambert and means, with respect to Warner-Lambert, Agouron.

    (j) "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

    (k) "SEC" means the Securities and Exchange Commission.

    (l) "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    (m) "WARNER-LAMBERT COMMON STOCK PRICE" means the average of the closing sales prices of Warner-Lambert Common Stock on the New York Stock Exchange Composite Transactions Tape on each of the 10 consecutive trading days up to and including the second immediately preceding trading day prior to the date of the Agouron Stockholders Meeting.
                            ------------------------

                           [INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, Warner-Lambert, Merger Sub and Agouron have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                WARNER-LAMBERT COMPANY

                                By:  /s/ LODEWIJK J.R. DE VINK
                                     -----------------------------------------
                                     Name: Lodewijk J.R. de Vink
                                     Title: President and Chief Operating
                                     Officer

                                By:  /s/ RAE G. PALTIEL
                                     -----------------------------------------
                                     Name: Rae G. Paltiel
                                     Title: Secretary

                                WLC ACQUISITION CORPORATION

                                By:  /s/ ANTHONY H. WILD
                                     -----------------------------------------
                                     Name: Anthony H. Wild
                                     Title: President

                                By:  /s/ RICHARD B. VAN DUYNE
                                     -----------------------------------------
                                     Name: Richard B. Van Duyne
                                     Title: Secretary

                                AGOURON PHARMACEUTICALS, INC.

                                By:  /s/ PETER JOHNSON
                                     -----------------------------------------
                                     Name: Peter Johnson
                                     Title: President

                                By:  /s/ GARY FRIEDMAN
                                     -----------------------------------------
                                     Name: Gary Friedman
                                     Title: Secretary

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of January 26, 1999 (the "Agreement"), by and between Agouron Pharmaceuticals, Inc, a California corporation ("Issuer"), and Warner-Lambert Company, a Delaware corporation ("Grantee").

    WHEREAS, Grantee, Issuer and WLC Acquisition Corporation, a California corporation and a wholly owned subsidiary of Grantee ("Sub") are concurrently herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Sub with and into Issuer with Issuer as the surviving corporation; and

    WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee is requiring that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, Issuer and Grantee agree as follows:

    1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "OPTION") to purchase up to such number of shares (as adjusted as set forth herein) (the "OPTION SHARES") of Common Stock, no par value, of Issuer (the "ISSUER COMMON STOCK") as equals 19.9% of the issued and outstanding shares of Issuer Common Stock at a purchase price of $60.00 per Option Share (the "PURCHASE PRICE").

    2. EXERCISE OF OPTION. (a) If not in material breach of the Merger Agreement, Grantee may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of a Purchase Event (as defined below); PROVIDED that, except as otherwise provided herein, the Option shall terminate and be of no further force and effect upon the earliest to occur of
(i) the Effective Time of the Merger, (ii) 12 months after the first occurrence of a Purchase Event or (iii) termination of the Merger Agreement prior to the occurrence of a Purchase Event (unless such termination itself constitutes a Purchase Event). Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option pursuant to this Section 2(a) in accordance with the terms hereof prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

    (b) As used herein, a "PURCHASE EVENT" means the termination of the Merger Agreement under any circumstance which would entitle Grantee to receive a fee from the Issuer pursuant to Section 7.3(a) of the Merger Agreement.

    (c) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 20 business days from such Notice Date for the closing of such purchase (a "CLOSING"; and the date of such Closing, a "CLOSING DATE"); PROVIDED that such Closing shall be held only if (A) such purchase would not otherwise violate or cause the violation of applicable law (including the HSR Act) and (B) no law, rule or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, which prohibits delivery of such Option Shares (and the parties hereto shall use their reasonable best efforts to have any such order, injunction, decree or ruling vacated or reversed). If such Closing cannot be consummated by reason of a restriction set forth in clause (A) or (B) above, notwithstanding the provisions of Section 2(a), such Closing Date shall be within 10 business days following the elimination of such restriction.

    3. PAYMENT AND DELIVERY OF CERTIFICATES. (a) On each Closing Date, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Purchase Price multiplied by the Option Shares to be purchased on such Closing Date.

    (b) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all Liens, and Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement. If, at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, Issuer shall not have redeemed the Rights, or shall have issued any similar securities, then each Option Share issued pursuant to such exercise shall also represent a corresponding Right or new rights with terms substantially the same as and at least as favorable to Grantee as are provided under the Rights Agreement or any similar agreement then in effect.

    (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

       THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JANUARY 26, 1999. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and
(ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

    4. AUTHORIZED STOCK. Issuer hereby represents and warrants to Grantee that Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option or any Substitute Option (as hereinafter defined) terminates, will have reserved for issuance, upon exercise of the Option or any Substitute Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option or Substitute Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option or Substitute Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option or Substitute Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or Substitute Option pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Liens, including any preemptive rights of any stockholder of Issuer.

    5. PURCHASE NOT FOR DISTRIBUTION. Grantee hereby represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option or Substitute Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

    6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. (a) In the event of any change in Issuer Common Stock by reason of a reclassification, recapitalization, stock split, split-up, combination, exchange of shares, stock dividend, dividend payable in any other securities, or any similar event, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the immediately preceding sentence), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

    (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall after such merger represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (I) the Acquiring Corporation (as defined below) or (II) any person that controls the Acquiring Corporation (any such person specified in clause (I) or (II) being referred to as "SUBSTITUTE OPTION ISSUER").

    (c) The Substitute Option shall have the same terms as the Option; PROVIDED that the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 6 and the repurchase rights relating thereto shall be as set forth in Section 8; PROVIDED, FURTHER, that the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a Purchase Event; and PROVIDED, FURTHER, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option (subject to the variations described in the foregoing provisos), such terms shall be as similar as possible and in no event less advantageous to Grantee. Substitute Option Issuer shall also enter into an agreement with Grantee in substantially the same form as this Agreement (subject to the variations described in the foregoing provisos), which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as defined below) as is equal to the Assigned Value (as defined below) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as defined below), rounded up to the nearest whole share. The exercise price per share of Substitute Common Stock of the Substitute Option (the "SUBSTITUTE OPTION PRICE") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of outstanding Substitute Common Stock but for the limitation in the first sentence of this Section 6(e), Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 6(e) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 6(e). This difference in value shall be determined in good faith by a nationally recognized investment banking firm selected by Grantee.

    (f) Issuer shall not enter into any transaction described in Section 6(b) unless the Acquiring Corporation and, if applicable, any beneficial owner of 50% or more of the outstanding voting stock of the Acquiring Corporation (after giving effect to the transaction) assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Agreement are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights comparable to the Rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value than other shares of common stock issued by Substitute Option Issuer (other than any diminution in value resulting from the fact, if applicable, that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision)).

    (g) For purposes of this Agreement, the following terms have the following meanings:

        (1) "ACQUIRING CORPORATION" means (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer),
    (ii) Issuer in a merger in which Issuer is the continuing or surviving corporation and (iii) the transferee of all or substantially all of Issuer's assets.

        (2) "ASSIGNED VALUE" means the highest of (w) the price per share of Issuer Common Stock at which a tender offer or exchange offer for Issuer Common Stock has been made after the date hereof and prior to the consummation of the consolidation, merger or sale referred to in Section 6(b), (x) the price per share to be paid by any third party or the consideration per share to received by holders of Issuer Common Stock, in each case pursuant to the agreement with Issuer with respect to the consolidation, merger or sale referred to in Section 6(b), (y) the highest closing sales price per share for Issuer Common Stock quoted on the NYSE (or if such Issuer Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotation System or, if the shares of Issuer Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the period from the date hereof to the date of exercise of the Option and (z) in the event the transaction referred to in Section 6(b) is a sale of all or substantially all of Issuer's assets, an amount equal to (i) the sum of the price paid in such sale for such assets (including assumed liabilities) and the current market value of the remaining assets of Issuer, as determined in good faith by a nationally recognized investment banking firm selected by Grantee, divided by (ii) the number of shares of Issuer Common Stock outstanding at such time. In the event that a tender offer or exchange offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer

    Common Stock shall be determined in good faith by a nationally recognized investment banking firm selected by Grantee.

        (3) "AVERAGE PRICE" means the average closing sales price per share of a share of Substitute Common Stock quoted on the NYSE (or if such Substitute Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotation System or, if the shares of Substitute Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) for the twenty trading days immediately preceding the fifth business day prior to the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Substitute Option Issuer is Issuer, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Grantee may elect.

        (4) "SUBSTITUTE COMMON STOCK" means the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

    7. REPURCHASE OF OPTION AND OPTION SHARES. (a) Notwithstanding the provisions of Section 2(a), at any time commencing upon the first occurrence of a Repurchase Event (as defined below) and ending 90 days thereafter, Issuer (or any successor entity thereof) shall:

        (i) at the request of Grantee, repurchase from Grantee the Option (if and to the extent not previously exercised or terminated) at a price equal to the excess, if any, of (x) the Applicable Price (as defined below) as of the Section 7 Request Date (as defined below) for a share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 6(a)), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised (the "OPTION REPURCHASE PRICE"); and

        (ii) at the request of an owner of Option Shares from time to time, repurchase such number of Option Shares as such owner shall designate at a price equal to the Applicable Price as of the Section 7 Request Date multiplied by the number of Option Shares requested to be repurchased by such owner (the "OPTION SHARE REPURCHASE PRICE").

    (b) If Grantee or an owner of Option Shares exercises its rights under this
Section 7, Issuer shall, within 10 business days after the Section 7 Request Date, pay the Option Repurchase Price or Option Share Repurchase Price, as the case may be, in immediately available funds, and Grantee or such owner, as the case may be, shall surrender to Issuer the Option or Option Shares, as the case may be.

    (c) For purposes of this Agreement, the following terms have the following meanings:

        (i) "APPLICABLE PRICE", as of any date, means the highest of (A) the highest price per share at which a tender offer or exchange offer has been made for shares of Issuer Common Stock after the date hereof and on or prior to such date, (B) the highest price per share to be paid by any third party for shares of Issuer Common Stock or the consideration per share to be received by holders of Issuer Common Stock, in each case pursuant to an agreement for an Acquisition Proposal with Issuer entered into on or prior to such date or (C) closing sales price per share of Issuer Common Stock quoted on the NYSE (or if Issuer Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the shares of Issuer Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) on the day preceding such date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (A) or (B) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee.

        (ii) "REPURCHASE EVENT" means the occurrence of a Purchase Event followed by the consummation of any transaction the proposal of which would constitute an Acquisition Proposal.

        (iii) "SECTION 7 REQUEST DATE" means the date on which Grantee or an owner of Option Shares exercises its rights under this Section.

    8. REPURCHASE OF SUBSTITUTE OPTION. (a) At any time after issuance of the Substitute Option and prior to the expiration of the Substitute Option, Substitute Option Issuer (or any successor entity thereof) shall:

        (i) at the request of Grantee, repurchase from Grantee the Substitute Option (if and to the extent not previously exercised or terminated) at a price equal to the excess, if any, of (x) the Highest Closing Price as of the Section 8 Request Date (as defined below) for a share of Substitute Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 6(a)), multiplied by the number of shares of Substitute Common Stock with respect to which the Substitute Option has not been exercised (the "SUBSTITUTE OPTION REPURCHASE PRICE"); and

        (ii) at the request of an owner of shares of Substitute Common Stock issued upon exercise of the Substitute Option, repurchase such number of shares of Substitute Common Stock as such owner shall designate at a price equal to the Highest Closing Price as of the Section 8 Request Date multiplied by the number of shares of Substitute Common Stock requested to be repurchased by such owner (the "SUBSTITUTE SHARE REPURCHASE PRICE").

    (b) If Grantee or an owner of shares of Substitute Common Stock issued upon exercise of the Substitute Option exercises its rights under this Section 8, Substitute Option Issuer shall, within 10 business days after the Section 8 Request Date, pay the Substitute Option Repurchase Price or Substitute Share Repurchase Price, as the case may be, in immediately available funds, and Grantee or such owner, as the case may be, shall surrender to Issuer the Option or shares of Substitute Common Stock, as the case may be.

    (c) For purposes of this Agreement, the following terms have the following meanings:

        (i) "HIGHEST CLOSING PRICE" means the highest closing sales price for shares of Substitute Common Stock quoted on the NYSE (or if the Substitute Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the shares of Substitute Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the six-month period preceding the Section 8 Request Date; and

        (ii) "SECTION 8 REQUEST DATE" means the date on which Grantee or an Owner exercises its rights under this Section.

    9. REGISTRATION RIGHTS. Issuer shall, if requested by Grantee or any owner of Option Shares (collectively with Grantee, the "OWNERS") at any time and from time to time within three years of the first exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to such Owners upon exercise of the Option in accordance with the intended method of sale or other disposition stated by such Owners, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of

180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 30 days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer. Any registration statement prepared and filed under this Section 9, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Owners' counsel related thereto. The Owners shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time period referred to in the first sentence of this Section 9 Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow the Owners the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for the Owners under this Section 9; PROVIDED that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by the Owners pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 9, Issuer and the Owners shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

    10. LISTING; REASONABLE BEST EFFORTS. (a) If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE or any other securities exchange or market, Issuer, upon the request of any Owner, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NYSE or such other securities exchange or market and will use its best efforts to obtain approval of such listing as soon as practicable.

    (b) Issuer will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to permit the exercise of the Option or the Substitute Option in accordance with the terms and conditions hereof, as soon as practicable after the date hereof, including making any appropriate filing of pursuant to the HSR Act and any other Regulatory Law, supplying as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law, and taking all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

    11. LIMITATION OF GRANTEE PROFIT. (a) Notwithstanding any other provision herein, in no event shall Grantee's Total Profit (as defined below) exceed $60 million (the "Maximum Profit") and, if it otherwise would exceed such amount, Grantee, at its sole discretion, shall either (i) reduce the number of shares subject to the Option, (ii) deliver to Issuer for cancellation shares of Issuer Common Stock (or other securities into which such Option Shares are converted or exchanged), (iii) pay cash to Issuer, or (iv) any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

    (b) For purposes of this Agreement, "TOTAL PROFIT" shall mean: (i) the aggregate amount of (A) any excess of (x) the net cash amounts received by Grantee pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged) to any unaffiliated third party within 12 months after the exercise of the Option, over (y) the Grantee's aggregate purchase price for such Option Shares (or other securities), PLUS (B) any amounts received by Grantee on the transfer of the Option (including amounts payable to Grantee pursuant to Section 7), PLUS (C) any equivalent amounts with respect to the Substitute Option (including Section 6(e) hereof), PLUS (D) any amounts received by Grantee pursuant to Section 7.3(a) of the Merger Agreement, MINUS (ii) the sum of amounts of any cash previously paid to Issuer pursuant to this Section 11 plus the value of the Option Shares (or other securities) previously delivered to Issuer for cancellation pursuant to this
Section 11.

    (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer's obligation to pay, any payment provided for in Section 7.3 of the Merger Agreement; PROVIDED that if and to the extent the Total Profit received by Grantee would exceed the Maximum Profit following receipt of such payment, Grantee shall be obligated to comply with the terms of Section 11(a) within 15 days of the latest of (i) the date of receipt of such payment, (ii) the date of receipt of the net cash by Grantee pursuant to the sale of Option Shares (or securities into which such Option Shares are converted or exchanged) to any unaffiliated party within 12 months after the exercise of this Option with respect to such Option Shares, (iii) the date of receipt of net cash from disposition of the Option and (iv) the date of receipt of equivalent amounts pursuant to the sale of the Substitute Option or shares of Substitute Common Stock (or other securities into which such Substitute Common Stock is converted or exchanged).

    (d) For purposes of Section 11(a) and clause (ii) of Section 11(b), the value of any Option Shares delivered to Issuer shall be the Assigned Value of such Option Shares and the value of any Substitute Common Stock delivered to Issuer shall be the Highest Closing Price of such Substitute Common Stock.

    12. LOSS, THEFT, ETC. OF AGREEMENT. This Agreement (and the Option granted hereby) is exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    13. MISCELLANEOUS. (a) EXPENSES. Except as otherwise provided in Section 9 hereof or in the Merger Agreement, each of the parties hereto shall bear and pay all Expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    (c) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARY; SEVERABILITY.Except as otherwise set forth in the Merger Agreement, this Agreement, together with the Merger Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer (or Substitute Option Issuer) to repurchase, the full number of shares of Issuer Common Stock (or Substitute Common Stock) as provided in Sections 2 and 7 (or in the case of Substitute Common Stock Sections 2 and 8), as adjusted pursuant to Section 6, it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

    (d) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

    (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given as set forth in Section 8.2 of the Merger Agreement.

    (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

    (h) ASSIGNMENT. Grantee may assign this Agreement in whole to any affiliate of Grantee at any time. Except as provided in the next sentence and by operation of law, Grantee may not, without the prior written consent of Issuer (which shall not be unreasonably withheld), assign this Agreement to any other person. Upon the occurrence of a Purchase Event, Grantee may sell, transfer, assign or otherwise dispose of, in whole at any time, its rights and obligations hereunder. In the case of any sale, transfer, assignment or disposition of this Option, Issuer shall do all things reasonably necessary to facilitate such transaction. This Agreement shall not be assignable by Issuer except by operation of law. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    (i) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Sections 3.1(a) and 3.2(a) of the Merger Agreement, and, to the extent they relate to this Stock Option Agreement, in Sections 3.1(c), (f) and
(i) and 3.2(c), (f), (l) and (m) of the Merger Agreement, are incorporated herein by reference.

    (j) RIGHTS PLAN. Until the Option has been exercised or terminated in full and Grantee no longer holds any Option Shares, Issuer shall not amend, modify or waive any provision of the Rights Agreement (the "RIGHTS AGREEMENT") or take any other action which would cause Grantee or any of its "Affiliates" or "Associates" to become an "Acquiring Person", or which would cause a "Stock Acquisition Date" or "Distribution Date", any event specified in Section 11(a)(ii) or 13 of the Rights Agreement or any similar event with respect to the Rights to occur, by reason of the existence or exercise (in whole or in part) of the Option, the beneficial ownership by Grantee or any of its "Affiliates" or "Associates" of any of the Option Shares, or the consummation of the other transactions contemplated hereby (all terms in quotes are used as defined in the Rights Agreement). This covenant shall also apply to any Substitute Option or shares of Substitute Common Stock issued in respect thereof, and to any securities into which any Option Shares or Substitute Common Stock are converted or exchanged.

    (k) FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

    (l) ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

    (m) SUBMISSION TO JURISDICTION; WAIVERS. Each of Issuer and Grantee irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Courts of the State of New York, and each of Issuer and Grantee hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Issuer and Grantee hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

    IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                WARNER-LAMBERT COMPANY

                                By:  /s/ LODEWIJK J.R. DE VINK
                                     -----------------------------------------
                                     Name: Lodewijk J.R. de Vink
                                     Title: President and Chief Operating
                                     Officer

                                AGOURON PHARMACEUTICALS, INC.

                                By:  /s/ PETER JOHNSON
                                     -----------------------------------------
                                     Name: Peter Johnson
                                     Title: President

                                                                         ANNEX C

January 26, 1999

                                                              [LOGO]

Board of Directors
Agouron Pharmaceuticals, Inc.
10350 North Torrey Pines Road
La Jolla, CA 92037

Ladies and Gentlemen:

    Agouron Pharmaceuticals, Inc. (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with Warner-Lambert Company ("Parent") and W SUB, INC. ("Sub"), a wholly-owned subsidiary of Parent, pursuant to which Sub will be merged with and into the Company (the "Merger"). At the Effective Time of the Merger (as defined in the Agreement), each outstanding share of common stock (other than shares owned by the Company, Parent or any of their respective subsidiaries), no par value, of the Company ("Company Common Stock"), will be converted into the right to receive the Merger Consideration (as hereinafter defined). The "Merger Consideration" means that number of shares of common stock, par value $1.00 per share of Parent ("Parent Common Stock") equal to (i) $60.00, divided by (ii) the Parent Common Stock Price (as hereinafter defined) provided that the Merger Consideration shall not be less than 0.8108 nor more than 0.9300 of a share of Parent Common Stock. The "Parent Common Stock Price" means the average of the closing sales prices of Parent Common Stock on each of the 10 consecutive trading days immediately preceding the second trading day prior to Alpha's Stockholders Meeting.

    You have asked us whether or not, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates).

    In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed, among other public information, the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended June 30, 1998 and the Company's Form 10-Q and the related unaudited financial information for the three months ended September 30, 1998;

(2) Reviewed, among other public information, Parent's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1997 and the Parent's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1998;

(3) Reviewed certain information, including financial forecasts (including, with respect to the Company, internally prepared financial forecasts and, with respect to Parent, certain publicly available estimates of future performance, collectively, (the "Projections")), relating to the business, earnings, cash flow, assets and prospects of the Company and Parent, furnished to us by or on behalf of the Company and Parent, respectively;

(4) Conducted discussions with members of senior management of the Company and Parent concerning their respective businesses and prospects;

Board of Directors
Agouron Pharmaceuticals, Inc.
10350 North Torrey Pines Road
La Jolla, CA 92037
Page 2

(5) Conducted discussions with members of senior management of the Company and Parent concerning information relating to certain strategic, financial and operational benefits anticipated by such management to result from the Merger;

(6) Compared the historical market prices and trading activity for the Company Common Stock and the Parent Common Stock with those of certain publicly traded companies which we deemed relevant;

(7) Compared the financial position and operating results of the Company and Parent with those of certain other publicly traded companies which we deemed relevant;

(8) Compared the financial terms of the Merger with the financial terms of certain other business combinations which we deemed relevant;

(9)   Considered the potential pro forma effects of the Merger on Parent;

(10)  Reviewed a draft of the Agreement dated January 26, 1999; and

(11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of regulatory, general economic, market and monetary conditions.

    In preparing our opinion, we have relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to us by or on behalf of the Company and Parent, and we have not assumed any responsibility to independently verify such information. With respect to the Projections, we have assumed, with your consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company and Parent, respectively, as to the future performance of the Company and Parent, respectively. We have also relied upon assurances of the management of the Company and the Parent, respectively, that they are unaware of any facts that would make the information or Projections provided to us incomplete or misleading. We have not undertaken an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise, known or unknown) of the Company or Parent, nor have we been furnished with any such evaluations or appraisals. We have also assumed, with your consent, that (i) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company and Parent are as set forth in their respective financial statements; and (ii) the Merger will be accounted for under the pooling-of-interests method of accounting and will qualify as a tax-free reorganization. Our opinion is based upon regulatory, economic, monetary and market conditions existing on the date hereof. Furthermore, we express no opinion as to the price or trading ranges at which the Company Common Stock or Parent Common Stock will trade from the date hereof.

    Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how any such stockholder should vote on the Merger. This opinion does not address the relative merits of the Merger and other transactions or business strategies, if any, that may have been discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger.

Board of Directors
Agouron Pharmaceuticals, Inc.
10350 North Torrey Pines Road
La Jolla, CA 92037
Page 3

    PaineWebber Incorporated is currently acting as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee upon the delivery of this opinion and upon consummation of the Merger. In the past, PaineWebber Incorporated and its affiliates have provided investment banking and other financial services to the Company and have received fees for rendering these services.

    In the ordinary course of business, PaineWebber Incorporated may trade the securities of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

    On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates).

    This opinion has been prepared at the request and for the use of the Board of Directors of the Company in connection with the Merger and shall not be reproduced, summarized, described or referred to or given to any other person or otherwise made public or used for any other purpose without the prior written consent of PaineWebber Incorporated; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus relating to the Merger.

                                          Very truly yours,
                                          PAINEWEBBER INCORPORATED

                                                         [LOGO]

                                                                         ANNEX D

              CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW
                         CHAPTER 13. DISSENTERS' RIGHTS

    1300 SHORT FORM MERGER; PURCHASE OF SHARES AT FAIR MARKET VALUE; "DISSENTING SHARES" AND DISSENTING SHAREHOLDER.--(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation is a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not votes in favor or the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

    1301 DISSENTER'S RIGHTS; DEMAND ON CORPORATION FOR PURCHASE OF SHARES.-- (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Section 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization of short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

    1302 DISSENTING SHARES, STAMPING OR ENDORSING.--Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

    1303 DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST; TIME OF PAYMENT.--(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306; payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

    1304 DISSENTERS ACTIONS; JOINDER; CONSOLIDATION; APPOINTMENT OF APPRAISERS.--(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiff, or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

    1305 APPRAISERS DUTY AND REPORT; COURT JUDGEMENT; PAYMENT; APPEAL; COSTS OF ACTION.--(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

    1306 DISSENTING SHAREHOLDERS: EFFECT OF PREVENTION OF PAYMENT OF FAIR MARKET VALUE.--To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

    1307 DISSENTING SHARES, DISPOSITION OF DIVIDENDS.--Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

    1308 DISSENTING SHARES, RIGHTS AND PRIVILEGES.--Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

    1309 DISSENTING SHARES, LOSS OF STATUS.--Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
    (i) of Section 1110 was mailed to the shareholder.

        (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

    1310 SUSPENSION OF CERTAIN PROCEEDINGS WHILE LITIGATION IS PENDING.--If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceeding under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

    1311 CHAPTER INAPPLICABLE TO CERTAIN CLASSES OF SHARES.--This chapter, EXCEPT SECTION 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

    1312 VALIDITY OF REORGANIZATION OR SHORT FORM MERGER, ATTACK ON; SHAREHOLDERS' RIGHTS; BURDEN OF PROOF.--(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days, prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                               INDEX TO EXHIBITS

  EXHIBIT
    NO.                                                             DESCRIPTION
-----------             ----------------------------------------------------------------------------------------------------
       2.1   --         Agreement and Plan of Merger, dated as of January 26, 1999, among Warner-Lambert Company, WLC
                        Acquisition Corporation and Agouron Pharmaceuticals, Inc. (attached as Annex A to the Proxy
                        Statement/Prospectus contained in this Registration Statement).

       2.2   --         Stock Option Agreement, dated as of January 26, 1999, between Agouron Pharmaceuticals, Inc. and
                        Warner-Lambert Company (attached as Annex B to the Proxy Statement/Prospectus contained in this
                        Registration Statement).

       3.1   --         Restated Certificate of Incorporation of Warner-Lambert Company (incorporated by reference to
                        Exhibit 3 of Warner-Lambert's Quarterly Report on Form 10-Q for fiscal quarter ended June 30, 1998).

       3.2   --         Amended and Restated By-Laws of Warner-Lambert Company (incorporated by reference to Exhibit 19(A)
                        of Warner-Lambert's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1988).

         4   --         Amended Restated Rights Agreement dated as of March 25, 1997 between Warner-Lambert Company and
                        First Chicago Trust Company of New York (incorporated by reference to Exhibit 1 of Warner-Lambert's amended Registration Statement on Form 8-A/A dated March 27, 1997).

         5   --         Opinion of the General Counsel of Warner-Lambert regarding the legality of the shares of
                        Warner-Lambert Company Common Stock to be registered under this Registration Statement.

       8.1   --         Opinion of McDermott, Will & Emery regarding certain United States federal income tax consequences of the Merger.

       8.2   --         Opinion of Shearman & Sterling regarding certain United States federal income tax consequences of the Merger.

      23.1   --         Consent of PricewaterhouseCoopers LLP, Florham Park, New Jersey.

      23.2   --         Consent of PricewaterhouseCoopers LLP, San Diego, California.

      23.3   --         Consent of the General Counsel of Warner-Lambert Company (contained in Exhibit 5).

      23.4   --         Consent of McDermott, Will & Emery (contained in Exhibit 8.1).

      23.5   --         Consent of Shearman & Sterling (contained in Exhibit 8.2).

      23.6   --         Consent of PaineWebber Incorporated.

      99.1   --         Opinion of PaineWebber Incorporated (included as Annex C to the Proxy Statement/ Prospectus contained in this Registration Statement).

      99.2   --         Form of Proxy for holders of Agouron Pharmaceuticals, Inc. Common Stock.

------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "Delaware Law"), the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of a director to the Company or its stockholders for monetary damages arising out of the director's breach of his or her fiduciary duty of care, except as follows. A director remains potentially liable for monetary damages (unless otherwise permitted by applicable law) for (a) breach of the director's duty of loyalty to the Company or its stockholders, (b) acts or omissions not in good faith or which involve misconduct or a knowing violation of law, (c) an improper payment of a dividend or an improper redemption or repurchase of the Company's stock (as provided in Section 174 of the Delaware Law) or (d) any transaction from which a director derives an improper personal benefit. Any repeal or modification of this provision will not affect any right or protection of a director that exists at the time of such repeal or modification.

    Section 145 of the Delaware Law empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

    Article VII of the By-Laws of the Company provides in terms similar to those of Section 145 of the Delaware Law that the Company shall have power and shall be required to indemnify its directors and officers in accordance with the Delaware Law.

    Under the terms of various Directors and Officers Liability and Corporation Reimbursement Liability Policies, the directors and officers of the Company are insured, subject to applicable policy exclusions, limits and deductibles, against any loss incurred in connection with any claim made against them or any of them for any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted, or any matter not excluded by the terms and conditions of the policy, claimed against them solely by reason of their being directors or officers of the Company. The foregoing statements are subject to the detailed provisions of such Policies.

    The Company has entered into indemnification agreements with each of its directors and officers. Such indemnification agreements provide that the Company will pay certain amounts incurred by a director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and specifically including actions by or in the name of the Company (referred to as derivative suits), where the individual's involvement is by reason of the fact that he or she is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorneys' fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under each indemnification agreement, a director or officer will not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. Each indemnification agreement provides a number of procedures and presumptions used in the determination of the right to indemnification, as well as a requirement that in order to receive an advancement of expenses, the director or officer must submit an undertaking to repay any expenses advanced on his or her behalf with respect to which it is later determined the director or officer was not entitled to receive. Each indemnification agreement is effective for actions arising out of acts or omissions which may have occurred before or after the execution of such indemnification agreement. The foregoing statements are subject to the detailed provisions of such indemnification agreements.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following Exhibits are filed herewith unless otherwise indicated:

  EXHIBIT
    NO.                                                             DESCRIPTION
-----------             ----------------------------------------------------------------------------------------------------
       2.1   --         Agreement and Plan of Merger, dated as of January 26, 1999, among Warner-Lambert Company, WLC
                        Acquisition Corporation and Agouron Pharmaceuticals, Inc. (attached as Annex A to the Proxy
                        Statement/Prospectus contained in this Registration Statement).

       2.2   --         Stock Option Agreement, dated as of January 26, 1999, between Agouron Pharmaceuticals, Inc. and
                        Warner-Lambert Company (attached as Annex B to the Proxy Statement/Prospectus contained in this
                        Registration Statement).

       3.1   --         Restated Certificate of Incorporation of Warner-Lambert Company (incorporated by reference to
                        Exhibit 3 of Warner-Lambert's Quarterly Report on Form 10-Q for fiscal quarter ended June 30, 1998).

       3.2   --         Amended and Restated By-Laws of Warner-Lambert Company (incorporated by reference to Exhibit 19(A)
                        of Warner-Lambert's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1988).

         4   --         Amended Restated Rights Agreement dated as of March 25, 1997 between Warner-Lambert Company and
                        First Chicago Trust Company of New York (incorporated by reference to Exhibit 1 of Warner-Lambert's amended Registration Statement on Form 8-A/A dated March 27, 1997).

         5   --         Opinion of the General Counsel of Warner-Lambert regarding the legality of the shares of
                        Warner-Lambert Company Common Stock to be registered under this Registration Statement.

       8.1   --         Opinion of McDermott, Will & Emery regarding certain United States federal income tax consequences of the Merger.

       8.2   --         Opinion of Shearman & Sterling regarding certain United States federal income tax consequences of the Merger.

      23.1   --         Consent of PricewaterhouseCoopers LLP, Florham Park, New Jersey.

      23.2   --         Consent of PricewaterhouseCoopers LLP, San Diego, California.

      23.3   --         Consent of the General Counsel of Warner-Lambert Company (contained in Exhibit 5).

      23.4   --         Consent of McDermott, Will & Emery (contained in Exhibit 8.1).

  EXHIBIT
    NO.                                                             DESCRIPTION
-----------             ----------------------------------------------------------------------------------------------------
      23.5   --         Consent of Shearman & Sterling (contained in Exhibit 8.2).

      23.6   --         Consent of PaineWebber Incorporated.

      99.1   --         Opinion of PaineWebber Incorporated (included as Annex C to the Proxy Statement/ Prospectus contained in this Registration Statement).

      99.2   --         Form of Proxy for holders of Agouron Pharmaceuticals, Inc. Common Stock.

------------------------

    (b) Financial Data Schedule.

    Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by this form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of this form;

    that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

    to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

    to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

    Pursuant to the requirements of the Securities Act of 1933, as amended, Warner-Lambert Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Morris Plains, New Jersey, on April 19, 1999.

                                            WARNER-LAMBERT COMPANY
                                                 (Registrant)

                                By:  /s/ MELVIN R. GOODES
                                     -----------------------------------------
                                     Name: Melvin R. Goodes
                                     Title: Chairman of the Board and
                                     Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
     /s/ MELVIN R. GOODES         Chief Executive Officer
------------------------------    (Principal Executive        April 19, 1999
       Melvin R. Goodes           Officer) and Director

                                Vice President and Chief
     /s/ ERNEST J. LARINI         Financial Officer
------------------------------    (Principal Financial        April 19, 1999
       Ernest J. Larini           Officer)

     /s/ JOSEPH E. LYNCH        Vice President and
------------------------------    Controller (Principal       April 19, 1999
       Joseph E. Lynch            Accounting Officer)

      /s/ ROBERT N. BURT
------------------------------  Director                      April 19, 1999
        Robert N. Burt

     /s/ DONALD C. CLARK
------------------------------  Director                      April 19, 1999
       Donald C. Clark

  /s/ LODEWIJK J.R. DE VINK
------------------------------  Director                      April 19, 1999
    Lodewijk J.R. de Vink

     /s/ JOHN A. GEORGES
------------------------------  Director                      April 19, 1999
       John A. Georges

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

   /s/ WILLIAM H. GRAY III
------------------------------  Director                      April 19, 1999
     William H. Gray III

    /s/ WILLIAM R. HOWELL
------------------------------  Director                      April 19, 1999
      William R. Howell

 /s/ LASALLE D. LEFFALL, JR.,
             M.D.
------------------------------  Director                      April 19, 1999
LaSalle D. Leffall, Jr., M.D.

     /s/ GEORGE A. LORCH
------------------------------  Director                      April 19, 1999
       George A. Lorch

      /s/ ALEX J. MANDL
------------------------------  Director                      April 19, 1999
        Alex J. Mandl

     /s/ LAWRENCE G. RAWL
------------------------------  Director                      April 19, 1999
       Lawrence G. Rawl

    /s/ MICHAEL I. SOVERN
------------------------------  Director                      April 19, 1999
      Michael I. Sovern